UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Citrix Systems, Inc.

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Dear Shareholder:	April 20, 2018

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Citrix Systems, Inc. to be held on Wednesday, June 6, 2018 at 4:00 p.m. Eastern time, at our offices at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, United States.

At the 2018 Annual Meeting, the agenda includes: (1) the election of eight directors for one-year terms; (2) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; and (3) an advisory vote to approve the compensation of our Named Executive Officers. The Board of Directors unanimously recommends that you vote FOR the election of the director nominees and FOR each of the other matters.

All shareholders are cordially invited to attend the 2018 Annual Meeting in person. We are providing proxy material access to our shareholders via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. Details regarding the matters to be acted upon at this 2018 Annual Meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail. Please give the proxy materials your careful attention.

You may vote via the Internet or by telephone by following the instructions on your Notice of Internet Availability and on that website. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the 2018 Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Very truly yours,

ANTONIO G. GOMES

Senior Vice President, General

Counsel and Secretary

CITRIX SYSTEMS, INC. | 2018 PROXY STATEMENT

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 4:00 p.m. Eastern Time on Wednesday, June 6, 2018

To the Shareholders of Citrix Systems, Inc.:

The 2018 Annual Meeting of Shareholders of Citrix Systems, Inc., a Delaware corporation, will be held on Wednesday, June 6, 2018, at 4:00 p.m. Eastern time, at our offices at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, United States for the following purposes:

1.	to elect eight members to the Board of Directors, each to serve for a one-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018;

3.	to hold an advisory vote on the compensation of our Named Executive Officers; and

4.	to transact such other business as may properly come before the 2018 Annual Meeting or any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of eight directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any shareholder.

Only shareholders of record at the close of business on April 9, 2018 are entitled to notice of and to vote at the 2018 Annual Meeting and at any adjournment or postponement thereof.

All shareholders are cordially invited to attend the 2018 Annual Meeting in person. To assure your representation at the 2018 Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and which instructions are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice of Internet Availability and in this Proxy Statement. If you attend the 2018 Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement and our Annual Report to Shareholders are available for viewing, printing and downloading at investors.citrix.com/annual-reports.

By Order of the Board of Directors,

ANTONIO G. GOMES Senior Vice President, General Counsel and Secretary

Fort Lauderdale, Florida

April 20, 2018

WHETHER OR NOT YOU PLAN TO ATTEND THE 2018 ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL.

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

PROXY STATEMENT

For the 2018 Annual Meeting of Shareholders

To Be Held on June 6, 2018

April 20, 2018

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Citrix Systems, Inc., a Delaware corporation, for use at the 2018 Annual Meeting of Shareholders to be held on Wednesday, June 6, 2018 at 4:00 p.m. Eastern time, at our offices at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, United States, or at any adjournments or postponements thereof. An Annual Report to Shareholders, containing financial statements for the year ended December 31, 2017, and this Proxy Statement are being made available to all shareholders entitled to vote at the 2018 Annual Meeting. This Proxy Statement and the form of proxy were first made available to shareholders on or about April 20, 2018.

The purposes of the 2018 Annual Meeting are to:

•	elect eight directors for one-year terms;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018;

•	hold an advisory vote to approve the compensation of our Named Executive Officers; and

•	to transact such other business as may properly come before the 2018 Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 9, 2018, which we refer to as the record date, will be entitled to receive notice of and to vote at the 2018 Annual Meeting. As of that date, 137,172,787 shares of our common stock, $0.001 par value per share, were issued and outstanding. Shareholders are entitled to one vote per share on any proposal presented at the 2018 Annual Meeting. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 by following the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail and which are also provided on that website; or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card. If you attend the 2018 Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

(a)	filing with our Secretary, before the taking of the vote at the 2018 Annual Meeting, a written notice of revocation bearing a later date than the proxy;

(b)	properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities;

(c)	duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the 2018 Annual Meeting; or

(d)	attending the 2018 Annual Meeting and voting in person (although attendance at the 2018 Annual Meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be sent so as to be delivered to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, before the taking of the vote at the 2018 Annual Meeting.

2018 Proxy Statement	1

The representation in person or by proxy of at least a majority of the outstanding shares of our common stock entitled to vote at the 2018 Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes (discussed below) are counted as present or represented for purposes of determining the presence or absence of a quorum for the 2018 Annual Meeting. When a quorum is present at any meeting of shareholders, the holders of a majority of the stock present or represented and voting on a matter shall decide any matter to be voted upon by the shareholders at such meeting, except when a different vote is required by express provision of law, our amended and restated certificate of incorporation (as amended and currently in effect, our “Certificate of Incorporation”) or our amended and restated bylaws (as currently in effect, our “Bylaws”).

For Proposal 1 (the election of eight directors), each nominee shall be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any director who fails to receive the required number of votes for his or her re-election is required to submit his resignation to the Board of Directors. Our Nominating and Corporate Governance Committee (excluding any director nominee who failed to receive the required number of votes) will promptly consider any such director’s resignation and make a recommendation to the Board of Directors as to whether such resignation should be accepted. The Board of Directors is required to act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the shareholder vote for the 2018 Annual Meeting.

For each of Proposal 2 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018), and Proposal 3 (the advisory vote to approve the compensation of our Named Executive Officers), an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

Broadridge Financial Solutions will tabulate the votes at the 2018 Annual Meeting. The vote on each matter submitted to shareholders will be tabulated separately.

Broker non-votes are shares held by a nominee (such as a bank or brokerage firm) which, although counted for purposes of determining a quorum, are not voted on a particular matter because voting instructions have not been received from the nominees’ clients (who are the beneficial owners of such shares). Under national securities exchange rules, nominees who hold shares of common stock in street name for, and have transmitted our proxy solicitation materials to, their customers but do not receive voting instructions from such customers, are not permitted to vote such customers’ shares on non-routine matters. Proposal 2 is considered a routine matter and nominees therefore have discretionary voting power as to Proposal 2. For non-routine matters, these broker non-votes shall not be counted as votes cast and therefore will have no effect on Proposals 1 and 3. Similarly, abstentions are not counted as votes cast and thus will have no effect on any proposal.

The persons named as attorneys-in-fact in the proxies, David J. Henshall and Andrew H. Del Matto, were selected by the Board of Directors and are officers of Citrix. All properly executed proxies submitted in time to be counted at the 2018 Annual Meeting will be voted by such persons at the 2018 Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR Proposal 1 (the election of each of the director nominees), FOR Proposal 2 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018), and FOR Proposal 3 (the advisory vote to approve the compensation of our Named Executive Officers).

Aside from the proposals included in this Proxy Statement, our Board of Directors knows of no other matters to be presented at the 2018 Annual Meeting. If any other matter should be presented at the 2018 Annual Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our Certificate of Incorporation or our Bylaws to any shareholder with respect to any of the matters proposed to be voted on at the Annual Meeting.

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Proxy Highlights

This summary should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2017 and the entire Proxy Statement.

Continued Transformation – Acceleration to the Cloud

Our mission is to power a world where people, organizations and things are securely connected and accessible to make the extraordinary possible. We help customers reimagine the future of work by providing a comprehensive secure digital workspace that unifies the apps, data and services people need to be productive, and simplifies IT’s ability to adopt and manage complex cloud environments.

To further our mission, we are focused on three strategic initiatives. First, we are accelerating our transformation to build cloud services across our entire portfolio to speed up the delivery of our innovation and simplify customer adoption. Second, we are unifying our sector-leading product technologies into a Secure Digital Workspace, both on premise and in the cloud, to create a better end-user experience and simplified control for IT. Finally, we are expanding into new areas to help our customers meet the demands of the future, while driving incremental growth opportunities for Citrix in areas such as security, analytics and the secure digital perimeter. We believe that these strategic initiatives will position Citrix for even greater success in the years ahead, driving greater value for our customers and shareholders.

We took critical steps during 2017 to accelerate our business transformation and further our strategic initiatives. In January 2017, we completed the separation of our GoTo business and its subsequent merger with LogMeIn, Inc., which resulted in a tax efficient distribution of LogMeIn shares to our shareholders valued at approximately $2.9 billion upon the closing of the transaction. Also during 2017, we further streamlined our product portfolio, reorganizing our product business units into functional engineering and product teams, recruiting talented engineering and product leaders with significant cloud experience, and setting a new product strategy focused on security and analytics, all while driving greater innovation and operating efficiency improvements in delivering the integrated solutions that our customers need.

2018 Proxy Statement	3

In October 2017, we reiterated our commitment to accelerate our transformation to a cloud-based subscription business and outlined our multi-year business initiatives:

•	Moving to a subscription business model, exiting 2020 with at least 40% of total revenue coming from subscriptions

•	More than 60% of our new bookings coming from Citrix Cloud subscriptions in 3 years

•	A balanced and efficient financial model with revenue growth of more than 4%, trending upward, and adjusted operating margins of at least 33%

•	Return about $2 billion of capital to our shareholders by the end of fiscal year 2018

Chief Executive Officer Transition and Role of our Executive Chairman

We made important progress under the leadership of our former President and Chief Executive Officer, Kirill Tatarinov, who helped position us for the next phase of our transformation. By the middle of 2017, our Board of Directors recognized the importance and opportunity to accelerate our transformation to a cloud-based subscription business with a commitment to operational efficiency and value creation. In July 2017, the Board of Directors and Mr. Tatarinov reached a mutual separation decision. Mr. Tatarinov did not receive any benefits beyond those provided under his existing employment agreement with the company, and as a result, Mr. Tatarinov forfeited his 2017 executive variable cash compensation award, which could have resulted in a payout of up to $2,500,000, 16,842 service-based restricted stock units, and up to 358,574 performance-based restricted stock units as a result of the pro-rating of his outstanding performance-based restricted stock units. See Potential Payments upon Termination or Change in Control – Former President and Chief Executive Officer beginning on page 74 for a discussion of Mr. Tatarinov’s separation benefits.

In July 2017, the Board of Directors determined that David J. Henshall, who was serving as our Executive Vice President, Chief Operating Officer and Chief Financial Officer, with almost fifteen years of deep operational experience at Citrix, was the right leader to drive our strategy and accelerate our transformation and appointed him as President and Chief Executive Officer and a member of the Board of Directors.

Mr. Calderoni continues in the role of Executive Chairman to ensure continuity of leadership as we continue our transformation. Mr. Calderoni’s experience leading a software company through a transition of its legacy business to a cloud-based subscription business gives him the operational skills, experience and judgment necessary to oversee the execution of our strategic plan and to help drive our transition to the cloud.

While the roles of President and Chief Executive Officer and Executive Chairman continue to have distinct responsibilities, as planned by our Board of Directors, Mr. Calderoni will continue as Executive Chairman through the end of 2018 and then is expected to serve as a non-employee director thereafter.

See Individual Executive Compensation Decisions beginning on page 57 for a discussion of Messrs. Calderoni’s, Henshall’s and Tatarinov’s compensation arrangements.

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The following timeline summarizes our business transformation and CEO transition during 2017:

2017 Business Highlights

Our transformational efforts led to the following performance in 2017 (from continuing operations):

•	3% increase in annual revenue to $2.82 billion compared to 2016, including a record number of deals over one million dollars

•	Software as a service revenue increased 31% compared to 2016

•	Mix of subscription bookings as a percent of total product bookings grew to 27%, compared to 14% in 2016

•	$1.86 billion in deferred revenue, an 11% increase from the prior year

•	Increased cash flow to $964 million

The charts below show our revenue, earnings per share and operating cash flow for each of the last three fiscal years, calculated in accordance with generally accepted accounting principles in the United States, or GAAP.

(1)

Decrease in earnings per share was primarily due to an increase in tax expense as a result of $429 million (or $2.76 per diluted share) in charges related to the estimated impact from the enactment of the U.S. Tax Cuts and Jobs Act that was signed on December 22, 2017. The impacts of the U.S. Tax Cuts and Jobs Act may differ from this estimate, and the estimated charges may accordingly be adjusted over the course of 2018.

2018 Proxy Statement	5

Our total cash returned to shareholders for the past four years has been strong. During 2017, we repurchased 15.5 million shares of our common stock at an average price of $81 per share.

As illustrated in the graph below, our total shareholder return, or TSR, over the five-year period ended on December 31, 2017 was approximately 69%.

For the purpose of this graph, the distribution of LogMeIn common stock to our shareholders in connection with the separation of our GoTo business and subsequent merger with LogMeIn is treated as a non-taxable cash dividend of $18.59 (equal to the opening price of LogMeIn common stock on February 1, 2017 multiplied by .1718 of a share of LogMeIn common stock). Such amount was deemed reinvested in Citrix common stock at the closing price on February 1, 2017 using the daily dividend reinvestment methodology. Other financial data providers may use different methodologies to adjust for the GoTo separation, which may produce different results.

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Executive Compensation Highlights

Concept	Implementation
Link executive annual target compensation directly with company performance

•   To provide direct alignment with returns to shareholders and incentives to drive long-term success, target compensation(1) for our Named Executive Officers(2) was:

•   54%, on average, performance-based(3)

•   91%, on average, at risk(4)

Payout opportunity levels for our executive variable cash compensation plan should motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure to under-performance of these objectives

•  In 2017, each executive officer’s variable cash compensation plan award was based 100% on the achievement of objective financial operating targets consistent with our corporate operating plan

•  Based on 2017 company performance, variable cash compensation plan awards for 2017 paid 80.77% of the target amount

•  Over the past nine years, our variable cash compensation plan awards have paid out between 58.8% and 160.9% and paid above 100% less than half of the time

Our shareholders seek long-term total shareholder return and our executives should share that goal	• At least 50% of annual equity awards to executive officers are awarded as performance-based RSUs; and for 2017, these annual awards vest based on a relative total shareholder return metric(5)

Our compensation program should be tailored to the specific challenges facing the company and the company’s strategic initiatives at any given time

•  Each year, our variable cash compensation plan and performance-based equity awards granted to executive officers are designed to fit our strategic and operational initiatives and reflect feedback we receive from our shareholders

(1)	Includes 2017 base salary and target variable cash compensation, both in effect at the end of 2017, and the grant date fair value of equity compensation granted in 2017 (other than the performance-based awards granted in August 2017 for retention purposes as described herein, which are valued based on the closing price of our common stock on the last business day of fiscal 2017).
(2)	Excludes our Executive Chairman and Mark J. Ferrer, our Executive Vice President and Chief Revenue Officer, who joined Citrix in October 2017.
(3)	Performance-based compensation includes target variable cash compensation and performance-based RSUs granted in 2017.
(4)	At risk compensation includes target variable cash compensation and equity compensation granted in 2017.
(5)	Excludes performance-based awards granted in August 2017 for retention purposes.

See Individual Executive Compensation Decisions beginning on page 57 for further details regarding our Named Executive Officers’ compensation.

Governance Highlights

The following summary of our governance policies and facts highlights our commitment to governance practices that protect shareholder rights:

✓	Proxy Access	✓	Long-standing commitment to corporate responsibility
✓	Eliminated classified Board of Directors	✓	Stock ownership guidelines for executive officers and directors
✓	Majority voting for director elections	✓	Policies prohibiting hedging, short selling and pledging of our common stock
✓	Lead independent director	✓	Commitment to evolving and diversifying our Board of Directors
✓	Active shareholder engagement	✓	Independent directors regularly meet without management present
✓	Annual Board self-assessment process	✓	Board oversight of risk management
✓	Executive compensation recovery policy	✓	Annual say-on-pay vote

2018 Proxy Statement	7

Shareholder Engagement

Our Board of Directors welcomes the views and insights of our shareholders and conducts an annual outreach effort to connect with our larger shareholders in order to ensure open lines of communication. Further, our executives regularly engage with shareholders to better understand their perspective on a wide range of strategy, business and governance issues.

In 2017, we reached out to our largest shareholders and proxy advisory firms to understand their perspectives and discuss our governance and executive compensation policies. As a result, we held meetings in early 2018 with institutional shareholders and proxy advisory firms representing over 31% of Citrix’s outstanding common stock, including our shareholders that we believe follow or are heavily influenced by the proxy advisory firms. These shareholder meetings covered a wide range of topics, including corporate governance practices such as proxy access, board composition and diversity, employee diversity and inclusion programs, sustainability, succession planning, CEO compensation and our executive compensation program, including our long-term equity incentive program and shareholder expectations regarding pay ratio disclosure, and other matters of shareholder interest. Nanci E. Caldwell, the Chairperson of our Compensation Committee and a member of our Nominating and Corporate Governance Committee, participated in each meeting along with senior executives of the company.

Members of the leadership team, the Chairperson of our Compensation Committee, and other members of our Board of Directors who participate in shareholder engagement meetings regularly share shareholder feedback with relevant Board committees and the full Board of Directors. In general, feedback from our shareholders regarding our compensation programs and corporate governance practices is positive. The Board of Directors carefully considers the feedback from shareholders and has implemented their feedback into our executive compensation and corporate governance practices, including:

•	increasing our focus on our diversity and inclusion initiatives, including diversity of our Board of Directors;

•	adopting proxy access (as described under the heading Proxy Access below); and

•	implementing an operational performance metric for our 2018 annual performance-based equity awards.

We believe it is important to continue to engage with our shareholders on a regular basis to understand their perspectives and to give them a voice in shaping our governance and executive compensation policies and practices.

Proxy Access

During our discussions with shareholders regarding proxy access, we received the following feedback:

•	shareholders generally support proxy access and encouraged us to adopt it;

•	shareholders had slightly differing opinions regarding the specific terms under which proxy access should be adopted, but shareholders generally recommended that we review and follow proxy access bylaws recently adopted by other public companies; and

•	shareholders recommended against adopting a proxy access bylaw that incorporated unnecessarily burdensome procedural hurdles or other restrictions.

Following this feedback, our Board of Directors amended our Bylaws in March 2018 to implement proxy access. As amended, our Bylaws permit a shareholder, or a group of up to twenty shareholders, owning three percent or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to two individuals, or 20% of the Board of Directors, whichever is greater, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws.

Our Nominating and Corporative Governance Committee, in recommending to the Board of Directors the adoption of bylaws that implement proxy access, considered a number of factors including:

•	market trends;

•	peer company data;

•	Citrix’s governance profile;

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•	feedback from shareholders;

•	pros and cons of adopting proxy access;

•	the voting policies of proxy advisory firms;

•	consultation with outside advisors; and

•	alternative construction of proxy access bylaw provisions.

Our Board of Directors

The following table provides summary information about each director nominee and the standing committees on which they will serve effective immediately following our 2018 Annual Meeting. Each director will be elected for a one-year term. As part of our regular Board evolution, as announced in April 2018, Godfrey R. Sullivan and Graham V. Smith will not be standing for re-election at the 2018 Annual Meeting. Mr. Sullivan and Mr. Smith each advised the company that the decision to not stand for re-election did not involve any disagreement with the company. Our Nominating and Corporate Governance Committee is actively conducting a director search. Following the appointment of a new director, our Committees will be reconstituted to reflect the new board composition.

(1)	Currently, Mr. Sullivan serves as the Chairman of our Nominating and Corporate Governance Committee. Mr. Sullivan is not standing for re-election at the 2018 Annual Meeting.
(2)	Currently, Graham V. Smith and Godfrey R. Sullivan serve as members of our Compensation Committee. Mr. Smith and Mr. Sullivan are not standing for re-election at the 2018 Annual Meeting.

2018 Proxy Statement	9

Messrs. Sullivan and Smith, who are not standing for re-election at the 2018 Annual Meeting, are included in the diagrams above.

Voting Matters

The proposals to be considered at the 2018 Annual Meeting are as follows:

		Board recommendation	See page number for more detail

PROPOSAL 1	Election of Directors	FOR each Nominee	87

PROPOSAL 2	Ratification of Appointment of Independent Registered Public Accounting Firm for 2018	FOR	88

PROPOSAL 3	Advisory Vote to Approve the Compensation of our Named Executive Officers (Say-on-Pay)	FOR	89

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Part 1 Corporate Governance

Corporate Governance Cycle

Our Board of Directors welcomes the views and insights of our shareholders, and we actively engage with our shareholders as part of our annual corporate governance cycle shown below:

Independence of Members of Our Board

Our Board of Directors has determined that eight of our directors (Ms. Caldwell, Mr. Cohn, Mr. Daleo, Mr. Demo, Dr. Gopal, Mr. Sacripanti, Mr. Smith, and Mr. Sullivan) are independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC, or Nasdaq, and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Furthermore, our Board of Directors has determined that each member of each of our regular standing committees of the Board of Directors is independent within the meaning of Nasdaq’s and the SEC’s director independence standards. In making this determination, our Board of Directors solicited information from each of our directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving Citrix, was involved in a debt relationship with Citrix or received personal benefits outside the scope of such person’s normal compensation. The Board of Directors determined that each of Mr. Calderoni, who is currently serving as our Executive Chairman, and Mr. Henshall, who is currently serving as our

President and Chief Executive Officer, is not independent within these definitions. Our Board of Directors considered the responses of our directors, and independently considered the commercial agreements, acquisitions, and other material transactions entered into by Citrix during 2017.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to select the appropriate leadership structure based on the specific needs of our business and the best interests of our shareholders. Our Corporate Governance Guidelines set forth our general policy that the positions of Chairperson of the Board of Directors and Chief Executive Officer will be held by different persons. In certain circumstances, however, our Board of Directors may determine that it is in our best interests for the same person to hold the positions of Chairperson and Chief Executive Officer, or, in the case of Mr. Calderoni’s appointment as Executive Chairman in July 2015, for the position of Chairperson to also be an executive role. In such event, the Board of Directors will appoint an independent member of our Board of Directors

2018 Proxy Statement	11

as the Lead Independent Director, which is currently Nanci E. Caldwell. Our general policy is that the position of Chairperson or Lead Independent Director, as the case may be, will be held by an independent member of our Board of Directors. The Chairperson or Lead Independent Director, as the case may be, will preside at executive sessions of the independent directors and will have such further responsibilities as the full Board of Directors may designate from time to time.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least four times a year following regularly scheduled in-person meetings of our Board of Directors. Executive sessions do not include Messrs. Calderoni and Henshall, and the Lead Independent Director of our Board of Directors, Ms. Caldwell, is responsible for chairing the executive sessions.

Executive Succession

Executive succession is regularly reviewed and discussed by our Board of Directors in Board meetings and in executive sessions of the Board of Directors. At least one Board meeting each year is focused on human capital, including formal reviews of executive talent, organizational structure and succession planning for the role of Chief Executive

Officer and other senior executive roles. In these sessions, among other things, our Board of Directors reviews the assumptions, processes and strategy for various succession events and reviews potential internal and external successor candidates. Potential external candidates may also be identified as part of this process. The Board of Directors’ goal is to have a long-term and continuing program for effective executive development and succession and to be prepared for both short-term unexpected loss of a key leader and permanent transitions. During 2017, our Board of Directors promoted David J. Henshall, our then Executive Vice President, Chief Operating Officer and Chief Financial Officer, to the roles of President and Chief Executive Officer.

Considerations Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of our Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors.

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The Nominating and Corporate Governance Committee also may consider numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	an understanding of and experience in software, hardware or services, technology, accounting, governance, finance and/or marketing;

•	leadership experience with public companies or other major complex organizations;

•	experience on another public company board; and

•	the specific needs of our Board of Directors and the committees of our Board of Directors at that time.

Our Board of Directors believes that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning board and will enhance the quality of the Board of Director’s deliberations and decisions. As a result, the Nominating and Corporate Governance Committee will consider the diversity of background and experience of a director nominee (such as diversity of knowledge, skills, experience and expertise) as well as diversity of personal characteristics (such as diversity of gender, race, ethnicity, culture, thought and geography) among its members in the overall context of the composition of the Board of Directors. The Nominating and Corporate Governance Committee and the Board of Directors discuss the composition of our Board of Directors, including diversity of background and experience, as part of the annual Board of Directors evaluation process.

Process for Identifying and Evaluating Director Nominees

Our Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate. Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management and the other directors, through the use of search firms or other advisers, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee gathers information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Director’s approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors. The Executive Chairman assists the Nominating and Corporate Governance Committee with Board composition and evolution planning, including review of committee memberships.

Board Evaluation Program

Our Board of Directors annually undertakes an evaluation process. In early 2018, our Board of Directors, with the assistance of an outside advisor, conducted one-on-one interview discussions to assess the Board’s performance and how to best serve the interest of our shareholders in the future. These one-on-one interview discussions focused on an assessment of the structure, composition, processes, roles, relationships and culture of our Board of Directors and its committees. The interview discussions also addressed appropriate Board size, committee composition and the functional, business and organizational skills that may be required of future Board members, executive succession, and perspectives on long-term corporate strategy. The results of the evaluation were shared with the Executive Chairman and Lead Independent Director, and discussed in executive session with the full Board of Directors present.

Procedures for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by our shareholders. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the procedures described below.

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Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the Proxy Statement was delivered to shareholders in connection with our preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	name and address of the shareholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	number of shares of our capital stock that are owned beneficially and held of record by such shareholder and such beneficial owner;

•	name of the individual recommended for consideration as a director nominee;

•	all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including the recommended candidate’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if approved by our Board of Directors and elected; and

•	a written statement from the shareholder making the recommendation stating why such recommended candidate meets Citrix’s criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of our Secretary by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 337-0314

Attn: Secretary of Citrix Systems, Inc.

Our Secretary will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement for being considered for nomination to our Board of Directors, a candidate will need to comply with the following minimum procedural requirements:

•	a candidate must undergo a comprehensive private investigation background check by a qualified firm of our choosing;

•	a candidate must complete a detailed questionnaire regarding his or her experience, background and independence;

•	a candidate must submit to the Board of Directors his or her written consent to serve as director if elected; and

•	a candidate must submit to our Board of Directors a statement to the effect that (1) if elected, he or she will tender promptly following his or her election an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election, and (2) upon acceptance of his or her resignation by our Board of Directors, in accordance with our Corporate Governance Guidelines, he or she shall resign as a member of the Board of Directors.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to our Board of Directors.

Our Bylaws also provide that shareholders satisfying certain requirements, including ownership and holding period requirements with respect to our common stock, may nominate directors for potential inclusion in our Proxy Statement. See Proxy Access beginning on page 8 and Additional Information — Shareholder Proposals beginning on page 90 for further information.

Policy Governing Director Attendance at Annual Meetings of Shareholders

We conduct an annual meeting of shareholders, and all directors are offered the opportunity to attend at our expense. No members of our Board of Directors attended our annual meeting of shareholders held in June 2017.

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Code of Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, which we refer to as our Code of Business Conduct and which applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

A copy of our Code of Business Conduct may also be obtained, free of charge, upon a request directed to: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of our Code of Business Conduct, to the extent required by rules and regulations, that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, available at http://www.citrix.com/about/governance.html. For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.citrix.com/about/governance.html.

Risk Oversight

Assessing and managing risk is the responsibility of Citrix’s management. Our Board of Directors oversees and reviews certain aspects of our risk management efforts.

Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Among other areas, the Board of Directors is directly involved in overseeing risks related to our overall corporate strategy, including product, go-to-market and sales strategy, executive officer succession, cybersecurity, business continuity, crisis preparedness and competitive and reputational risks.

The committees of the Board of Directors execute their oversight responsibility for risk management as follows:

•	The Audit Committee has responsibility for overseeing our internal financial and accounting controls, work performed by our independent registered public accounting firm and our internal audit function. As part of its oversight function, the Audit Committee regularly reviews the policies and processes by which our exposure to certain significant areas of risk is assessed and managed. The Audit Committee also regularly discusses with management and our independent registered public accounting firm our major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures. The Audit Committee also oversees cybersecurity risks and reports to the full Board of Directors on such matters, which includes resourcing for the company’s IT and Security team and key aspects of operational security, policies and training, incident response and insurance for cyber-related risks. In addition, we have, under the supervision of the Audit Committee, established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our Audit Committee.

•	The Finance Committee is responsible for overseeing risks related to our investments, financing activities, capital allocation strategies and world-wide insurance programs

•	The Compensation Committee is responsible for ensuring that our compensation practices are consistent with our overall philosophy and drive the intended outcomes, overseeing risks related to our cash and equity-based compensation programs and practices, and evaluating whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix. For a detailed discussion of our efforts to manage compensation-related risks, see Compensation-Related Risk Assessment below.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of our Board of Directors and its committees, our corporate governance and certain areas of regulatory compliance. In this regard, the Nominating and Corporate Governance Committee conducts an annual evaluation of the Board of Directors and its committees, plans for Board member and executive officer succession, reviews transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties for conflicts of interest, and annually reviews our most significant compliance policies and compliance training

2018 Proxy Statement	15

program. The Nominating and Corporate Governance Committee also periodically reviews reputational, intellectual property and litigation-related risks with management.

In addition to the risk oversight work of the committees as described above, the full Board of Directors oversees the company’s product security risks to assess risks to our corporate and product segment strategies. As part of these efforts, the Board of Directors receives periodic in-person updates concerning management’s efforts to address product security risks through the implementation of security development frameworks across all phases of the software development process. These updates include an assessment of management’s overall secure engineering and product security programs, as well as a status report on management’s efforts to identify and address potential product vulnerabilities through threat modeling, vulnerability detection and analysis, and remediation tracking.

We maintain a risk management program to identify, scope, communicate and manage risks across Citrix. As part of this program, our Internal Audit team, acting with executive sponsorship, facilitates a cross-functional engagement process that assesses and prioritizes risks that we face and monitors certain of our risk management programs. The Audit Committee receives a report concerning our risk management efforts on a regular basis.

Compensation-Related Risk Assessment

We believe that our executive officer and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on our business. In particular, the Compensation Committee considered the following aspects of our compensation plans and policies when evaluating these areas:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	Our Board of Directors annually approves a corporate operating plan with goals that it believes are appropriate and reasonable in light of past performance and current market opportunities. Our corporate operating plan is the basis for the performance targets in our annual variable cash compensation plans.
•	For our executive variable cash compensation plans, awards are based on the achievement of at least two objective performance measures, thus diversifying the risk associated with any single indicator of performance.

•	For our variable cash compensation plans, we select performance measures that we believe are less susceptible to manipulation (for example, non-GAAP operating margin) than other performance measures that we could select (for example, non-GAAP earnings per share).

•	We model amounts payable under proposed variable cash compensation plan structures against various scenarios and assess those payouts as a percentage of non-GAAP earnings per share, non-GAAP corporate operating income and other variables to ensure that our framework appropriately balances pay versus return to shareholders.

•	All of our executive and corporate variable cash compensation plans are capped at 200% of target awards so as to prevent award payments in excess of specific returns to the business and our shareholders, even if we dramatically exceed our performance or financial targets.

•	Assuming achievement of a threshold level of performance, payouts under our performance-based plans if target performance metrics are not achieved result in compensation at levels below full target achievement, rather than an “all-or-nothing” approach, which could engender excessive risk taking.

•	We implemented a performance-based restricted stock unit program for 2017, which awards our executive officers with restricted stock units based primarily on the compounded annual total return to shareholders measured on a relative basis over a three-year period, thereby providing executive officers with strong incentives to increase shareholder value over the long-term. This program has been capped at 200% of target awards to prevent excessive compensation even if we dramatically outperform our goals.

•	No opportunities for non-qualified deferrals of compensation were offered to our executive officers in 2017 and none will be offered in 2018.

•	The Compensation Committee, or in the case of our President and Chief Executive Officer, the entire Board of Directors, determines achievement levels under our variable cash compensation plan and performance-vesting restricted stock unit awards after reviewing the company’s performance.

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•	Our executive stock ownership policy requires executives to hold significant levels of stock, which aligns an appropriate portion of their personal wealth to our long-term performance.

Corporate Responsibility

At Citrix, we are committed to improving the lives of our employees, customers, partners, shareholders, and the communities in which we live and work. We believe that a strong focus on corporate responsibility and conducting our business in an ethical, transparent and accountable way generates value for all our stakeholders.

Our approach to corporate responsibility encompasses the following initiatives: Sustainability, Supply Chain Oversight, Trust, Diversity and Inclusion and Social Impact.

Sustainability. We build sustainability-enabling products and services. Our technology gives people the opportunity to work and share information from anywhere on any device. Using our technology, our customers become less reliant on equipment, paper and commuter time.

For example, Citrix technology helps customers achieve their sustainability goals, including;

•	Minimize the number of physical servers they have, drastically reducing energy consumption;

•	Broaden client device options to include more low power alternatives such as thin clients and tablets;

•	Safely and securely store unlimited files in the cloud, reducing paper, printing and postage needs; and

•	Provide remote access to applications, programs, data, and collaboration tools, to reduce environmental cost associated with commuting, office space usage and team travel.

While our biggest opportunity to impact the sustainability of our communities is through our products and services, we are also investing in best practices to reduce our energy footprint. For example, we have programs designed to reduce our carbon footprint and have invested in sustainable design features and green operations in many of our offices.

Supply Chain Oversight. We are committed to advancing supply chain responsibility and strive to enhance transparency and promote greater accountability in our own operations and with our suppliers. Citrix outsources product manufacturing and recycling to suppliers and vendors that follow the highest environmental standards in the industry, such as ISO 14001. Further, we require our suppliers to adopt a policy of responsible sourcing. We also prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold (also known as “conflict minerals”) that funds conflict in the Democratic Republic of the Congo (DRC) and adjoining countries, and we require that our suppliers source such minerals from socially responsible suppliers. Additionally, we participate in organizations focused on conducting operations in a socially and environmentally responsible manner, including organizations that support social, environmental and ethical responsibility in the electronics industry supply chain.

Trust. Our relationship with our more than 400,000 customers is built on trust. For over 30 years, enterprises have relied on our solutions because of our dedication to reliability and security. Additionally, we believe that by committing to core data privacy principles, including transparency and accountability, we build on the long-standing trust we’ve earned with our customers, partners and employees. To help earn that trust, we continue to design our products and services in a way that advances our customers’ security and privacy posture – including helping customers prepare for the arrival of the EU’s General Data Protection Regulation.

Diversity and Inclusion. At Citrix, diversity and inclusion is about leveraging the positive power of human difference. We foster a culture of different backgrounds, beliefs and capabilities to create a positive corporate culture that fuels innovation and creates value for our employees, customers, partners and shareholders. We have incorporated diversity and inclusion into our policies and practices, education and events, and executive and community programs, which include:

•	Executive Oversight Committee: Provides guidance, sponsorship, and thought leadership for company-wide diversity and inclusion initiatives

•	Talent Acquisition and Workforce Strategies Team: Employee-run committee focused on diversity and inclusion initiatives that support our values and culture

•

Attracting, Retaining and Engaging Talent: A number of programs and initiatives enhance the diversity and inclusion experience for employees, including: expanding global parental leave benefits; establishing gender transition and identity resources and benefits;

2018 Proxy Statement	17

extending U.S. holiday observances to include Martin Luther King Day and Veterans Day; implementing a salary history ban to promote gender pay equality and implementing a formal mentoring program for employees

•	Employee Resource Groups: 15 employee-run groups address career development, mentoring, advocacy, and networking for groups such as women, LGBTQ, veterans and black professionals

•	Community Programs: Supporting and sponsoring diversity-focused scholarships, as well as programs designed to support women veterans and disabled workers in pursuit of a computer science career

•	Metrics: Leveraging industry benchmarks and third-party data to better analyze our workforce representation, hiring and retention trends, and workforce composition to identify focus areas and improvement opportunities

•	Executive and Employee Training: Offering a number of inclusion, diversity and unconscious bias programs for senior leaders and employees

•	External Website: Highlighting our diversity and inclusion mission statement, metrics, programs and achievements in a dedicated section on Citrix.com, for customers, partners, shareholders and potential employees

We have been publicly recognized for our commitment to inclusion and diversity initiatives. Most recently, in both 2016 and 2017, Citrix was designated as one of the “Best Places to Work for LGBT Equality” by the Human Rights Campaign Foundation and received a score of 100 percent on the foundation’s Corporate Equality Index survey.

Further, to ensure that our President and Chief Executive Officer drives a diverse and inclusive culture, as part of our President and Chief Executive Officer’s annual evaluation, he is evaluated on, among other things, his leadership of the business, which includes driving a diverse and inclusive culture.

Board diversity is also a top priority at Citrix. We believe that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning Board and will enhance the quality of the Board’s deliberations and decisions. As a result, the Nominating and Corporate Governance Committee of our Board considers the diversity of background and experience of a director nominee inclusive of diversity of knowledge, skills, experience and expertise, as well as, diversity of personal characteristics, such as diversity of gender, race, ethnicity, culture, thought and geography among its members in the overall context of the composition of the Board as documented in our Corporate Governance Guidelines and our Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee and the Board discuss the composition of our Board, including diversity of background and experience, as part of the annual Board evaluation process.

Social Impact. We strive to be a good corporate citizen and support the communities in which we live and work. We are proud of our robust corporate giving program. We are even more proud of our generous employees, and we support their generosity through our charitable match program and our “day of impact” worldwide volunteer program.

During 2017, together, we

•	Served 1,058 charities in 29 countries through volunteer work and donations by our employees

•	Contributed $1,769,242 USD in total community investment, including employee donations, which were matched by Citrix

•	Contributed 30,343 volunteer hours to charities that serve low income communities with a focus on education programs, environmental stewardship, health services, and disaster relief

For more information about corporate responsibility efforts, please refer to our website at https://www.citrix.com/about/.

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Policy Governing Shareholder Communications with our Board

Our Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

•	For communications directed to our Board of Directors as a whole, security holders may send such communications to the attention of the Executive Chairman of the Board of Directors by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairperson of the Board of Directors, c/o Secretary

By facsimile to: (954) 337-0314

Attn: Chairperson of the Board of Directors, c/o Secretary

•	For security holder communications directed to an individual director in his or her capacity as a member of our Board of Directors, security holders may send such communications to the attention of the individual director by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 337-0314

Attn: Secretary of Citrix Systems, Inc.

We will forward any such security holder communication to the Chairperson of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the Chairperson of the Board of Directors for such purposes or by secure electronic transmission.

2018 Proxy Statement	19

Part 2 Board of Directors

Our Directors

The following table sets forth our current directors, who are being nominated for re-election at the 2018 Annual Meeting. In April 2018, we announced that Messrs. Graham V. Smith and Godfrey R. Sullivan would not be standing for re-election at the 2018 Annual Meeting. Mr. Sullivan and Mr. Smith each advised the company that the decision not to stand for re-election did not involve any disagreement with the company. All remaining directors are nominated for re-election to one-year terms at the 2018 Annual Meeting.

The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Citrix.

Name	Position(s) with Citrix
Robert M. Calderoni	Executive Chairman and Director
Nanci E. Caldwell	Lead Independent Director
Jesse A. Cohn	Director
Robert D. Daleo	Director
Murray J. Demo	Director
Ajei S. Gopal	Director
David J. Henshall	Director, President and Chief Executive Officer
Peter J. Sacripanti	Director

Director Nominees

Robert M. Calderoni
Executive Chairman of Citrix; Former Chairman and Chief Executive Officer of Ariba, Sunnyvale, CA (Software solutions provider for suppliers and procurement)
Age: 58
Director Since: June 2014
Executive Chairman Since: July 2015

Other Boards: Since 2003, Mr. Calderoni has served on the Board of Directors of Juniper Networks, Inc., a publicly-traded networking company; since 2007, he has served on the Board of Directors of KLA-Tencor, a publicly-traded semiconductor equipment company; and since January 2017, he has served on the Board of Directors of LogMeIn, Inc., a publicly-traded remote access and remote software company.

Key Director Qualifications: Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba, Inc., a cloud applications and business network company, from October 2001 until it was acquired by SAP, a publicly-traded software and IT services company, in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President SAP Cloud at SAP AG from June 2013 to January 2014. Mr. Calderoni has also held senior finance roles at Apple and IBM and served as Chief Financial Officer of Avery Dennison Corporation, a publicly-traded packaging and labelling solutions company. From October 2015 to January 2016, Mr. Calderoni served as

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the Interim Chief Executive Officer and President of Citrix. Mr. Calderoni was named Executive Chairman of Citrix in July 2015. The Board believes Mr. Calderoni’s qualifications to sit on our Board of Directors include his extensive leadership and business development experience as the leader of a publicly-traded software-as-a-service company and his deep financial, accounting, corporate finance and operations expertise, including business transition situations, gleaned through his experience in managing large-scale global enterprises.

Nanci E. Caldwell
Lead Independent Director of Citrix; former Executive Vice President and Chief Marketing Officer of PeopleSoft, Pleasanton, California (Human resources management software company)
Age: 60
Director Since: July 2008
Committees: Currently Compensation (Chair), Nominating and Corporate Governance. Immediately following our 2018 Annual Meeting, Ms. Caldwell will continue to serve as a member of the Compensation Committee and will chair the Nominating and Corporate Governance Committee.

Other Boards: Since December 2015, Ms. Caldwell has served on the Board of Directors of Equinix, Inc., a publicly-traded IT data center company, as well as the Board of Directors of Canadian Imperial Bank of Commerce, a publicly-traded financial institution. Since November 2016, Ms. Caldwell has served on the Board of Directors of Donnelley Financial Solutions, Inc., a publicly-traded financial communications and data services company, and since February 2017, Ms. Caldwell has served on the Board of Directors of Talend SA, a publicly-traded data integration company.

Key Director Qualifications: Since 2005, Ms. Caldwell has served as a member of a number of Boards of both public and private technology companies, including Deltek, Inc., a publicly-traded enterprise management software company from 2005 to 2012; Network General, now NetScout Inc., a publicly-traded provider of integrated network performance management solutions from 2005 to 2007; and Hyperion Solutions Corporation, a publicly-traded provider of performance management software acquired by Oracle in 2007, from 2006 to 2007. From April 2001 until it was acquired by Oracle in December 2004, Ms. Caldwell served as Executive Vice President and Chief Marketing Officer for PeopleSoft, Inc., a publicly-held human resource management software company. In addition, from June 2009 to December 2014, Ms. Caldwell served as a member of the Board of Tibco Software Inc., a publicly-traded business integration and process management software company. The Board believes Ms. Caldwell’s qualifications to sit on our Board of Directors include her extensive experience with technology and software companies, including in the areas of sales and marketing, as well as her executive leadership and management expertise with publicly-traded companies.

Jesse A. Cohn
Partner and Head of U.S. Equity Activism, Elliott Management Corporation, New York, NY (Hedge fund manager)
Age: 37
Director Since: July 2015
Committees: Nominating and Corporate Governance

Other Boards: Since January 2017, Mr. Cohn has served on the Board of Directors of LogMeIn, Inc., a publicly-traded remote access and remote software company.

Key Director Qualifications: Mr. Cohn is a partner and head of U.S. equity activism at Elliott Management Corporation, a $32 billion investment firm. Mr. Cohn joined Elliott in 2004 and manages both public and private investments for the firm. Mr. Cohn also serves on the Board of Directors of several private companies. Mr. Cohn initially joined the Board in connection with our entry into a cooperation agreement with affiliates of Mr. Cohn’s employer, Elliott Management. The

2018 Proxy Statement	21

Board believes Mr. Cohn’s qualifications to sit on our Board of Directors include the breadth of his knowledge of technology/software companies, including his service on the boards of directors of MSC Software, E2Open, SonicWall, Quest Software and Ark Continuity.

Robert D. Daleo
Retired Vice Chairman of Thomson Reuters, New York, NY (Integrated information solutions provider)
Age: 68
Director Since: May 2013
Committees: Audit (Chair), Finance (Chair)

Other Boards: Since August 2006, Mr. Daleo has served on the Board of Directors of Equifax Inc., a publicly-traded global provider of information solutions and human resources business process outsourcing services.

Key Director Qualifications: Prior to his retirement in December 2012, Mr. Daleo served as Vice Chairman of Thomson Reuters, a publicly-traded global provider of integrated information solutions to business and professional customers. Mr. Daleo previously served as Executive Vice President and Chief Financial Officer of Thomson Reuters or its predecessors from 1998 through 2011, and was a member of The Thomson Corporation Board from 2001 to April 2008. Prior to joining The Thomson Corporation, he held various financial and operational leadership positions with The McGraw-Hill Companies, Inc., a publicly-traded content and analytics provider, and Automatic Data Processing, Inc., a publicly-traded provider of business outsourcing solutions. The Board believes Mr. Daleo’s qualifications to sit on our Board of Directors include his experience in managing a large-scale global enterprise, extensive financial accounting, corporate finance, operations and business development expertise through his experience as Chief Financial Officer of a large multinational company, as well as his board-level experience with Thomson Reuters and Equifax.

Murray J. Demo
Executive Vice President and Chief Financial Officer, Rubrik, Inc., Palo Alto, CA (Cloud data management company)
Age: 56
Director Since: February 2005
Committees: Audit, Finance

Key Director Qualifications: Mr. Demo currently serves as Executive Vice President and Chief Financial Officer of Rubrik, Inc., a privately-held cloud data management company. From October 2015 to January 2018, Mr. Demo served as Chief Financial Officer of Atlassian Corporation, a publicly-traded enterprise software company. Previously, Mr. Demo served as Executive Vice President and Chief Financial Officer of Dolby Laboratories, a publicly-traded global leader in entertainment technologies, from May 2009 until June 2012. Mr. Demo has also served as Executive Vice President and Chief Financial Officer of LiveOps, a privately-held virtual call center company, and as Executive Vice President and Chief Financial Officer of Postini, Inc., a security software company, which was acquired by Google in September 2007. Mr. Demo also held various executive-level finance roles at Adobe Systems, including Executive Vice President and Chief Financial Officer. Mr. Demo previously served on the Board of Xoom Corporation, a formerly publicly-traded global online money transfer provider that was acquired by PayPal in November 2015, from May 2012 to November 2015; and from December 2011 to December 2015, Mr. Demo served on the Board of Directors of Atlassian Corporation. The Board believes Mr. Demo’s qualifications to sit on our Board of Directors include his extensive experience with finance and accounting matters for global organizations in the technology industry, including the experience that he has gained in his roles as Chief Financial Officer of publicly-traded companies.

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Ajei S. Gopal
President and Chief Executive Officer, ANSYS, Inc., Canonsburg, PA (Engineering simulation software provider)
Age: 56
Director Since: September 2017
Committees: Compensation

Other Boards: Since February 2011, Dr. Gopal has served on the Board of Directors of ANSYS, Inc., a publicly-traded provider of engineering simulation software.

Key Director Qualifications: Since January 2017, Dr. Gopal has served as President and Chief Executive Officer of ANSYS, Inc., a publicly-traded provider of engineering simulation software. Dr. Gopal served as President and Chief Operating Officer of ANSYS from August 2016 through December 2016. Prior to joining ANSYS, Dr. Gopal served as an Operating Partner at Silver Lake Partners, a technology investment equity firm, from April 2013 to August 2016, including a secondment to serve as Interim President and Chief Operating Officer of Symantec Corporation from April 2016 to August 2016. Dr. Gopal has also served as Senior Vice President at Hewlett-Packard Company, a publicly-traded hardware, software and IT services company, from May 2011 to April 2013. Dr. Gopal has also served as Executive Vice President at CA Technologies, a publicly-traded business software company, from July 2006 to May 2011 and as Executive Vice President and Chief Technology Officer at Symantec Corporation, a publicly-traded cybersecurity software and services organization, from September 2004 to July 2006. The Board believes Dr. Gopal’s qualifications to sit on our Board of Directors include his experience in global operations, business growth strategies and investment discipline, as well as product development and innovation in large software and technology companies.

David J. Henshall
President and Chief Executive Officer, Citrix Systems, Inc.
Age: 49
Director Since: July 2017

Other Boards: Since July 2015, Mr. Henshall has served on the Board of Directors of Everbridge, Inc., a publicly-traded global provider of SaaS-based critical communications and enterprise safety solutions and since January 2017, Mr. Henshall has served on the Board of Directors of LogMeIn, Inc., a publicly-traded remote access and remote software company.

Key Director Qualifications: Mr. Henshall has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2017. Mr. Henshall served as our Executive Vice President and Chief Financial Officer beginning in September 2011 and as our Chief Operating Officer beginning in February 2014. Mr. Henshall was appointed Acting Chief Executive Officer and President from October 2013 to February 2014. From January 2006 to September 2011, Mr. Henshall served as our Senior Vice President and Chief Financial Officer, and from April 2003 to January 2006, he served as our Vice President and Chief Financial Officer. The Board believes Mr. Henshall’s qualifications to sit on our Board of Directors include his decades of experience in the software industry, including his 15 years as an executive at Citrix, and his deep understanding of our historical and current business strategies, objectives, markets and products.

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Peter J. Sacripanti
Chairman Emeritus and Partner, McDermott Will & Emery, New York, NY (International law firm)
Age: 62
Director Since: December 2015
Committees: Currently Audit, Finance, Nominating and Corporate Governance. Immediately following our 2018 Annual Meeting, Mr. Sacripanti will chair the Compensation Committee.

Other Boards: Since January 2017, Mr. Sacripanti has served on the Board of Directors of LogMeIn, Inc., a publicly-traded remote access and remote software company.

Key Director Qualifications: Since 1996, Mr. Sacripanti has served as a Partner at McDermott Will & Emery, an international law firm with 2,000 full-time employees in North America, Europe and Asia. In this position, he represents and defends major corporations and industry groups, including Fortune 500 companies. From 2009 to 2016, Mr. Sacripanti served as co-chairman of the firm’s Executive Committee. The Board believes Mr. Sacripanti’s qualifications to sit on our Board of Directors include his management of an international business organization and his years of experience representing large corporations on a variety of legal matters.

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Meetings and Meeting Attendance

Our Board of Directors met twelve times during the year ended December 31, 2017. Each of the directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he or she served during fiscal 2017.

Our Board Committees

Our Board of Directors has standing Audit, Compensation, Finance and Nominating and Corporate Governance Committees. Each of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually. The table below reflects membership for each Board committee effective immediately following our 2018 Annual Meeting. Our Nominating and Corporate Governance Committee is actively conducting a director search. Following the appointment of a new director, our Committees will be reconstituted to reflect the new board composition.

Name	Audit	Compensation(1)	Finance	Nominating and Corporate Governance(2)

Robert M. Calderoni

Nanci E. Caldwell		🌑		🌑

Jesse A. Cohn				🌑

Robert D. Daleo	🌑		🌑

Murray J. Demo	🌑		🌑

Ajei S. Gopal		🌑

David J. Henshall

Peter J. Sacripanti	🌑	🌑	🌑	🌑

    🌑 Chair         🌑 Member

(1)	Currently, Graham V. Smith and Godfrey R. Sullivan serve as members of the Compensation Committee. Mr. Smith and Mr. Sullivan are not standing for re-election at the 2018 Annual Meeting.
(2)	Currently, Mr. Sullivan serves as the Chairman of our Nominating and Corporate Governance Committee. Mr. Sullivan is not standing for re-election at the 2018 Annual Meeting.

In addition, from time to time, our Board of Directors may form committees in addition to our standing committees.

Audit Committee

Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. In addition, our Board of

Directors has determined that each member of the Audit Committee is financially literate and that Messrs. Daleo and Demo each qualify as an “audit committee financial expert” under the rules of the SEC. The Audit Committee met eight times during the year ended December 31, 2017. The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

2018 Proxy Statement	25

As described more fully in its charter, the Audit Committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	reviews the financial reports and related disclosure provided by us to the SEC, our shareholders or the general public;

•	reviews our internal financial and accounting controls;

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms we engage;

•	oversees procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;

•	oversees our internal audit function;

•	serves as the Qualified Legal Compliance Committee of Citrix in accordance with Section 307 of the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC;

•	recommends, establishes and monitors procedures designed to facilitate (1) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (2) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	engages advisers as necessary; and

•	determines the funding from us that is necessary or appropriate to carry out the Audit Committee’s duties.

In addition, our Audit Committee oversees cybersecurity risks and reports to the full Board of Directors on such matters.

Finance Committee

Our Board of Directors has determined that each member of the Finance Committee meets the independence requirements promulgated by Nasdaq. The members of the Finance Committee also serve on the Audit Committee. The Finance Committee met two times during the year ended December 31, 2017. The Finance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Finance Committee advises the Board of Directors and, in certain instances, acts on behalf of our Board of Directors, on matters relating to our investment policies, financing activities and world-wide insurance programs.

Compensation Committee

Our Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the Nasdaq rules. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Code, and is a “non-employee” director as defined under Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee met sixteen times during the year ended December 31, 2017. The Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available in the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to our executive officers and preparing an annual report on executive compensation for inclusion in the Proxy Statement for our annual meeting of shareholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	reviews and makes recommendations to our management on company-wide compensation programs and practices;

•	approves the salary, variable cash compensation, equity-based and other compensation arrangements of our executive officers reporting directly to our President and Chief Executive Officer;

•	recommends, subject to approval by the entire Board of Directors, the salary, variable cash compensation, equity-based and other compensation arrangements of our Executive Chairman and President and Chief Executive Officer;

•	selects a peer group to conduct a competitive analysis of the compensation paid to our executive officers and considers the composition of such peer group on an annual basis;

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•	appoints, retains, compensates, terminates and oversees the work of any independent experts, consultants and other advisers, reviews and approves the fees and retention terms for such experts, consultants and other advisers and considers at least annually the independence of such consultants;

•	considers the independence of and potential conflicts of interests with compensation consultants, legal counsel or other advisers, including based on factors required to be considered by the SEC or Nasdaq;

•	evaluates director compensation and recommends to the full Board of Directors appropriate levels of director compensation;

•	establishes policies and procedures for the grant of equity-based awards and periodically reviews our equity award grant policy;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments to those plans;

•	evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Citrix;

•	evaluates our compensation philosophy and reviews actual compensation for consistency with our compensation philosophy;

•	reviews and recommends for inclusion in our annual Proxy Statement the Compensation Discussion and Analysis section; and

•	reviews and evaluates, on a periodic basis, our stock ownership guidelines for directors and executive officers and recommends any modifications to such guidelines to the Board of Directors for its approval.

The Compensation Committee has the authority to engage its own outside advisers, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisers hired by management. In December 2016, the Compensation Committee retained Frederic W. Cook & Co., Inc., which we refer to as FW Cook as its independent compensation consultant, replacing Radford Consulting, which we refer to as Radford, to assist the committee in evaluating the compensation of our executive officers and directors.

Our Corporate Governance Guidelines and the charter of the Compensation Committee provide that any independent compensation consultant, such as FW Cook,

engaged by the Compensation Committee works for the Compensation Committee, not our management, with respect to executive officer and director compensation matters. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the role of, and amounts paid to, FW Cook in the compensation review process for 2017.

Nominating and Corporate Governance Committee

Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. The Nominating and Corporate Governance Committee met four times during the year ended December 31, 2017. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://www.citrix.com/about/governance.html.

As described more fully in its charter, the Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to our Board of Directors regarding the Board’s composition and structure;

•	establishes criteria for membership on the Board of Directors and evaluates corporate policies relating to the recruitment of members of the Board of Directors;

•	recommends to our Board of Directors the nominees for election or re-election as directors at our annual meeting of shareholders;

•	reviews policies and procedures with respect to transactions between Citrix and our officers, directors, affiliates of officers and directors, or other related parties; and

•	establishes, implements and monitors policies and processes regarding principles of corporate governance in order to assist the Board of Directors in complying with its fiduciary duties to us and our shareholders. As described above in the section entitled Procedures for Recommendation of Director Nominees by Shareholders, the Nominating and Corporate Governance Committee will consider nominees recommended by shareholders.

2018 Proxy Statement	27

Operations and Capital Committee

The Operations and Capital Committee was formed in July 2017 to work with our leadership team to conduct a comprehensive operational review of Citrix and to identify opportunities to drive margin expansion and return capital to shareholders. From July 2017 to March 2018 the Committee consisted of Messrs. Calderoni (Chair), Cohn, Henshall and Sacripanti. After approval by the Board of Directors of a multi-year financial plan, the Operations and Capital Committee was disbanded in March 2018.

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Director Compensation

2017 Non-employee Director Cash Compensation

It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors.

The Compensation Committee, with assistance from its independent compensation consultant, FW Cook, oversees director compensation and reviews the appropriateness of our non-employee directors’ compensation on a regular basis. Most recently, in October 2017, FW Cook prepared a comprehensive benchmarking of our non-employee director cash compensation program against the compensation programs offered by our peer companies and reviewed this benchmarking in detail with the Compensation Committee.

Under our non-employee director cash compensation program, non-employee members of our Board of Directors receive retainer fees, which are paid in cash in semi-annual installments. Each non-employee director was entitled to receive the retainers detailed in the tables below (provided that committee chairpersons were only entitled to receive a retainer as committee chair and were not entitled to the non-chair membership retainer for the committee(s) he or she chairs). In addition, non-employee directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any of its committees that are conducted in person. Upon review and discussion of the benchmarking of our non-employee director cash compensation program with assistance from its independent compensation consultant, in February 2017, our Compensation Committee approved an increase in the annual retainer to be paid to members of the Nominating and Corporate Governance Committee (from $7,500 to $10,000). In October 2017, after review and discussion of updated benchmarking of our non-employee director cash compensation program by the Compensation Committee’s independent compensation consultant, our Compensation Committee approved an increase in the annual retainer to be paid to the chairperson of each of the Compensation Committee (from $30,000 to $40,000), the Audit Committee (from $35,000 to $40,000) and the Nominating and Corporate Governance Committee (from $15,000 to $20,000).

The following table summarizes our non-employee director cash compensation program:

Board Retainers

Compensation Element	Annual Cash Compensation
Annual Board Member Retainer	$60,000
Annual Retainer for Lead Independent Director	$35,000 (in addition to Annual Board Member Retainer)

Committee Retainers

Committee	Annual Cash Compensation
	Chair	Member
Audit Committee	Annual: $40,000(1)	Annual: $17,500
Compensation Committee	Annual: $40,000(2)	Annual: $15,000
Finance Committee	None	None
Nominating and Corporate Governance Committee	Annual: $20,000(3) Monthly: $10,000(5)	Annual: $10,000(4) Monthly: $10,000(5)

(1)	Annual retainer for the chairperson of the Audit Committee was increased to $40,000, effective October 26, 2017.
(2)	Annual retainer for the chairperson of the Compensation Committee was increased to $40,000, effective October 26, 2017.
(3)	Annual retainer for the chairperson of the Nominating and Corporate Governance Committee was increased to $20,000, effective October 26, 2017.
(4)	Annual retainer for members of the Nominating and Corporate Governance Committee was increased to $10,000, effective February 8, 2017.
(5)	Only applicable during periods when the Nominating and Corporate Governance Committee is engaging in a director search to recognize the additional time commitment during such periods.

2018 Proxy Statement	29

In connection with ad hoc committees that may be formed from time to time, committee fees, if any, are determined by the Board of Directors upon the recommendation of the Compensation Committee with advice from its independent compensation consultant.

Non-employee Director Equity-based Compensation

Equity Awards to our Non-employee Directors

The Compensation Committee, with assistance from its independent compensation consultant, reviews the appropriateness of equity awards granted to our non-employee directors under the Amended and Restated 2014 Equity Incentive Plan, which we refer to as the Amended and Restated 2014 Plan, on a regular basis. In October 2017, FW Cook prepared a comprehensive benchmarking of our non-employee director equity awards against the equity awards offered by our peer companies and reviewed this benchmarking in detail with the Compensation Committee. No changes to our non-employee director equity-based compensation program for 2017 were made as a result of this review.

For 2017, each non-employee director was eligible to receive an annual grant on the first business day of the month following our annual shareholders meeting consisting of restricted stock units valued at $250,000 that vest in equal monthly installments over a one-year period, which we refer to as an annual vesting period. Each newly appointed non-employee director was entitled to receive restricted stock units valued at $500,000 upon his or her initial election to our Board of Directors, which vest in accordance with our standard three-year vesting schedule. The number of restricted stock units issued is calculated based on the closing price per share of our common stock on the date of grant. In March 2018, upon further benchmarking by the Compensation Committee’s independent compensation consultant, and the Compensation Committee’s recommendation, the Board of Directors approved that, beginning in March 2018, rather than an initial restricted stock unit award valued at $500,000 that vests annually, newly appointed directors will be entitled to a pro-rated annual grant upon election to the Board of Directors. Such grant will be an award valued at $250,000 and pro-rated based on the director’s date of appointment and the current annual vesting period. Such pro-rated grant will vest monthly over the remaining portion of the current annual vesting period.

Outside Directors’ Deferred Compensation Program for Non-Employee Directors

We offer our non-employee directors an Outside Directors’ Deferred Compensation Program to defer cash compensation and restricted stock units awarded to them under the Amended and Restated 2014 Plan. In advance of payment of cash compensation or a restricted stock unit award and in compliance with the program’s requirements, a non-employee director may elect to defer the receipt of all of his or her cash compensation and/or restricted stock units until ninety days after such director’s separation from service from us or upon a change in control. Deferred cash compensation is converted into a number of deferred stock units on the date that the cash compensation would otherwise be paid and upon the vesting of deferred awards of restricted stock units, any amounts that would otherwise have been paid in shares of common stock are converted to deferred stock units on a one-to-one basis. In each case, the deferred stock units are credited to the director’s deferred account.

Director Stock Ownership Guidelines

To further align the interests of members of our Board of Directors with our shareholders, our Board of Directors adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is required to own shares of our common stock (which includes vested but deferred restricted stock units) equal in value to five times the Board member annual cash retainer. New directors are expected to meet the standards set forth in the guidelines within five years after the date of his or her election to our Board of Directors. Shares owned by directors are valued at the current market value.

Director Compensation Limits

The Amended and Restated 2014 Plan, which was approved by our shareholders at the 2017 Annual Meeting, provides for a limitation of $795,000 with respect to the value of the annual equity compensation grant that may be awarded to each non-employee director and a limitation of $500,000 with respect to the value of any annual cash compensation that may be paid to each non-employee director.

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The following table sets forth a summary of the compensation earned by, or paid to, our non-employee directors in 2017:

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2017

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)(2)(3)	Total ($)
Nanci E. Caldwell	226,712		250,000	476,712
Jesse A. Cohn	109,753	(4)	250,000	359,753
Robert D. Daleo	106,062	(5)	250,000	356,062
Murray J. Demo	77,500		250,000	327,500
Ajei S. Gopal(6)	21,575		500,000	521,575
Peter J. Sacripanti	222,253		250,000	472,253
Graham V. Smith	85,000		250,000	335,000
Godfrey R. Sullivan	250,979		250,000	500,979

(1)	These amounts represent the aggregate grant date fair value of the stock awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 16, 2018. These amounts do not represent the actual amounts paid to or realized by our directors for these awards during fiscal year 2017.
(2)	Consists solely of restricted stock units. Each continuing non-employee director is entitled to an annual grant consisting of a number of restricted stock units equaling $250,000 in value vesting in equal monthly installments over a 12 month period. Pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors, each of Ms. Caldwell and Messrs. Cohn, Daleo, and Smith elected to defer his or her 2017 annual restricted stock unit award. Please see the discussion above under the heading Outside Directors’ Deferred Compensation Program for Non-Employee Directors for additional details on our deferral program.
(3)	As of December 31, 2017, our non-employee directors held the following number of unvested restricted stock units: Ms. Caldwell, 1,848 restricted stock units; Mr. Cohn, 5,890 restricted stock units; Mr. Daleo, 1,848 restricted stock units; Mr. Demo, 1,848 restricted stock units; Dr. Gopal, 6,508 restricted stock units; Mr. Sacripanti, 4,520 restricted stock units; Mr. Smith, 4,520 restricted stock units; and Mr. Sullivan, 1,848 restricted stock units.
(4)	Pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors, Mr. Cohn elected to defer his cash fees in 2017. Mr. Cohn received 1,300 deferred stock units based on fees of $109,753 foregone, with no matching or premium given in calculating the number of stock units awarded.
(5)	Pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors, Mr. Daleo elected to defer his cash fees in 2017. Mr. Daleo received 1,273 deferred stock units based on fees of $106,062 foregone, with no matching or premium given in calculating the number of stock units awarded.
(6)	Dr. Gopal was elected to the Board on September 18, 2017, and his fees were pro-rated for his service from September 18, 2017 through December 31, 2017. As a newly elected Director subject to the non-employee director compensation program that was in effect as of October 28, 2017, Dr. Gopal received a one-time service-based restricted stock unit grant of a number of restricted stock units equaling $500,000 in value. Pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors, Dr. Gopal elected to defer his 2017 restricted stock unit award.

2018 Proxy Statement	31

Part 3 Executive Management

Our Leadership Team

The following table sets forth our executive officers and the positions currently held by each such person with Citrix. The biographical descriptions below outline the relevant experience, qualifications, attributes and skills of each executive officer.

Name	Position
Robert M. Calderoni	Executive Chairman and Director
David J. Henshall	President, Chief Executive Officer and Director
Andrew H. Del Matto	Executive Vice President and Chief Financial Officer
Mark J. Ferrer	Executive Vice President and Chief Revenue Officer
Antonio G. Gomes	Senior Vice President and General Counsel
Paul J. Hough	Senior Vice President and Chief Product Officer
Donna N. Kimmel	Senior Vice President and Chief People Officer
Timothy A. Minahan	Senior Vice President, Business Strategy and Chief Marketing Officer
Jeroen M. van Rotterdam	Senior Vice President of Engineering

Robert M. Calderoni
Age: 58
Mr. Calderoni has served as our Executive Chairman since July 2015. From October 2015 to January 2016, he also served as our Interim Chief Executive Officer and President. He has been a member of our Board of Directors since June 2014. Mr. Calderoni served as Chairman and Chief Executive Officer of Ariba, Inc. from October 2001 until it was acquired by SAP in October 2012, and then continued as Chief Executive Officer of Ariba following the acquisition until January 2014. Mr. Calderoni also served as a member of the global managing board at SAP AG between November 2012 and January 2014 and as President SAP Cloud at SAP AG from June 2013 to January 2014.

David J. Henshall
Age: 49
Mr. Henshall has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2017. Mr. Henshall served as our Executive Vice President and Chief Financial Officer beginning in September 2011 and as our Chief Operating Officer beginning in February 2014. Mr. Henshall was appointed Acting Chief Executive Officer and President from October 2013 to February 2014. From January 2006 to September 2011, Mr. Henshall served as our Senior Vice President and Chief Financial Officer, and from April 2003 to January 2006, he served as our Vice President and Chief Financial Officer.

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Andrew H. Del Matto
Age: 59
Mr. Del Matto has served as our Executive Vice President and Chief Financial Officer since February 2018. Prior to joining Citrix, Mr. Del Matto served as Chief Financial Officer of Fortinet, Inc. from December 2014 to February 2018. Prior to Fortinet, Mr. Del Matto held a variety of senior management roles at Symantec including Acting Chief Financial Officer from October 2013 to December 2013 as well as Senior Vice President and Chief Accounting Officer, Corporate Treasurer, and Vice President of Business Operations.

Mark J. Ferrer
Age: 59
Mr. Ferrer has served as our Executive Vice President and Chief Revenue Officer since October 2017. Prior to joining Citrix, Mr. Ferrer served as Chief Operating Officer and Executive Vice President of Global Customer Operations of SAP from August 2011 to September 2017, where he led the go-to market and customer engagement initiatives for one of the largest sales forces in the technology industry.

Antonio G. Gomes
Age: 52
Mr. Gomes has served as our Senior Vice President, General Counsel, Secretary and Chief Legal Compliance Officer since April 2015. Mr. Gomes served as our Vice President and Deputy General Counsel, Secretary and Chief Legal Compliance Officer from February 2008 to March 2015. Prior to joining Citrix, Mr. Gomes was a Partner in the corporate practice of Goodwin Procter LLP, an international law firm, from February 2005 to January 2008.

Paul J. Hough
Age: 53
Mr. Hough has served as our Senior Vice President and Chief Product Officer since October 2016. Prior to joining Citrix, Mr. Hough served as Corporate Vice President, Developer division at Microsoft from September 2012 to August 2015. Prior to that, Mr. Hough served in a variety of roles in the Microsoft Office Division driving vision and execution for the program management of Office suite culminating with the introduction of Office365. Mr. Hough holds 11 patents.

2018 Proxy Statement	33

Donna N. Kimmel
Age: 55
Ms. Kimmel has served as our Senior Vice President and Chief People Officer since November 2015. Prior to joining Citrix, Ms. Kimmel served as Senior Vice President, Human Resources at GTECH and IGT from February 2014 to November 2015. Prior to that, Ms. Kimmel served as Senior Vice President and Chief Human Resources Officer of Sensata Technologies, a private-to-public spinoff from Texas Instruments from April 2006 to December 2012.

Timothy A. Minahan
Age: 48
Mr. Minahan has served as our Senior Vice President, Business Strategy and Chief Marketing Officer since July 2017. Mr. Minahan served as our Senior Vice President and Chief Marketing Officer from November 2015 to July 2017. Prior to joining Citrix, Mr. Minahan served as Senior Vice President and Chief Marketing Officer of SAP from June 2013 to July 2015, where he led their effort to transition to the cloud.

Jeroen M. van Rotterdam
Age: 53
Mr. van Rotterdam has served as Senior Vice President of Engineering since September 2016. Prior to joining Citrix, Mr. van Rotterdam served as Chief Technology Officer, Vice President and Distinguished Engineer for DELL EMC’s Enterprise Content Division from July 2007 to September 2016. Mr. van Rotterdam is the (co)author of 40+ patents in various stages with the US Patent Office.

Our executive officers are appointed by the Board of Directors on an annual basis and serve until their successors have been duly qualified and appointed.

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Part 4 Executive Compensation

Compensation Discussion and Analysis

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information about the 2017 compensation for the following executive officers (who we refer to as our Named Executive Officers):

•	Robert M. Calderoni, Executive Chairman

•	David J. Henshall, President and Chief Executive Officer and former Executive Vice President, Chief Operating Officer and Chief Financial Officer

•	Kirill Tatarinov, former President and Chief Executive Officer, whose employment with Citrix ended in July 2017

•	Mark M. Coyle, Senior Vice President of Finance and former Interim Chief Financial Officer. Mr. Coyle’s role as Interim Chief Financial Officer ended in February 2018. Mr. Coyle continues to serve as Senior Vice President of Finance

•	Mark J. Ferrer, Executive Vice President and Chief Revenue Officer, who joined Citrix in October 2017

•	Donna N. Kimmel, Senior Vice President and Chief People Officer

•	Carlos E. Sartorius, former Executive Vice President, Worldwide Sales and Services, whose employment ended with Citrix on March 31, 2018

NAVIGATING THE COMPENSATION DISCUSSION AND ANALYSIS

2017 Highlights

Continued Transformation – Acceleration to the Cloud

Our mission is to power a world where people, organizations and things are securely connected and accessible to make the extraordinary possible. We help customers reimagine the future of work by providing a comprehensive secure digital workspace that unifies the apps, data and services people need to be productive, and simplifies IT’s ability to adopt and manage complex cloud environments.

To further our mission, we are focused on three strategic initiatives. First, we are accelerating our transformation to build cloud services across our entire portfolio to speed up the delivery of our innovation and simplify customer adoption. Second, we are unifying our sector-leading product technologies into a Secure Digital Workspace, both on premise and in the cloud, to create a better end-user experience and simplified control for IT. Finally, we are expanding into new areas to help our customers meet the demands of the future, while driving incremental growth opportunities for Citrix in areas such as security, analytics and the secure digital perimeter. We believe that these strategic initiatives will position Citrix for even greater success in the years ahead, driving greater value for our customers and shareholders.

We took critical steps during 2017 to accelerate our business transformation and further our strategic initiatives. In January 2017, we completed the separation of our GoTo business and its subsequent merger with LogMeIn, Inc., which resulted in a tax efficient distribution of LogMeIn shares to our shareholders valued at approximately $2.9 billion upon the closing of the transaction. Also during 2017, we further streamlined our product portfolio, reorganizing our product business units into functional engineering and product teams, recruiting talented engineering and product leaders with significant cloud experience, and setting a new product strategy focused on security and analytics, all while driving greater innovation and operating efficiency improvements in delivering the integrated solutions that our customers need.

In October 2017, we reiterated our commitment to accelerate our transformation to a cloud-based subscription business and outlined our multi-year business initiatives.

2018 Proxy Statement	35

Chief Executive Officer Transition and Role of our Executive Chairman

We made important progress under the leadership of our former President and Chief Executive Officer, Kirill Tatarinov, who helped position us for the next phase of our transformation. By the middle of 2017, our Board of Directors recognized the importance and opportunity to accelerate our transformation to a cloud-based subscription business with a commitment to operational efficiency and value creation. In July 2017, the Board of Directors and Mr. Tatarinov reached a mutual separation decision. Mr. Tatarinov did not receive any benefits beyond those provided under his existing employment agreement with the company, and as a result, Mr. Tatarinov forfeited his 2017 executive variable cash compensation award, which could have resulted in a payout of up to $2,500,000, 16,842 service-based restricted stock units, and up to 358,574 performance-based restricted stock units as a result of the pro-rating of his outstanding performance-based restricted stock units. See Potential Payments upon Termination or Change in Control – Former President and Chief Executive Officer beginning on page 74 for a discussion of Mr. Tatarinov’s separation benefits.

In July 2017, the Board of Directors determined that David J. Henshall, who was serving as our Executive Vice President, Chief Operating Officer and Chief Financial Officer, with almost fifteen years of deep operational experience at Citrix, was the right leader to drive our strategy and accelerate our transformation and appointed him as President and Chief Executive Officer and a member of the Board of Directors.

In approving the initial compensation package and promotion equity award for Mr. Henshall in his capacity as President and Chief Executive Officer, our Compensation Committee was mindful of the demands on, and responsibilities of, a leader of a global organization of the scale and complexity of Citrix, especially given that our company is going through a significant transition during which our Board of Directors is driving substantial change. Accordingly, our Compensation Committee, with assistance from its independent compensation consultant, conducted a comprehensive review of pay structures for chief executive officers at our peer companies, including the pay structures for internally promoted chief executive officers. As a result of that review, our Compensation Committee determined that it was important to establish a compensation framework for Mr. Henshall that would provide a total target direct compensation opportunity that was competitive with those of chief executive officers at other major global technology companies, that included long-term company performance as a significant portion of pay and that provided the opportunity to build significant share ownership when the chief executive officer creates sustained long-term value for shareholders. Therefore, our Compensation Committee determined that it was important to align a significant amount of Mr. Henshall’s compensation to company performance.

Our Board of Directors and Compensation Committee approved an initial target direct compensation package for Mr. Henshall that was approximately 54% performance-based. Target direct compensation includes base salary, target variable cash compensation and the grant date fair value of service-based restricted stock units and performance-based restricted stock units valued based on the closing price of Citrix common stock on the last business day of fiscal year 2017. This percentage of performance-based target direct compensation was consistent with the average pay mix for chief executive officers in our peer group.

In connection with his promotion, we entered into an employment agreement with Mr. Henshall that provides for an initial base salary of $1,000,000, which will be subject to annual review. Mr. Henshall also is entitled to participate in our variable cash compensation plan at an annual target variable cash compensation payment of 125% of his base salary. In addition, he became eligible to receive annual equity awards with a target value of at least $8,000,000 beginning in 2018. With respect to Citrix’s executive compensation peer group, Mr. Henshall’s new base salary was at the market midpoint, his target variable cash compensation was at the 38th percentile, and his total long-term incentive was at the 33rd percentile.

The Compensation Committee also considered Mr. Henshall’s target direct compensation as President and Chief Executive Officer relative to both his current target direct compensation and the target direct compensation of our prior chief executive officer appointed in January 2016. Mr. Henshall’s target direct compensation increased 61% from his target direct compensation as Executive Vice President, Chief Operating Officer and Chief Financial Officer of our company. The increase in Mr. Henshall’s target direct compensation was below the median increase in target direct compensation for internally promoted chief executive officers within our peer group. In addition, Mr. Henshall’s target direct compensation was the same as the initial target direct compensation of our prior chief executive officer upon his appointment.

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In connection with his promotion and to align Mr. Henshall’s incentives with the interests of our shareholders, Mr. Henshall received a promotion equity award with an aggregate value of $5,000,000, which consisted of 31,048 service-based restricted stock units that vest in annual installments over a three-year period and 31,048 performance-based restricted stock units, one-half of which vest based on our non-GAAP net operating margin percentage for the fiscal year ending on December 31, 2019 and the remaining one-half of which vest based on subscription bookings as a percentage of total product and subscription bookings at the end of such performance period as described above. Based on the experience of its independent compensation consultant, our Compensation Committee believes that Mr. Henshall’s promotion equity award was consistent with market practice for internally promoted chief executive officers.

Mr. Calderoni continues in the role of Executive Chairman to ensure continuity of leadership as we continue our transformation. Mr. Calderoni’s experience leading a software company through a transition of its legacy business to a cloud-based subscription business gives him the operational skills, experience and judgment necessary to oversee the execution of our strategic plan and to help drive our transition to the cloud.

While the roles of President and Chief Executive Officer and Executive Chairman continue to have distinct responsibilities, as planned by our Board of Directors, Mr. Calderoni will continue as Executive Chairman through the end of 2018 and then is expected to serve as a non-employee director thereafter. The chart below shows the primary responsibilities of the Executive Chairman and the President and Chief Executive Officer.

Responsibilities of Executive Chairman	Responsibilities of President and Chief Executive Officer

•  Drives development of our strategic plan to transform Citrix to a cloud-based subscription business with a commitment to operational efficiency and value creation

•  Sets agenda for and chairs Board meetings

•  Coordinates with chairs of Board committees

•  Assists Nominating and Corporate Governance Committee with the Board’s annual evaluation and self-assessment

•  Assists Nominating and Corporate Governance Committee with Board composition and evolution planning, including review of committee memberships

•  Drives execution of our strategic plan to transform Citrix to a cloud-based subscription business with a commitment to operational efficiency and value creation

•  Sets strategic imperatives and priorities of the organization

•  Oversees our product and innovation strategy

•  Oversees all corporate functions and go-to-market activities

•  Oversees the attainment of our strategic, operational and financial goals and strategic and operational planning

•  Chief spokesperson to our employees, customers, partners and shareholders

See Individual Executive Compensation Decisions beginning on page 57 for a discussion of Messrs. Calderoni’s, Henshall’s and Tatarinov’s compensation arrangements.

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The following timeline summarizes our business transformation and CEO transition during 2017:

2017 Business Highlights

Our transformational efforts led to the following performance in 2017 (from continuing operations):

•	3% increase in annual revenue to $2.82 billion compared to 2016, including a record number of deals over one million dollars

•	Software as a service revenue increased 31% compared to 2016

•	Mix of subscription bookings as a percent of total product bookings grew to 27%, compared to 14% in 2016

•	$1.86 billion in deferred revenue, an 11% increase from the prior year

•	Increased cash flow to $964 million

The charts below show our revenue, earnings per share and operating cash flow for each of the last three fiscal years, calculated in accordance with generally accepted accounting principles in the United States, or GAAP.

(1)

Decrease in earnings per share was primarily due to an increase in tax expense as a result of $429 million (or $2.76 per diluted share) in charges related to the estimated impact from the enactment of the U.S. Tax Cuts and Jobs Act that was signed on December 22, 2017. The impacts of the U.S. Tax Cuts and Jobs Act may differ from this estimate, and the estimated charges may accordingly be adjusted over the course of 2018.

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Our total cash returned to shareholders for the past four years has been strong. During 2017, we repurchased 15.5 million shares of our common stock at an average price of $81 per share.

As illustrated in the graph below, our total shareholder return, or TSR, over the five-year period ended on December 31, 2017 was approximately 69%.

For the purpose of this graph, the distribution of LogMeIn common stock to our shareholders in connection with the separation of our GoTo business and subsequent merger with LogMeIn is treated as a non-taxable cash dividend of $18.59 (equal to the opening price of LogMeIn common stock on February 1, 2017 multiplied by .1718 of a share of LogMeIn common stock). Such amount was deemed reinvested in Citrix common stock at the closing price on February 1, 2017 using the daily dividend reinvestment methodology. Other financial data providers may use different methodologies to adjust for the GoTo separation, which may produce different results.

Shareholder Engagement

Our Board of Directors welcomes the views and insights of our shareholders and conducts an annual outreach effort to connect with our larger shareholders in order to ensure open lines of communication. Further, our executives regularly engage with shareholders to better understand their perspective on a wide range of strategy, business and governance issues.

In 2017, we reached out to our largest shareholders and proxy advisory firms to understand their perspectives and discuss our governance and executive compensation policies. As a result, we held meetings in early 2018 with institutional shareholders and proxy advisory firms representing over 31% of Citrix’s outstanding common stock, including our shareholders that we believe follow or are heavily influenced by the proxy advisory firms. These shareholder meetings covered a wide range of topics,

2018 Proxy Statement	39

including corporate governance practices such as proxy access, board composition and diversity, employee diversity and inclusion programs, sustainability, succession planning, CEO compensation and our executive compensation program, including our long-term equity incentive program and shareholder expectations regarding pay ratio disclosure, and other matters of shareholder interest. Nanci E. Caldwell, the Chairperson of our Compensation Committee and a member of our Nominating and Corporate Governance Committee, participated in each meeting along with senior executives of the company.

Members of the leadership team, the Chairperson of our Compensation Committee, and other members of our Board of Directors who participate in shareholder engagement meetings regularly share shareholder feedback with relevant Board committees and the full Board of Directors. In general, feedback from our shareholders regarding our compensation programs and corporate governance practices is positive. The Board of Directors carefully considers the feedback from shareholders and has implemented their feedback into our executive compensation and corporate governance practices, including:

•	increasing our focus on our diversity and inclusion initiatives, including diversity of our Board of Directors;

•	adopting proxy access (as discussed under the heading Proxy Access beginning on page 8); and

•	implementing an operational performance metric for our 2018 annual performance-based equity awards.

We believe it is important to continue to engage with our shareholders on a regular basis to understand their perspectives and to give them a voice in shaping our governance and executive compensation policies and practices.

Objectives and Elements of Our Executive Compensation Programs

The compensation that we offer our executive officers is designed to reflect our principles of integrity, fairness and transparency – concepts that have continually underscored the design and delivery of the compensation opportunity at Citrix. We believe our compensation programs should emphasize sustainable corporate growth through a pay-for-performance orientation and a commitment to both operational and organizational effectiveness. We also believe that lavish perquisites, excessive severance and bonuses unrelated to performance are inconsistent with our executive compensation principles. Furthermore, while the establishment of variable cash compensation targets for our executive officers necessarily involves judgment, the actual payouts against those targets are based on pre-determined, objective financial criteria reflective of our corporate operating plan or total shareholder return and indicative of positive business growth.

For more than a decade, the objectives of our executive compensation programs have been to:

•	provide competitive compensation that attracts, retains and engages high-performing talent; and

•	align the long-term interests of executive officers with those of our shareholders by linking a significant portion of total cash and equity compensation to company performance and value creation.

These objectives hold true today and guided us through the compensation decisions we made in 2017 as we accelerated our transformation to a cloud-based subscription business.

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Concept	Implementation
Link executive annual target compensation directly with company performance

•   To provide direct alignment with returns to shareholders and incentives to drive long-term success, target compensation(1) for our Named Executive Officers(2) was:

•   54%, on average, performance-based(3)

•   91%, on average, at risk(4)

Payout opportunity levels for our executive variable cash compensation plan should motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure to under-performance of these objectives

•  In 2017, each executive officer’s variable cash compensation plan award was based 100% on the achievement of objective financial operating targets consistent with our corporate operating plan

•  Based on 2017 company performance, variable cash compensation plan awards for 2017 paid 80.77% of the target amount

•  Over the past nine years, our variable cash compensation plan awards have paid out between 58.8% and 160.9% and paid above 100% less than half of the time

Our shareholders seek long-term total shareholder return and our executives should share that goal	• At least 50% of annual equity awards to executive officers are awarded as performance-based RSUs; and for 2017, these annual awards vest based on a relative total shareholder return metric(5)

Our compensation program should be tailored to the specific challenges facing the company and the company’s strategic initiatives at any given time

•  Each year, our variable cash compensation plan and performance-based equity awards granted to executive officers are designed to fit our strategic and operational initiatives and reflect feedback we receive from our shareholders

(1)	Includes 2017 base salary and target variable cash compensation, both in effect at the end of 2017, and the grant date fair value of equity compensation granted in 2017 (other than the performance-based awards granted in August 2017 for retention purposes as described herein, which are valued based on the closing price of our common stock on the last business day of fiscal 2017).
(2)	Excludes our Executive Chairman and Mark Ferrer, our Executive Vice President and Chief Revenue Officer, who joined Citrix in October 2017.
(3)	Performance-based compensation includes target variable cash compensation and performance-based RSUs granted in 2017.
(4)	At risk compensation includes target variable cash compensation and equity compensation granted in 2017.
(5)	Excludes performance-based awards granted in August 2017 for retention purposes.

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Further, we engage in the following practices to ensure our executive compensation program achieves our objectives and is aligned with shareholders’ interests.

The elements of compensation that we use to accomplish our objectives include:

•	base salary;

•	variable cash compensation;

•	equity-based long-term incentives; and

•	benefits.

As discussed further below, our equity-based long-term incentives currently include performance-based restricted stock units and service-based restricted stock units, which we refer to as TRSUs.

We considered each of these items in determining the individual compensation packages for our executive officers.

Link to Pay for Performance Effective: Performance-Based Equity Awards Only Pay-Out on Business Results

From 2012 to 2015, we granted market performance-based restricted stock units. These awards rewarded our executive officers with restricted stock units based on the total return to our shareholders over a three-year period compared to the return on the Nasdaq Composite Total Return Index, thereby providing executive officers with strong incentives to increase shareholder value over the long-term. The performance period for the market performance-based restricted stock units granted in 2015, the fourth year we granted awards having these performance metrics, ended on December 31, 2017. During the three-year performance period for these awards, our returns significantly exceeded the Nasdaq Composite Index. Based on this comparative performance, 193.73% of the target shares vested under these awards. The payout percentages of these awards over the four years we granted such awards are as follows:

Market Performance-Based Awards Year Granted	Payout
2012	No Payout
2013	No Payout
2014	130.21%
2015	193.73%

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For two out of the four years of grants, market performance-based restricted stock units vested. When there is no vesting under this program as a result of the company’s total shareholder return underperforming compared to its peers, such as the market performance-based awards granted in 2012 and 2013, it significantly impacts our executive officers’ total direct compensation. Alternatively, our executive officers are rewarded when our value creation outperforms that of our peers.

How Executive Pay Decisions Are Made

Compensation Process and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed by our Compensation Committee and include an analysis of all elements of compensation separately and in the aggregate. In 2017, FW Cook was retained by the Compensation Committee as its independent adviser to assist with its oversight of executive compensation. In addition, our legal, finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs.

During early 2017, the Compensation Committee held meetings with management, our human resources department and representatives of FW Cook to:

•	review our compensation objectives;

•	evaluate and develop our executive compensation peer group;

•	review the actual compensation of our executive officers and compensation packages for new executive officers for consistency with our objectives;

•	analyze trends in executive compensation;

•	assess our variable cash compensation structure, as well as the plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the business and our shareholders (this included, among other things, modeling amounts payable under proposed plan structures against various scenarios, and assessing those payouts as a percentage of non-GAAP corporate operating income and other variables);

•	assess our equity-based awards programs against our objectives of executive engagement, retention and alignment with shareholder interests;
•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group;

•	review recommendations for 2017 target direct compensation for appropriateness relative to our compensation objectives; and

•	review retention programs for our executive officers to support our strategic and operational initiatives.

At several meetings throughout the first quarter of 2017, the Compensation Committee reviewed proposed compensation programs and packages for our executive officers for 2017, which were prepared by management and evaluated by our finance department for alignment with our corporate operating plan. In March 2017, the Compensation Committee approved the proposed 2017 executive variable cash compensation plan, which we refer to as the variable cash compensation plan. In March 2017, the Compensation Committee approved individual compensation packages for our executive officers. In each case, the determinations of the Compensation Committee were reviewed with our Board of Directors. Our Board of Directors approved the 2017 compensation of our President and Chief Executive Officer, upon the recommendation of the Compensation Committee.

In evaluating our 2017 executive compensation program, the Compensation Committee considered a number of factors as discussed above, including the shareholder advisory (“say-on-pay”) vote on our executive compensation for 2016, which was approved by over 85% of the votes cast at our Annual Meeting of Shareholders held in June 2017.

Evaluation Criteria

In determining the amount and mix of the target compensation elements, the Compensation Committee relies upon its judgment about the scope and strategic impact of each individual executive officer’s role. In setting final compensation targets for our executive officers in 2017, the Compensation Committee considered many factors, including:

•	the performance and experience of each individual;

•	the scope and strategic impact of the executive officer’s role;

•	our past business and financial performance and future expectations;

•	our long-term goals and strategies;

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•	difficulty in, and the cost of, replacing high performing leaders with in-demand skills;

•	past compensation levels of each individual and of our executive officers as a group;

•	relative levels of compensation among our executive officers;

•	the amount of each compensation component in the context of the executive officer’s total target compensation and other benefits;

•	for each executive officer, other than our Executive Chairman and former President and Chief Executive Officer, the evaluation and recommendation of our President and Chief Executive Officer;

•	for our former President and Chief Executive Officer, the evaluation of our Board of Directors, a self-evaluation by our former President and Chief Executive Officer and feedback from his direct reports; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

2017 President and Chief Executive Officer Evaluation

As discussed above, one of the factors the Compensation Committee considers when determining compensation targets for our President and Chief Executive Officer is the performance evaluation of our President and Chief Executive Officer. Our President and Chief Executive Officer completes a self-evaluation, and our Board of Directors and each of our President and Chief Executive Officer’s direct reports provides written feedback assessing our President and Chief Executive Officer’s contributions to our company. To align with our transition to a cloud-based subscription business and the importance of fostering an innovative, collaborative and inclusive culture, we refined the focus areas when addressing our President and Chief Executive Officer’s performance for 2017 to include the following:

•	drives and ensures financial results;

•	establishes near-term and long-term strategy with employee engagement that drives the needs of customers, partners and shareholders;

•	leads and inspires the organization, ensures Citrix employees live our core values, and drives a diverse and inclusive culture;

•	builds effective external stakeholder relationships; and

•	drives a collaborative relationship with our Board of Directors.

The Compensation Committee considered our President and Chief Executive Officer’s evaluation results for 2017 in a holistic manner, in addition to other factors, including those listed under the section titled Evaluation Criteria, when setting our President and Chief Executive Officer’s amount and mix of target compensation for 2018.

Role of the Independent Compensation Consultant

Our Compensation Committee regularly reviews its executive compensation consulting needs and periodically invites compensation consulting firms to discuss these executive compensation needs with the Compensation Committee. This process enables the Compensation Committee to re-evaluate its compensation consultant and take a fresh look at our compensation practices and policies. Beginning in October 2016, the Compensation Committee invited five consulting firms to present to the Compensation Committee. The Compensation Committee evaluated the consulting firms on consulting competency, technical competency, industry knowledge, independence and fee structure, among other things. As a result of this review, our Compensation Committee appointed FW Cook in December 2016 as its independent compensation consultant replacing Radford.

During 2017, FW Cook reported directly to the Compensation Committee for purposes of advising the Committee on executive compensation matters. The Compensation Committee provided FW Cook with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive officer total direct compensation packages to be conducted by FW Cook. FW Cook was instructed to review and provide guidance on our peer group development, which work the Compensation Committee had commenced with Radford in 2016. FW Cook was then instructed to benchmark all components of compensation for all executive officer positions, including base salary, total target cash (base salary plus target variable cash compensation) and equity-based long-term incentive awards. The Compensation Committee also instructed FW Cook to review the public disclosure by our peer companies concerning their executive compensation practices and to review our internal compensation model and guidelines and compare them to our peer companies and to our actual compensation practices.

During the first quarter of 2017, FW Cook attended meetings of the Compensation Committee, both with and without members of the management present, and

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interacted with members of our human resources department with respect to its assessment of the compensation packages of our executive officers. Once FW Cook, working in conjunction with our human resources department, completed its preliminary analysis of our executive officer compensation, their analysis was presented to the Compensation Committee, which was discussed at the Compensation Committee’s March 2017 meeting.

Similarly, the Compensation Committee provided FW Cook with instructions regarding compensation packages for new and promoted executive officers in 2017, as well as retention and incentive programs to support our strategic and operational initiatives. FW Cook was instructed to benchmark the relevant compensation components for these items and also advise the Compensation Committee on market practices in similar circumstances. FW Cook attended meetings of the Compensation Committee, with executive sessions being held at every meeting, and interacted with members of our human resources department with respect to certain of these matters.

Independence of Compensation Consultant

In connection with FW Cook’s appointment, the Compensation Committee evaluated FW Cook’s independence and considered our policy on independence of the Compensation Committee’s consultant and other advisers, which is contained in our Corporate Governance Guidelines and the Compensation Committee’s charter. The Compensation Committee also considered the six independence factors as required by Nasdaq and the SEC, which are specified in the following table. After analyzing each of these factors indicated in the following table and our policy on independence relative to FW Cook’s engagement, the Compensation Committee concluded that FW Cook is independent.

Independence Factor	Information Considered
Other services provided to Citrix by FW Cook	None.
Citrix fees received by FW Cook, as a percentage of FW Cook’s total revenue	Modest and represents less than 0.5% of FW Cook’s total revenue.
FW Cook’s policies and procedures that are designed to prevent conflicts of interest	FW Cook maintains a number of internal mechanisms and policies designed to prevent conflicts of interest.
Business or personal relationships between the Compensation Committee’s individual compensation adviser and members of the Compensation Committee	The Compensation Committee’s individual compensation adviser has no direct business or personal relationships with any member of the Compensation Committee. FW Cook has provided consulting services to two companies that are affiliated with members of the Compensation Committee.
Citrix stock owned by the Compensation Committee’s individual compensation adviser	The Compensation Committee’s individual compensation adviser does not directly own any Citrix stock, and the practice is prohibited under FW Cook’s policies.
Business or personal relationships between the Compensation Committee’s individual compensation adviser, or FW Cook, with a Citrix executive officer	The Compensation Committee’s individual compensation adviser serves as an advisor to a Compensation Committee for a company where one of our executive officers sits on the Board. FW Cook does not believe that this relationship presents a conflict.

Our Use of Benchmarks and Peer Group Analysis

We annually conduct a competitive analysis of the compensation paid to our executive officers and review the compensation practices of our peer group and of the software industry overall. As in prior years, the analysis for 2017 measured our compensation opportunities for executive officers and actual compensation paid against information from the following sources:

•	independent, commercially available surveys on executive compensation within the software industry, tailored to reflect our relative market capitalization and revenue, including the Radford Global Technology Survey and the Radford Global Sales Survey; and
•	a benchmark analysis prepared by FW Cook using commercially available survey data and information from publicly filed reports from a group of peer technology companies, or the peer group, specifically identified by the Compensation Committee.

We annually evaluate the composition of our peer group and adjust the composition of our peer group for factors such as recent acquisitions of peer companies, new markets that we have entered or changes in the technology market landscape. In 2016, with assistance from our independent compensation consultant, we again focused on developing a peer group to address the dynamics in the markets for talent in which we compete. Based on this assessment, in the fourth quarter of 2016, our Compensation Committee

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revised our executive compensation peer group for 2017 to include Palo Alto Networks and ServiceNow and to remove LinkedIn, Rackspace Hosting and Yahoo! due to acquisitions.

Our peer group includes:

•	companies that represent an appropriate range from a size and scope perspective;

•	innovative companies that operate in virtualization, cloud, software-as-a-service and networking markets; and

•	companies with whom we compete for talent.

We believe that our peer group continues to be aligned with our strategic vision and positions us to attract, retain and engage high performing leaders. Moreover, our peer group, with its inclusion of a full array of companies with whom we compete for talent, maintains Citrix’s position at approximately the group median across revenue and other key financial metrics we view as important in selecting a peer group. The table below lists the companies in our 2017 peer group indicating the peers with whom we regularly compete for executive, managerial and technical talent. We believe that our 2017 peer group is composed of innovative, software-focused businesses operating on a global scale, like Citrix, and are the companies with whom we look to align our executive compensation practices.

Trademarks are property of their respective owners.

(1)	Fiscal year end data presented in the table is for fiscal year ending in 2017, other than VMWare whose fiscal year end data is for its fiscal year ended on February 2, 2018.

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We use peer group benchmarks as one of several factors that inform our judgment of appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. Our executive compensation decisions are made on a case-by-case basis, and benchmarks are just one consideration within our holistic approach to executive compensation. Based on a regular review of our peer group, in October 2017, our Compensation Committee made no changes to our executive compensation peer group for 2018.

Components of Compensation

Commitment to Performance-Based Cash and Equity Compensation

Our key executive compensation guiding principle continues to be closely aligning the compensation of our executive officers with the creation of long-term value for our shareholders by tying a significant portion of total target direct compensation opportunity to our performance. The following pie charts show the 2017 total target direct compensation mix for our President and Chief Executive Officer, Mr. Henshall, and the average total target direct compensation mix for our other Named Executive Officers, other than Mr. Calderoni, our Executive Chairman, and Mr. Ferrer, our Executive Vice President and Chief Revenue Officer who joined Citrix in October 2017 and was not included in the annual compensation planning process during 2017. For 2017, our President and Chief Executive Officer’s total target direct compensation was 54% performance-based and 92% at risk as shown below. Also as shown below, approximately 54% of the target direct compensation of our other Named Executive Officers, on average, was performance-based and 90% was at risk. We consider compensation to be “at risk” if vesting is subject to achievement of performance targets or the value received is dependent on our stock price.

(1)	Total target direct compensation includes: (a) 2017 base salary in effect at the end of fiscal year 2017, (b) target 2017 annual variable cash compensation award in effect at the end of fiscal year 2017, and (c) grant date fair value of TRSUs and PRSUs granted during fiscal year 2017 (other than the PRSUs granted in August 2017 for retention purposes, as discussed below, which are based on the closing price of Citrix common stock on the last business day of fiscal year 2017).

Base Salary

Salary levels for our executive officers are based on several factors, including individual performance and experience, the scope of the role and competitive ranges informed by compensation data reported for similar roles at companies in our peer group.

In 2017, based on the objectives of our executive compensation program, our evaluation criteria for individual performance, Citrix’s overall performance and other factors described above, the base salaries of our Named Executive Officers were increased, effective April 1, 2017, unless otherwise indicated below.

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	2016 Base Salary ($)	2017 Base Salary ($)	Increase/ Decrease (%)
David J. Henshall(1) President and Chief Executive Officer	725,000	1,000,000	37.9
Kirill Tatarinov Former President and Chief Executive Officer	1,000,000	1,000,000	—
Mark M. Coyle(2) Senior Vice President of Finance and Former Interim Chief Financial Officer	390,000	520,000	33.3
Robert M. Calderoni(3) Executive Chairman	1,000,000	750,000	(25.0)
Mark J. Ferrer(4) Executive Vice President and Chief Revenue Officer	—	550,000	—
Donna N. Kimmel Senior Vice President and Chief People Officer	425,000	435,000	2.4
Carlos E. Sartorius Former Executive Vice President, Worldwide Sales and Services	550,000	550,000	—

(1)	Mr. Henshall’s base salary was increased to $740,000 for 2017 while serving as Executive Vice President, Chief Operating Officer and Chief Financial Officer and was further increased to $1,000,000 upon his appointment as President and Chief Executive Officer on July 10, 2017. Mr. Henshall received such base salary through the end of 2017.
(2)	Mr. Coyle’s salary was increased to $400,000 for 2017 and was further increased to $520,000 upon his appointment as Interim Chief Financial Officer on July 10, 2017, and he received such base salary through the end of 2017.
(3)	Mr. Calderoni received a base salary of $1,000,000 in his capacity as Interim Chief Executive Officer and then as Executive Chairman during 2016. Mr. Calderoni’s salary was reduced to $500,000, effective January 31, 2017, and was increased to $750,000, effective July 10, 2017, in connection with Mr. Henshall’s appointment as President and Chief Executive Officer to ensure continuity of leadership as we continue our transformation.
(4)	Mr. Ferrer joined Citrix in October 2017.

Variable Cash Compensation

Our Compensation Committee oversees our variable cash compensation plan, with administrative tasks delegated to the leadership team. We believe that, for an annual cash compensation plan to be effective, it should be easy to understand. Accordingly, we use a limited number of financial targets that focus our executive officers on the key metrics underlying our strategic plan and align performance pay strictly with financial results.

Over the past nine years, our variable cash compensation plan has paid between 58.8% and 160.9% and has paid above 100% four times, as shown below:

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As discussed below, we tailor our variable cash compensation plan to our strategic and business objectives and our results vary based on achievement of those objectives. The Compensation Committee and our Board of Directors retain the discretion to decrease or increase payout of our variable cash compensation plan to account for extraordinary circumstances and to balance the interests of the plan participants with the interests of our shareholders. Over the nine years summarized in the graph above, we did not apply discretion to increase or decrease plan payouts, and no bonuses or awards were granted to make-up for forfeited awards.

For 2017, each executive officer’s variable cash compensation plan award was based 100% on the achievement of financial targets established by the Compensation Committee. For 2017, as discussed below, our Compensation Committee determined to align achievement with product and SaaS bookings, reported revenue and non-GAAP corporate operating margin.

To ensure the integrity of our operating plan, and to safeguard shareholder value, the payout levels under our variable cash compensation plan are designed to motivate performance that meets or exceeds our financial plan objectives while mitigating undue exposure for under-performance of these objectives. Our program is designed to provide appropriately tailored incentives to our executive officers aligned to our strategy while driving our financial performance to benefit our shareholders when we are successful. For example, our corporate strategy is based on a substantial growth model in which we balance investments in top-line performance, represented in our 2017 executive variable cash compensation plan, as described below, by a 70% weighting of reported revenue and product and SaaS bookings, and with profitability represented by a 30% weighting on non-GAAP corporate operating margin.

We rigorously test our plan design to ensure that the structure and possible outcomes do not create incentives for our executive officers to take unnecessary and excessive risks that would impact our long-term value. Specifically, we model potential award payouts generated by various performance attainment levels against corporate goals for product and SaaS bookings, revenue, and non-GAAP corporate operating margin.

We also model the likely impact on shareholder value based on achieving all possible product and SaaS bookings, revenue, and non-GAAP corporate operating margin targets. This modeling helps to inform threshold, target and maximum payout levels for the plan and ensures that awards, when viewed relative to the applicable performance goal, are consistent with our overall corporate operating plan for the year and provide the right balance of compensation to our executive officers for actual results versus returns to the business and our shareholders.

The financial targets established were consistent with our 2017 corporate operating plan, which was approved by our Board of Directors. Our variable cash compensation plan weighted the financial components as follows:

•	40% for achieving product and SaaS bookings of $1.185 billion;
•	30% for achieving a reported revenue target of $2.906 billion; and
•	30% for achieving a non-GAAP corporate operating margin target of 32.1%.

For 2017, we added Product and SaaS bookings as a metric and weighted this metric at 40% to emphasize top line performance and commercial execution consistent with our strategic plan. We continued to equally weigh revenue and non-GAAP corporate operating margin for the remaining 60% as we did in 2016. The revenue target for 2017 was lower than the revenue target of $3.310 billion for the 2016 variable cash compensation plan as a result of the separation of our GoTo business in early 2017 and is consistent with our corporate operating plan for our continuing operations following the separation of the GoTo business approved by our Board of Directors in January 2017. Also consistent with the profitability target in our corporate operating plan, the 2017 non-GAAP corporate operating margin target represents an increase of 310 basis points from the operating margin target of 29.0% in our 2016 variable cash compensation plan and was higher than our actual non-GAAP corporate operating margin for fiscal year 2016.

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Our variable cash compensation plan provided for a premium in the event of overachievement of targets, capped at 200% of the target payout amount, and a reduction in the event of underachievement of targets, depending on actual results. The following chart shows the maximum performance amounts that would have resulted in a payout of 200% of the target amount and the minimum performance requirements that needed to be met before any award could be earned.

	Minimum Performance (30% payout)	Maximum Performance (200% payout)
Product and SaaS Bookings	$1.066 billion	$1.303 billion
Revenue	$2.760 billion	$3.051 billion
Non-GAAP Operating Margin %	30.5%	33.7%

The maximum revenue threshold represents a 12.2% decrease from the $3.475 billion maximum threshold set for fiscal year 2016 primarily as a result of the separation of our GoTo business as discussed above. Although the maximum revenue threshold in the 2017 executive variable cash compensation plan decreased as compared to the 2016 maximum revenue threshold due to significant divestment, our Compensation Committee viewed it as requiring the same level of performance rigor as was the case under our 2016 variable cash compensation plan.

The maximum non-GAAP corporate operating margin threshold represents an increase of 110 basis points from the 32.6% maximum threshold set for fiscal year 2016, reflecting our focus on further increasing our operating margin during 2017.

When actual performance falls between the threshold and the target performance levels or between the target and maximum performance levels, payouts are calculated using a graduated slope to provide for the fair distribution of operating profit for overachievement and appropriate compensation reductions for underachievement, as applicable. Further, no incentive is payable under our variable cash compensation plan unless at least 90% of any one of the financial components of our variable cash compensation plan is achieved, and at such threshold level an executive officer receives only 30% of his or her target variable cash compensation allocated to such component. This payout structure recognizes that, in a business of this scale, while overachievement merits a greater reward, any underachievement should be penalized.

Consistent with the way we calculate and publicly report our financial results, the financial targets and attainment levels for corporate operating margin are adjusted to exclude certain GAAP measurements, including amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, non-cash charges related to amortization of debt discount, accruals related to patent litigation, charges related to our restructuring programs, separation costs, the tax effects related to these items, the tax impact related to the separation of our GoTo business, charges for the estimated impact from the enactment of the U.S. Tax Cuts and Jobs Act in December 2017 related to the transition tax on accumulated overseas profits and the revaluation of our U.S. deferred tax assets and liabilities, and any other items adjusted from our GAAP results in our reported earnings.

Total Target Cash Compensation Mix

For 2017, our compensation evaluation processes during our annual cycle and in connection with any promotions or executive hires during the year resulted in target awards for our Named Executive Officers (other than our Executive Chairman) under our variable cash compensation plan that ranged from 75% to 125% of base salary, based on the factors discussed above.

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Our Named Executive Officer compensation packages had the following target mix of cash compensation in 2017, expressed both as a percentage of total target cash compensation and in dollars:

	Total Target Cash Compensation Mix ($ and % of Total Target Cash Compensation)
	Base Salary		Target Variable Cash Compensation		Total Target Cash Compensation
	($)	(%)	($)	(%)	($)	(%)
David J. Henshall(1)
President and Chief Executive Officer	1,000,000	44.4	1,250,000	55.6	2,250,000	100
Kirill Tatarinov
Former President and Chief Executive Officer	1,000,000	44.4	1,250,000	55.6	2,250,000	100
Mark M. Coyle(2)
Senior Vice President of Finance and Former Interim Chief Financial Officer	520,000	52.6	468,000	47.4	988,000	100
Robert M. Calderoni(3)
Executive Chairman	750,000	100.0	—	0.0	750,000	100
Mark J. Ferrer
Executive Vice President and Chief Revenue Officer	550,000	50.0	550,000	50.0	1,100,000	100
Donna N. Kimmel
Senior Vice President and Chief People Officer	435,000	57.1	326,250	42.9	761,250	100
Carlos E. Sartorius
Former Executive Vice President, Worldwide Sales and Services	550,000	50.0	550,000	50.0	1,100,000	100

(1)	Prior to his promotion to President and Chief Executive Officer in July 2017, Mr. Henshall’s base salary was $740,000 and his target variable cash compensation was $740,000. Mr. Henshall received a base salary of $1,000,000 and a variable cash compensation target of 125% of base salary upon his appointment as President and Chief Executive Officer on July 10, 2017 through the end of 2017 on a pro-rated basis. As a result, his total target variable cash compensation for 2017 was $979,425.
(2)	Mr. Coyle was appointed as Interim Chief Financial Officer on July 10, 2017, and his base salary was adjusted from $400,000 to $520,000 and his variable cash compensation target increased from 50% to 90% of his base salary through the end of 2017. As a result, his total target variable cash compensation for 2017 was $326,526.
(3)	In January 2017, Mr. Calderoni’s base salary was reduced from $1,000,000 to $500,000; and in connection with the appointment of Mr. Henshall as President and Chief Executive Officer, Mr. Calderoni’s base salary was increased to $750,000 through the end of 2017. Mr. Calderoni does not participate in our variable cash compensation plan.

Determination of Awards

Early in the first quarter of 2018, our finance team reviewed and approved the calculations of financial target attainment levels, which were based on and consistent with, our publicly reported financial results for 2017, and the 2017 award amounts payable to executive officers that were generated by members of our human resources department in accordance with the terms of our variable

cash compensation plan. At a meeting held in February 2018, our Compensation Committee approved (or, in the case of our President and Chief Executive Officer, recommended to the Board of Directors for approval) the payouts under our 2017 executive variable cash compensation plan, including approval of the award calculations shown in the table below. As in the past, in 2017, we did not adjust the resulting payouts under our variable cash compensation plan.

	Goal	Actual	Attainment	Payout	Weighting	Payout
	(amounts are approximate due to rounding)
Product & SaaS Bookings	$1.185 billion	$1.180 billion	99.6%	97.3%	40%	38.92%
Revenue	$2.906 billion	$2.825 billion	97.2%	60.9%	30%	18.28%
Non-GAAP Corporate Operating Margin %	32.1%	31.6%	98.5%	78.6%	30%	23.57%
Total Weighted Payout %						80.77%

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The table below summarizes the payments approved by our Compensation Committee (or, in the case of our President and Chief Executive Officer, approved by the Board of Directors) under our variable cash compensation plan compared to each executive officer’s target award for 2017. Each Named Executive Officer listed below received 80.77% of his target award for 2017, except as noted below in the notes to the table.

	Target Variable Cash Compensation Award ($)(1)	Actual Variable Cash Compensation Award Paid ($)	Percentage of Target Awards Paid (%)
David J. Henshall
President and Chief Executive Officer	979,425	791,081	80.77
Kirill Tatarinov(2)
Former President and Chief Executive Officer	1,250,000	—	—
Mark M. Coyle
Senior Vice President of Finance and Former Interim Chief Financial Officer	326,526	263,735	80.77
Robert M. Calderoni(3)
Executive Chairman	—	—	—
Mark J. Ferrer (4)
Executive Vice President and Chief Revenue Officer	137,123	110,755	80.77
Donna N. Kimmel
Senior Vice President and Chief People Officer	324,401	262,018	80.77
Carlos E. Sartorius
Former Executive Vice President, Worldwide Sales and Services	550,000	444,235	80.77

(1)	Other than the target variable cash compensation award for Carlos Sartorius, all target variable cash compensation awards are pro-rated to reflect changes in compensation during 2017.
(2)	Mr. Tatarinov did not receive a variable cash compensation award for 2017 as a result of his departure from the company.
(3)	Mr. Calderoni did not participate in our variable cash compensation program for 2017.
(4)	Mr. Ferrer’s target variable cash compensation and his actual variable cash compensation award are pro-rated to reflect less than a full year of service.

Equity-Based Long-term Incentives

The purpose of our equity-based long-term incentives is to attract, retain and engage high performing leaders, further align employee and shareholder interests, and continue to closely link executive compensation with company performance. Our equity-based long-term incentive program is an essential component of the total compensation package offered to our executive officers, reflecting the importance that we place on motivating and rewarding superior results with long-term and performance-based incentives.

Approach to Equity-Based Awards

Since 2012, our annual equity grant program has consisted entirely of restricted stock units, except restricted stock awards granted to our Executive Chairman in 2015 and our former President and Chief Executive Officer in 2016. Our portfolio of equity awards granted to executive officers on an annual basis has been a mix of just two equity elements, half of which have been tied to long-term total shareholder return. Specifically, beginning in 2012, our equity-based long-term incentive program has been targeted to consist of at least 50% performance-based restricted stock units tied to achievement of total shareholder return metrics and 50% service-based restricted stock units.

We targeted this same mix in 2017; and, with the assistance of its independent compensation consultant and as a result of feedback we received from our shareholders, the Compensation Committee implemented a relative total shareholder return metric for our 2017 performance-based restricted stock units. In 2017, in addition to our annual equity grant program, Mr. Henshall was awarded restricted stock units in connection with his promotion to President and Chief Executive Officer, Mr. Ferrer was awarded restricted stock units in connection with his hiring as Executive Vice President and Chief Revenue Officer, and certain of our other executive officers were awarded retention restricted stock units, one-half of which were service-based restricted stock units to promote retention and stability of our leadership team during this period of leadership and business transition for our

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company and one-half of which were performance-based restricted stock units to drive the achievement of company operational goals. Mr. Calderoni received an equity award in connection with his agreement to remain in the role of Executive Chairman through December 31, 2018, and did not participate in our annual equity grant program or the retention awards granted to certain of our executive officers during August 2017.

We believe that our executive officers’ compensation portfolio, including equity awards, consists of a higher percentage of awards tied to objective financial measures than is the case in the compensation portfolios of most of our peer group companies. The exclusive use of restricted stock units granted to our executive officers furthers our goals of reducing dilution, burn rate and overhang by reducing the number of shares of our common stock subject to equity-based awards while continuing to provide incentive for our high performers to remain with us and continue to perform at a high level. Also, the inclusion of performance-based restricted stock units based on the achievement of total return to our shareholders over a three-year period has placed a strong emphasis on stock price performance, which underscores our focus on growth. We believe that this equity mix aligns our executive officers’ interests with those of our shareholders because our executive officers must return value to our shareholders over the long-term before half of their awards are earned.

Equity-Based Award Grant Levels

When establishing equity grant levels for our executive officers, our Compensation Committee considers the existing value of vested and unvested equity-based awards held by the executive officers relative to each other and to our employees as a whole, previous grants of equity-based awards to our executive officers, our overhang of equity-based awards and targeted burn rates for equity-based awards and the vesting schedules of previously granted equity-based awards, as well as the various other factors described above. In addition, our Compensation Committee considers the market competitive value for an executive officer’s role, the relative level of impact the executive officer has or is expected to have on company performance, and the current and prospective performance of the executive officer in his or her role. For the equity grant levels for promotion and new-hire awards, the Compensation Committee also considers market practices for such awards and the difficulty in recruiting high performing leaders with in-demand skills. While our

Compensation Committee is aware of the accounting costs of equity-based awards, that in itself is only one of several factors in determining individual equity-based awards.

Adjustments to Outstanding Equity Awards in Connection with the GoTo Separation

In connection with the separation of our GoTo business and its subsequent merger with LogMeIn, Inc., as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, in February 2017, we adjusted the number of our outstanding restricted stock unit and stock option awards, as well as the exercise price of stock option awards, to preserve the intrinsic value of the awards following the GoTo separation. These equity awards continue to vest over the original vesting periods.

Further, in February 2017, we adjusted the opening price of our outstanding performance-based equity awards subject to total shareholder return performance metrics to reflect the value of the shares of LogMeIn stock distributed to our shareholders in connection with the GoTo separation.

Restricted Stock Unit Awards

Pursuant to the Amended and Restated 2014 Plan, we may grant executive officers various types of awards, including market performance-based restricted stock units, performance-based restricted stock units, and service-based restricted stock units. Once vested, each restricted stock unit represents the right to receive one share of our common stock.

Annual Performance-Based Awards

When designing the annual performance-based awards to be granted to our executive officers in March 2017, our Compensation Committee considered the following objectives:

•	Providing an incentive that has clear performance measures and aligned rewards; and

•	Providing meaningful retention value and reward for performance even during a market downturn if Citrix outperforms similar software companies.

To achieve the objectives described above, our Compensation Committee tied vesting of the annual performance-based restricted stock units awarded in March 2017 to Citrix’s relative total shareholder return over a three-year performance period compared to a pre-established custom index group. The Compensation Committee believed that this metric was sufficiently challenging to align the interests of our executive officers

2018 Proxy Statement	53

receiving annual grants in 2017 with those of our shareholders. The number of restricted stock units vested as a percentage of the target award received by each executive officer will be determined in accordance with the following table (utilizing straight-line interpolation between the 41st percentile and the 80th percentile when compared to the index group companies):

Relative Total Shareholder Return (TSR) Percentile	Percentage of Target Award Vested
Below 41st Relative TSR Percentile	None
41st to 60th Relative TSR Percentile	50% to 99%
61st to 80th Relative TSR Percentile	100% to 200%
Greater than 80th Relative TSR Percentile	200%

The Compensation Committee took extra precautions to limit payouts in the event our return is negative and limited awards in that case. If our total shareholder return is negative, the number of restricted stock units earned will be no more than 100% regardless of the relative total shareholder return percentile.

Our custom index group for purposes of these performance-based awards was identified using objective selection criteria, including industry and company size. The custom index group includes forty-three companies selected from the S&P Computer Software Index, S&P Software Services Select Industry Index, S&P 500 Telecom & IT Index and industry product competitors. The Compensation Committee determined that a custom index including these companies was better aligned to Citrix’s business model with an expected higher correlation to our stock price than any existing index.

These performance-based awards are intended to ensure that a meaningful share of our executives’ equity compensation is contingent upon future outperformance compared to an index group rather than continued employment or the appreciation of Citrix stock alone. The restricted stock units underlying these awards cliff vest after a three-year period based on the performance of Citrix common stock during that period and do not have an interim performance measurement period. Our executive officers, other than our Executive Chairman and Executive Vice President and Chief Revenue Officer, received performance-based restricted stock units having these relative metrics in March 2017 as part of our annual grant cycle.

Retention Performance-Based Awards

In August 2017, in addition to our annual equity grant program, Mr. Henshall was awarded performance-based restricted stock units in connection with his promotion to President and Chief Executive Officer, and certain of our other executive officers were awarded retention performance-based restricted stock units to promote retention of our leadership team and drive the achievement of company operational goals during our business transition. In determining the level of performance-based awards for Mr. Henshall, with the assistance of its independent compensation consultant, the Compensation Committee reviewed the value of Mr. Henshall’s current outstanding equity awards and market compensation data for Chief Executive Officers and, especially, internally promoted Chief Executive Officers. To closely align performance metrics with company strategy during our business transition, one-half of these performance-based awards are tied to achievement of non-GAAP net operating margin and the other half are tied to achievement of subscription bookings as a percentage of total product and subscription bookings, in each case during the last year of the performance period. The Compensation Committee chose subscription bookings as a percentage of total product and subscription bookings and non-GAAP operating margin to help focus our executive officers on our strategy to accelerate our transition to a cloud-based subscription business, while maintaining profitability.

The Compensation Committee approved the awards effective as of August 1, 2017; however, the threshold, target and maximums for the relevant performance metrics were not established until the first quarter of 2018 in connection with the approval of a multi-year operating plan by our Board of Directors. The grant date fair value of these performance-based restricted stock units was not determined until the performance goals were established in 2018; and, therefore, these awards are not included in the Summary Compensation Table or Grants of Plan Based Awards Table below, but will be reflected in those tables in the proxy statement for our 2019 Annual Meeting of shareholders.

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The payout curve for the portion of these performance-based awards that may be earned based on achievement of Citrix non-GAAP net operating margin is as follows (utilizing straight-line interpolation between percentages):

Non-GAAP Net Operating Margin(1)	Percentage of Target Award Vested
Threshold	50%
Target	100% for Mr. Henshall / 150% for Other Executives
At or above Maximum	200%

(1)	Targets were not set in fiscal year 2017

No restricted stock units will vest if non-GAAP net operating margin is less than the threshold. For this purpose, “non-GAAP net operating margin” is Citrix’s non-GAAP net operating margin measured during the period from January 1, 2019 to December 31, 2019, excluding certain GAAP measurements in accordance with Citrix’s past practices, including amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, non-cash charges related to amortization of debt discount, accruals related to patent litigation, charges related to restructuring programs, charges related to separation activities, the tax effects related to these items and any other items adjusted from the GAAP results in Citrix’s reported earnings as approved by our Audit Committee.

The payout curve for the portion of these performance-based awards that may be earned based on achievement of subscription bookings as a percentage of total product and subscription bookings is as follows (utilizing straight-line interpolation between percentages):

Subscription Bookings as a Percentage of
Total Product and Subscription Bookings(1)	Percentage of Target Award Vested
Threshold	50%
Target	100% for Mr. Henshall / 150% for Other Executives
At or above Maximum	200%

(1)	Targets were not set in fiscal year 2017

No restricted stock units will vest if subscription bookings as a percentage of total product and subscription bookings is less than the threshold. For this purpose, “subscription bookings as a percentage of total product and subscription bookings” is Citrix’s total term, cloud (SaaS), hybrid-cloud and Citrix Service Provider product subscription bookings or any other product bookings from subscription offerings, including subscription renewals, expansions, extensions, upgrades, updates, initial and add-on or multiple year terms of any of the foregoing, but excluding transition and trade-up bookings, over Citrix’s total product and subscription bookings, excluding transition and trade-up bookings, in each case excluding ShareFile SMB bookings, measured for fiscal year 2019.

Our Compensation Committee decided to provide for 150% payout for target achievement of these awards for executive officers, other than our President and Chief Executive Officer, to create a significant retention mechanism for the company’s key executives during a time of leadership and strategy transition that is aligned with the company’s strategy of accelerating its transformation into a cloud-based subscription business while maintaining a commitment to operational efficiency. In the judgment of the Compensation Committee, the loss of the company’s key executives during such a time, and the impact that such attrition could have on value creation, significantly exceeds the value of the potential payout at target achievement.

Service-Based Awards

Consistent with our past practice, in March 2017, we also entered into restricted stock unit agreements with our executive officers, other than our Executive Chairman and Executive Vice President and Chief Revenue Officer, for service-based restricted stock unit awards that were not subject to performance criteria and that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement. These restricted stock awards represented 50% of the equity grants awarded to our executive officers who participated in our annual equity grant program.

Our Compensation Committee also granted service-based restricted stock units to Mr. Henshall in connection with his promotion to President and Chief Executive Officer and Mr. Ferrer as his new-hire equity award, with one-third of

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the units in each case vesting on the first, second and third anniversaries of the date of the award agreement. In January 2017, the Compensation Committee granted service-based restricted stock units to Mr. Calderoni in connection with his agreement to remain in the role of Executive Chairman through December 31, 2018, with 5/8 of the award vesting monthly during the first year and 3/8 vesting monthly during the second year, reflecting his two-year commitment and the Board’s plan to transition the role over this period. Finally, our Compensation Committee awarded retention service-based restricted stock units to certain of our executive officers in August 2017, to promote retention and stability of our leadership team during this period of leadership and business transition for our company. One-half of these restricted stock unit awards vested on March 30, 2018, and one-half of these restricted stock unit awards will vest on December 31, 2018.

Vesting of these service-based restricted stock units is subject to the continued employment of the executive officer with Citrix through the applicable vesting date or, in the case of Mr. Calderoni, his continued service to Citrix (including as a member of the Board of Directors) through the applicable vesting date.

The equity-based awards indicated in the table below for our President and Chief Executive Officer, former President and Chief Executive Officer, Senior Vice President and former Interim Chief Financial Officer, Senior Vice President and Chief People Officer, and former Executive Vice President, Worldwide Sales and Services reflect an equity portfolio mix that is 50% performance-based or market-performance based restricted stock units and 50% service-based restricted stock units. Mr. Ferrer received new hire service-based restricted stock units upon joining Citrix in October 2017. This new-hire award is reflected in the table below. Further, Mr. Calderoni’s equity award indicated in the table below includes the service-based restricted stock units granted to him in connection with his agreement to extend his term as Executive Chairman through December 31, 2018. For further details regarding these equity awards, see Individual Executive Compensation Decisions beginning on page 57.

The following table summarizes our 2017 equity-based awards to our Named Executive Officers, including retention restricted stock unit awards granted in August 2017:

	Target Performance- Based Restricted Stock Unit Awards (#)	Service-Based Restricted Stock Unit Awards (#)
David J. Henshall
President and Chief Executive Officer	60,048	60,048
Kirill Tatarinov
Former President and Chief Executive Officer	50,529	50,529
Mark M. Coyle
Senior Vice President of Finance and Former Interim Chief Financial Officer	13,786	13,787
Robert M. Calderoni
Executive Chairman	—	112,296
Mark J. Ferrer(1)
Executive Vice President and Chief Revenue Officer	—	50,314
Donna N. Kimmel
Senior Vice President and Chief People Officer	29,444	29,446
Carlos E. Sartorius
Former Executive Vice President, Worldwide Sales and Services	27,500	27,500

(1)	Reflects Mr. Ferrer’s new-hire service-based equity award.

2018 Equity Awards

Based on a review of our equity compensation program and feedback from our shareholders over the past two years, and with the assistance and guidance of its independent compensation consultant, our Compensation Committee implemented an operating metric for our 2018 performance-based restricted stock units. These performance-based restricted stock units cliff vest after a three-year period based on Citrix operating performance during the measurement period and do not have an interim performance measurement period. The performance-based restricted stock units are earned based on our subscription bookings as a percentage of total product and subscription bookings measured from

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January 1, 2020 to December 31, 2020. Our Compensation Committee determined to award performance-based restricted stock units tied to this operational metric to further incentivize our executives to achieve this financial goal that is directly tied to the multi-year business transition strategy that we reviewed with our shareholders in October 2017 and January 2018. The acceleration of our new business mix significantly towards ratable subscriptions (that is, subscription bookings as a percentage of total product and subscription bookings) is expected to be one of the strongest indicators of the success of our business transition over the three-year performance period and a driver of value creation for our shareholders. Our executive officers, other than our Executive Chairman, received performance-based restricted stock units using this operational metric in March 2018 as part of our annual grant cycle. These performance-based restricted stock units represented one-half of the 2018 annual equity grants, which also included service-based restricted stock units in accordance with our past practice.

Benefits

Our executive officers participate in our broad-based employee benefit plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid by executive officers under these plans. We offer a stock purchase plan, under which our employees may purchase shares of our common stock at a 15% discount from the fair market value of our common stock on the first or last business day of the purchase period, whichever is lower (determined by reference to the closing price of our common stock on each such date), and a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis and which provides a matching contribution from our company. We also maintain insurance and other benefit plans for our employees. Our executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees, which reflects industry standards and their relative base salary levels. Our executive officers also receive reimbursement for annual health physicals and are eligible for relocation assistance upon joining our company. During 2017, we did not offer any non-qualified deferred compensation plans or supplemental retirement plans to our executive officers. During 2017, we provided relocation benefits to our former President and Chief Executive Officer as described below. For more information, please refer to the Summary Compensation Table and the Nonqualified Deferred

Compensation Table below. We have always limited the perquisites that are generally made available to our executive officers.

Individual Executive Compensation Decisions

Next, we discuss how we apply the policies and practices described above and the resulting compensation paid or awarded to each of our Named Executive Officers for the year ended December  31, 2017 as set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Executive Chairman and President and Chief Executive Officer

Executive Chairman

Mr. Calderoni, a director of Citrix since June 2014, has served as our Executive Chairman since July 2015. Our Compensation Committee and Board of Directors re-evaluated the role of Executive Chairman at the end of 2016 and during the first quarter of 2017. During that review, our Compensation Committee and Board of Directors considered, among other things, that Mr. Calderoni’s experience leading a software company through a transition of its legacy business to a cloud-based subscription revenue business gives him the operational skills, experience and judgment necessary to oversee the execution of our strategic plan and to help drive our transition to the cloud. Our Board of Directors believed that it was in the best interests of our shareholders for Mr. Calderoni to remain in the role of Executive Chairman through December 31, 2018, and thereafter serve on our Board of Directors as a non-employee director with compensation that is consistent with that of our independent directors. As a result, we entered into an employment agreement with Mr. Calderoni that was effective as of January 31, 2017 and has a term that ends on December 31, 2018, subject to Mr. Calderoni’s re-election to the Board of Directors by our shareholders.

The Compensation Committee, in making its recommendation to our Board of Directors regarding the employment agreement with Mr. Calderoni, consulted with its independent compensation consultant and considered Mr. Calderoni’s prior compensation package as Executive Chairman and the transitional nature of the ongoing role. The employment agreement provided for Mr. Calderoni to receive a base salary of $500,000 (a decrease from his prior base salary of $1,000,000) and a restricted stock unit award in February 2017 with an aggregate value of $8,000,000, which award consisted of 112,296 service-based restricted

2018 Proxy Statement	57

stock units. This equity award vests over a two-year period with 5/8 of the award vesting monthly during the first year and 3/8 vesting monthly during the second year, reflecting his two-year commitment to the role of Executive Chairman and the Board’s plan to transition the role over this period. Mr. Calderoni does not participate in our variable cash compensation plan.

In connection with Mr. Henshall’s appointment as President and Chief Executive Officer of our company, the Compensation Committee recommended an amended employment agreement with Mr. Calderoni that provided for an increase in his annual base salary from $500,000 to $750,000 (as a result, Mr. Calderoni received base salary compensation of $659,722 in 2017). The amended employment agreement also provided for Mr. Calderoni to receive an equity award with an aggregate value of $5,000,000 in January 2018, which award consisted of 57,025 service-based restricted stock units that cliff vest on December 31, 2018, the end of the transition period for his role as Executive Chairman. The Compensation Committee, in making its recommendation to our Board of Directors regarding the amended employment agreement, consulted with its independent compensation consultant and considered the increased time commitment expected from Mr. Calderoni during this period as a result of the changes in our leadership team and the undertaking of a series of strategic initiatives around operational efficiencies, capital allocation and acceleration to a cloud-based subscription business, including Mr. Calderoni’s role as chair of an ad hoc Operations and Capital Committee of our Board of Directors formed at that time.

Our Board of Directors approved Mr. Calderoni’s amended employment agreement, including his equity awards and his 2017 compensation, upon the recommendation of the Compensation Committee.

Chief Executive Officer Compensation

Our President and Chief Executive Officer is responsible for overseeing all of our corporate functions, product strategy and development, go-to-market activities and the attainment of our strategic, operational and financial goals. Working in concert with the leadership team and our Board of Directors, our President and Chief Executive Officer formulates current and long-term strategic plans and objectives and is chief spokesperson to our employees, customers, partners and shareholders.

Based on a recommendation of the Compensation Committee, our Board of Directors determines compensation for our President and Chief Executive

Officer using the same factors it uses for other executive officers, placing less emphasis on base salary and, instead, driving greater performance-based alignment through equity-based long-term and variable cash compensation. In assessing the compensation paid to our President and Chief Executive Officer, the Compensation Committee relies on the advice of its independent compensation consultant, information from selected benchmarks and its judgment with respect to the factors described above and specific factors described below.

President and Chief Executive Officer; Former Executive Vice President, Chief Operating Officer and Chief Financial Officer

During 2017, Mr. Henshall served as our Executive Vice President, Chief Financial Officer and Chief Operating Officer prior to his appointment as President and Chief Executive Officer in July 2017. In such capacity, Mr. Henshall was responsible for overseeing our relations with our investors, budgeting and planning, financial accounting, operations, tax, treasury, information technology and security, and supply chain management. Mr. Henshall was also responsible for developing our overall financial and capital management strategies. As discussed above, effective April 1, 2017, Mr. Henshall’s annual base salary was increased from $725,000 to $740,000. Prior to his appointment as President and Chief Executive Officer, Mr. Henshall’s target variable cash compensation award as a percentage of base salary was set at 100% of his base salary.

In approving the initial compensation package and promotion equity award for Mr. Henshall in his capacity as President and Chief Executive Officer, our Compensation Committee was mindful of the demands on, and responsibilities of, a leader of a global organization of the scale and complexity of Citrix, especially given that our company is going through a significant transition during which our Board of Directors is driving substantial change. Accordingly, our Compensation Committee, with assistance from its independent compensation consultant, conducted a comprehensive review of pay structures for chief executive officers at our peer companies, including the pay structures for internally promoted chief executive officers. As a result of that review, our Compensation Committee determined that it was important to establish a compensation framework for Mr. Henshall that would provide a total target direct compensation opportunity that was competitive with those of chief executive officers at other major global technology companies, that included long-term company performance as a significant portion

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of pay and that provided the opportunity to build significant share ownership when the chief executive officer creates sustained long-term value for shareholders. Therefore, our Compensation Committee determined that it was important to align a significant amount of Mr. Henshall’s compensation to company performance.

Our Board of Directors and Compensation Committee approved an initial target direct compensation package for Mr. Henshall that was approximately 54% performance-based. Target direct compensation includes base salary, target variable cash compensation and the grant date fair value of service-based restricted stock units and performance-based restricted stock units value based on the closing price of Citrix common stock on the last business day of fiscal year 2017. This percentage of performance-based target direct compensation was consistent with the average pay mix for chief executive officers in our peer group.

In connection with his promotion, we entered into an employment agreement with Mr. Henshall that provides for an initial base salary of $1,000,000 (as a result, Mr. Henshall received base salary compensation of $860,834 in 2017), which will be subject to annual review. Mr. Henshall also is entitled to participate in our variable cash compensation plan at an annual target variable cash compensation payment of 125% of his base salary. As a result, Mr. Henshall was awarded variable cash compensation of $791,081 in 2017 in accordance with our variable cash compensation plan in 2017. In addition, he became eligible to receive annual equity awards with a target value of at least $8,000,000 beginning in 2018. With respect to Citrix’s executive compensation peer group, Mr. Henshall’s new base salary was at the market midpoint, his target variable cash compensation was at the 38th percentile, and his total long-term incentive was at the 33rd percentile.

The Compensation Committee also considered Mr. Henshall’s target direct compensation as President and Chief Executive Officer relative to both his current target direct compensation and the target direct compensation of our prior chief executive officer appointed in January 2016. Mr. Henshall’s target direct compensation increased 61% from his target direct compensation as Executive Vice President, Chief Operating Officer and Chief Financial Officer of our company. The increase in Mr. Henshall’s target direct compensation was below the median increase in target direct compensation for internally promoted chief executive officers within our peer group. In addition, Mr. Henshall’s target direct compensation was the same as the initial target direct compensation of our prior chief executive officer upon his appointment.

In connection with his promotion and to align Mr. Henshall’s incentives with the interests of our shareholders, Mr. Henshall received a promotion equity award with an aggregate value of $5,000,000, which consisted of 31,048 service-based restricted stock units that vest in annual installments over a three-year period and 31,048 performance-based restricted stock units, one-half of which vest based on our non-GAAP net operating margin percentage for the fiscal year ending on December 31, 2019 and the remaining one-half of which vest based on subscription bookings as a percentage of total product and subscription bookings during fiscal year 2019 as described above. Based on the experience of its independent compensation consultant, our Compensation Committee believes that Mr. Henshall’s promotion equity award was consistent with market practice for internally promoted chief executive officers.

Our Board of Directors approved Mr. Henshall’s employment agreement, including his equity awards and his 2017 compensation described in the agreement, upon the recommendation of the Compensation Committee.

Former President and Chief Executive Officer

In March 2017, during our annual compensation planning process for 2017, Mr. Tatarinov was our President and Chief Executive Officer. We had entered into an employment agreement with Mr. Tatarinov in connection with his appointment as President and Chief Executive Officer of our company that provided him with an initial base salary of $1,000,000 and an annual target variable cash compensation payment of 125% of his base salary. In March 2017, our Compensation Committee and Board of Directors maintained Mr. Tatarinov’s annual base salary at $1,000,000 and his target variable cash compensation award at 125% of his base salary, resulting in no change in Mr. Tatarinov’s total target cash compensation from the prior year.

Also, under his employment agreement, Mr. Tatarinov was entitled to receive annual equity grants under our equity compensation program with a target value of at least $8,000,000. In March 2017, when annual equity awards were granted to our executive officers, our Compensation Committee granted Mr. Tatarinov an equity award with an aggregate value of $8,500,000, which consisted of 50,529 market performance-based restricted stock units based on relative total return to our shareholders over a three-year performance period as described above and 50,529 service-based restricted stock units that vested in three equal annual installments. Mr. Tatarinov’s annual equity awards in 2017 were at approximately the market

2018 Proxy Statement	59

midpoint of Citrix’s executive compensation peer group when measured on a value basis at the time of these compensation decisions. Our Board of Directors approved Mr. Tatarinov’s equity awards upon the recommendation of the Compensation Committee.

As discussed above, Mr. Tatarinov stepped down from his roles as President and Chief Executive Officer and director of Citrix on July 7, 2017, upon reaching a mutual separation decision with our Board of Directors. In connection with his departure from our company, Mr. Tatarinov received only the severance and other separation benefits provided under his employment agreement as described under the heading Potential Payments upon Termination or Change in Control – Former President and Chief Executive Officer beginning on page 74. Mr. Tatarinov did not receive benefits beyond those provided under his existing employment agreement with the company, and as a result, Mr. Tatarinov forfeited his 2017 executive variable cash compensation awards, which could have resulted in a payout of up to $2,500,000, 16,842 service-based restricted stock units, and up to 358,574 performance-based restricted stock units as a result of his outstanding performance-based restricted stock units. See Potential Payments under Termination or Change in Control – Former President and Chief Executive Officer beginning on page 74 for a discussion of Mr. Tatarinov’s separation benefits.

Other Named Executive Officers Cash Compensation – Base Salary and Variable Cash Compensation

Senior Vice President of Finance and Former Interim Chief Financial Officer

Effective April 1, 2017, Mr. Coyle’s annual base salary was increased from $390,000 to $400,000. In July 2017, our Board of Directors appointed Mr. Coyle, our Senior Vice President of Finance, as Interim Chief Financial Officer. In connection with his appointment as Interim Chief Financial Officer, the Compensation Committee approved an increase in Mr. Coyle’s annual base salary from $400,000 to $520,000. As a result, Mr. Coyle received base salary compensation of $454,597 in 2017.

Our Compensation Committee also approved an increase in his target annual variable cash compensation opportunity from 50% to 90% of his annual base salary. For 2017, Mr. Coyle was awarded variable cash compensation of $263,735 in accordance with our 2017 executive variable cash compensation plan.

The changes in Mr. Coyle’s compensation package described above remained in effect until such time as he was no longer serving as Interim Chief Financial Officer. Mr. Coyle ceased serving in that capacity on February 19, 2018, upon the appointment of Mr. Del Matto as our Executive Vice President and Chief Financial Officer.

Executive Vice President and Chief Revenue Officer

As our Executive Vice President and Chief Revenue Officer, Mr. Ferrer is responsible for overseeing our worldwide sales and services efforts. Mr. Ferrer joined Citrix in October 2017.

Mr. Ferrer’s initial annual base salary was set at $550,000, and Mr. Ferrer received base salary compensation of $137,500 in 2017. Mr. Ferrer’s target variable cash compensation award as a percentage of base salary was set at 100% of his base salary. For 2017, Mr. Ferrer was awarded variable cash compensation of $110,755 in accordance with our 2017 executive variable cash compensation plan. Mr. Ferrer joined Citrix in October 2017.

In connection with joining our company, Mr. Ferrer also received a one-time sign-on bonus of $200,000. When determining Mr. Ferrer’s compensation, including his sign-on bonus, the Compensation Committee considered potential foregone compensation as a result of leaving his prior employer. If Mr. Ferrer voluntarily resigns or is terminated for cause within the first year of his employment with Citrix, he will be required to pay back, on a pro rata basis, this sign-on bonus.

Senior Vice President and Chief People Officer

As Senior Vice President and Chief People Officer, Ms. Kimmel is responsible for all aspects of identifying, fostering and developing top talent as well as overseeing organizational strategies for Citrix.

Effective April 1, 2017, Ms. Kimmel’s annual base salary was increased from $425,000 to $435,000. As a result, in 2017, Ms. Kimmel received base salary compensation of $432,500 in 2017. Ms. Kimmel’s target variable cash compensation award as a percentage of base salary was set at 75% of her base salary. For 2017, Ms. Kimmel was awarded variable cash compensation of $262,018 in accordance with our 2017 executive variable cash compensation plan.

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Former Executive Vice President, Worldwide Sales and Services

As Executive Vice President, Worldwide Sales and Services, Mr. Sartorius was responsible for overseeing our worldwide sales and services function.

In 2017, our Compensation Committee maintained Mr. Sartorius’s annual base salary at $550,000 and his target variable cash compensation award at 100% of his base salary for 2017, resulting in no change in Mr. Sartorius’s total target cash compensation from the prior year. For 2017, Mr. Sartorius received base salary compensation of $550,000, and was awarded variable cash compensation of $444,235 in accordance with our 2017 executive variable cash compensation plan.

In September 2017, Mr. Sartorius announced his retirement from Citrix. We entered into a letter agreement with Mr. Sartorius in connection with his retirement and in order to effect an orderly transition of leadership of the Worldwide Sales and Services function. Subject to Mr. Sartorius remaining with Citrix through March 31, 2018, the letter agreement provided for Mr. Sartorius to receive the payments and benefits that he would have received under his existing Executive Agreement if his employment had been terminated without cause as described under the heading Potential Payments upon Termination or Change in Control – Other Named Executive Officers beginning on page 75.

Other Named Executive Officers Equity – Long-term Incentive Compensation

In March 2017, certain of our Named Executive Officers were awarded grants of market performance-based restricted stock units at the following target award levels. Attainment levels will be determined within 60 days of the end of the performance period (December 31, 2019):

Name and Principal Position	Target Performance- Based Restricted Stock Unit Awards
Mark M. Coyle Senior Vice President of Finance and Former Interim Chief Financial Officer	6,250
Mark J. Ferrer(1) Executive Vice President and Chief Revenue Officer	—
Donna N. Kimmel Senior Vice President and Chief People Officer	15,000
Carlos E. Sartorius Former Executive Vice President, Worldwide Sales and Services	27,500

(1)	Mr. Ferrer joined Citrix in October 2017 and as a result, he did not receive performance-based restricted stock unit awards granted in March 2017.

In March 2017, certain of our Named Executive Officers were awarded service-based restricted stock units as part of our annual equity grant program, which vest in three equal annual installments, as follows:

Name and Principal Position	Service- Based Restricted Stock Unit Awards
Mark M. Coyle Senior Vice President of Finance and Former Interim Chief Financial Officer	6,250
Mark J. Ferrer(1) Executive Vice President and Chief Revenue Officer	—
Donna N. Kimmel Senior Vice President and Chief People Officer	15,000
Carlos E. Sartorius Former Executive Vice President, Worldwide Sales and Services	27,500

(1)	Mr. Ferrer joined Citrix in October 2017 and as a result, he did not receive service-based restricted stock unit awards granted in March 2017.

2018 Proxy Statement	61

Upon joining Citrix in October 2017, Mr. Ferrer was granted a new-hire equity award with a value of $4,000,000, consisting of 50,314 service-based restricted stock units that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement.

In August 2017, certain of our Named Executive Officers were awarded retention restricted stock unit awards, one-half of which were service-based restricted stock units to promote retention and stability of our leadership team during this period of leadership and business transition for our company and one-half of which were performance-based restricted stock units to drive the achievement of company operational goals. Attainment levels for the performance-based awards will be determined within 60 days of the end of the performance period (December 31, 2019). These executives were awarded grants of performance-based restricted stock units and service-based restricted stock units as follows:

	Target Performance- Based Restricted Stock Unit Awards (#)	Service-Based Restricted Stock or Restricted Stock Unit Awards (#)
Mark M. Coyle Senior Vice President of Finance and Former Interim Chief Financial Officer	7,536	7,537
Mark J. Ferrer Executive Vice President and Chief Revenue Officer	—	—
Donna N. Kimmel Senior Vice President and Chief People Officer	14,444	14,446
Carlos E. Sartorius Former Executive Vice President, Worldwide Sales and Services	—	—

Other Compensation Policies and Information

Executive Agreements

In January 2017, we entered into executive agreements with certain members of our senior leadership team that extended certain severance benefits under their existing incentive agreements, which expired in accordance with their terms on January 25, 2017. The executive agreements also superseded the executive’s existing change in control agreements by consolidating the benefits under those agreements into a single agreement with Citrix. The Compensation Committee believes that it is in the best interests of our shareholders to extend these benefits to our executives to reinforce and encourage retention and focus of shareholder value creation without distraction. Messrs. Calderoni and Henshall have individual employment agreements with Citrix that provide for similar benefits in the event of the termination of their employment under certain circumstances. See Potential Payments upon Termination or Change in Control beginning on page 72 for further information.

Equity Award Grant Policy

In 2007, the Compensation Committee adopted the Citrix Equity Award Grant Policy, or the Awards Policy. The Awards Policy enhances our controls with respect to grants of equity awards by establishing procedures for approving and pre-determining the dates on which awards will be made. Pursuant to the Awards Policy, unless a different date is set by our Board of Directors or the Compensation Committee, annual grants of full value awards are made on the last business day in March on or prior to March 30th. Beginning in 2019, annual grants will be made on or about April 1 or the first trading day thereafter. The Awards Policy also establishes fixed grant dates for new hire and performance grants. An employee’s eligibility to receive an award as of a particular, fixed grant date is subject to the time of the month in which the employee’s employment begins or promotion is effective or, if later, the date on which all documentation necessary for the approval of the grant is obtained. A copy of our Awards Policy is available on the Corporate Governance section of our website at http://www.citrix.com/about/governance.html under Governance Documents.

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Executive Stock Ownership Guidelines

To align the interests of our executive officers with the interests of our shareholders, our Board of Directors has established stock ownership guidelines for our executive officers. Under our current guidelines, our executive officers are expected to own at least the number of shares of our common stock as indicated in the table below.

Position	Stock Ownership
President and Chief Executive Officer	100,000
Chief Operating Officer	50,000
Chief Financial Officer	25,000
Other Executive Officers who report to the President and Chief Executive Officer	20,000

To comply with these guidelines, each executive officer is required to retain an amount equal to one-third (1/3) of the net shares (those shares remaining after shares are deducted or withheld to cover any exercise price or tax obligations arising in connection with the exercise, vesting or payment of an equity award) received as a result of the exercise, vesting or payment of any equity-based award granted to the executive officer by the company unless such executive officer holds the applicable guideline number of shares. Each of our executive officers is expected to hold such shares for so long as he or she is one of our executive officers. Failure to satisfy the stock ownership guidelines when required to do so will result in suspension of an executive officer’s ability to sell shares of our common stock until the requisite ownership levels are reached. Our executive officers may accumulate shares of our common stock through stock option exercises, settlement of restricted stock units or other awards and open market purchases made in compliance with applicable securities laws, our policies or any other equity plans we may adopt from time to time. Shares of our common stock beneficially owned (unless the executive officer disclaims beneficial ownership of the shares) and vested restricted stock (including vested but deferred restricted stock units) count towards the satisfaction of the stock ownership guidelines. Given the nature and expected duration of his role, our Board of Directors determined that Mr. Calderoni, as Executive Chairman, would be subject to our director ownership guidelines and not our executive stock ownership guidelines.

Policy Concerning Hedging And Pledging Transactions

Certain transactions in Citrix securities (such as buying or selling puts, calls or other derivative securities of Citrix securities, or any derivative securities that provide the economic equivalent of ownership of any Citrix securities or an opportunity, direct or indirect, to profit from any change in the value of Citrix securities, or engaging in any other hedging transactions with respect to Citrix securities) create a heightened compliance risk or could create the appearance of misalignment between management and shareholders. As a result, our insider trading policy prohibits our executive officers and directors from engaging in hedging transactions, such as short sales and/or other derivative transactions, purchasing Citrix securities on margin, holding Citrix securities in an account that is, or is linked to, a margin account, and pledging Citrix securities as collateral for a loan.

Policy Regarding Change In Control Arrangements

It is our policy that we will not enter into any agreements with our executive officers that provide the executive officer with severance payments following a change in control unless such agreements provide for a double-trigger termination event (that is, upon the termination of the executive officer’s employment without cause or for good reason following a change in control).

Policy Regarding Recovery of Executive Compensation

Citrix executive officers are subject to a formal executive compensation recovery policy, or “clawback” policy, which allows Citrix to recoup from its executive officers excess proceeds from certain incentive compensation received by such executive due to a material restatement of Citrix’s financial results due to an executive officer engaging in an act of embezzlement, fraud, willful misconduct or breach of fiduciary duty. Excess compensation includes any cash or equity-based compensation if the payment, grant or vesting of such compensation is predicated on the achievement of financial performance goals or financial metrics (excluding any incentive-based compensation based on total shareholder return or any similar stock price-based metric). The Compensation Committee intends to periodically review this policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2018 Proxy Statement	63

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2017, 2016 and 2015 earned by or paid to our President and Chief Executive Officer, former President and Chief Executive Officer, former Interim Chief Financial Officer, our three other most highly-compensated executive officers, and one additional individual who would have been listed as one of our most highly-compensated executive officers but who was no longer serving as an executive officer at the end of our last fiscal year, collectively referred to as our Named Executive Officers, as determined in accordance with applicable SEC rules.

SUMMARY COMPENSATION TABLE

FOR THE 2017, 2016 AND 2015 FISCAL YEARS

Name and Principal Position	Year	Salary ($)*	Bonus ($)		Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
David J. Henshall	2017	860,834	—		8,637,185	791,081		32,189	(3)	10,321,289
President and Chief	2016	717,500	—		4,103,145	1,166,525		16,090		6,003,260
Executive Officer	2015	690,000	—		8,523,444	823,158		16,010		10,052,612
Kirill Tatarinov(4)	2017	525,000	—		11,262,279	—	(5)	4,979,307	(6)	16,766,586
Former President and	2016	937,500	—		18,774,012	1,879,365		683,092		22,273,969
Chief Executive Officer
Mark M. Coyle(7)	2017	454,597	—		1,805,883	263,735		5,000	(8)	2,529,215
Senior Vice President of Finance and Former Interim Chief Financial Officer
Robert M. Calderoni	2017	659,722	—		7,999,967	—	(9)	14,758	(10)	8,674,447
Executive Chairman	2016	1,000,000	—		—	131,885		12,950		1,144,835
	2015	430,556	—		18,254,249	636,818		309,811		19,631,434
Mark J. Ferrer(11)	2017	137,500	200,000	(12)	3,999,963	110,755	(13)	6,375	(14)	4,454,593
Executive Vice President and Chief Revenue Officer
Donna N. Kimmel(15)	2017	432,500	—		4,020,226	262,018		13,100	(16)	4,727,844
Senior Vice President and Chief People Officer
Carlos E. Sartorius	2017	550,000	—		5,718,477	444,235		19,347	(17)	6,732,059
Former Executive Vice President,	2016	543,750	—		3,959,175	884,950		393,603		5,781,478
Worldwide Sales and Services	2015	522,531	—		6,110,608	621,810		439,191		7,694,140

*	Each year, our salary levels are determined during our first fiscal quarter and become effective April 1, except in connection with promotions and new hires. The amounts represented in this table reflect salary actually paid during the fiscal year.
(1)	These amounts represent the aggregate grant date fair value of restricted stock unit and restricted stock awards in the year in which the grant was made. The assumptions we used for calculating the grant date fair value are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 16, 2018. These amounts do not represent the actual amounts paid to or realized by the executive officer for these awards during fiscal years 2017, 2016 or 2015. The value as of the grant date for restricted stock awards is recognized over the number of days of service required for the grant to become vested. In the case of performance-based restricted stock units, the fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement. The fair value of awards at the maximum level of achievement for performance-based restricted stock units for 2017 is as follows: Mr. Henshall, $6,034,900; Mr. Tatarinov, $10,515,084; Mr. Coyle, $1,300,625; Ms. Kimmel, $3,121,500; and Mr. Sartorius, $5,722,750.
(2)	The 2017 stock award amounts for Mr. Henshall, Mr. Tatarinov, Mr. Coyle, Ms. Kimmel and Mr. Sartorius include the incremental fair value of performance awards granted in March 2015, January 2016 and March 2016 as a result of modifications to such awards in connection with the GoTo separation to preserve the intrinsic value of such awards. The incremental fair value amounts included are as follows: Mr. Henshall, $708,814; Mr. Tatarinov, $1,754,742; Mr. Coyle, $29,861; Ms. Kimmel, $47,780; and Mr. Sartorius, $544,077.
(3)	Includes reimbursement of legal fees incurred by Mr. Henshall in connection with the negotiation of his employment agreement upon his promotion to President and Chief Executive Officer in July 2017 ($15,840), 401(k) matches made by our company ($8,100), the value of a company-covered physical examination available to each executive officer ($5,000), and premiums for split-dollar life insurance and disability policies ($3,249).
(4)	Mr. Tatarinov was not a Named Executive Officer for the fiscal year ended December 31, 2015.

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(5)	Mr. Tatarinov forfeited his right to participate in our variable cash compensation plan in 2017 due to his departure from Citrix in July 2017, which could have resulted in a payout of up to $2,500,000.
(6)	Includes cash severance payments made to Mr. Tatarinov pursuant to his Employment Agreement dated January 19, 2016, filed as Exhibit 10.1 to the Form 8-K filed on January 20, 2016 with the Securities and Exchange Commission ($4,500,000), relocation benefits ($344,322 ), paid time-off payout ($30,277), reimbursement of fees for professional services incurred by Mr. Tatarinov in connection with his separation from the Company ($50,000), reimbursements for spousal travel ($13,200) plus an additional amount to cover the estimated taxes that Mr. Tatarinov would incur as a result of his receipt of such reimbursement payment ($9,539), the value of health benefits continuation ($21,719), 401(k) matches made by the company ($5,250) and the value of a company-covered physical examination available to each executive officer ($5,000).
(7)	Mr. Coyle was not a Named Executive Officer for the fiscal years ended December 31, 2015 and 2016.
(8)	Includes the value of a company-covered physical examination available to each executive officer ($5,000).
(9)	Mr. Calderoni was not eligible to participate in the non-equity incentive plan during 2017.
(10)	Includes 401(k) matches made by our company ($6,750), reimbursement of certain legal fees ($3,008) in connection with the negotiation of Mr. Calderoni’s amended and restated employment agreement in July 2017, and the value of a company-covered physical examination available to each executive officer ($5,000).
(11)	Mr. Ferrer was not a Named Executive Officer for the fiscal years ended December 31, 2015 and 2016.
(12)	Reflects $200,000 cash bonus award to Mr. Ferrer upon joining Citrix.
(13)	Mr. Ferrer’s non-equity incentive award is pro-rated to reflect less than one year of service as Executive Vice President and Chief Revenue Officer in 2017.
(14)	Includes 401(k) matches made by our company ($1,375), and the value of a company-covered physical examination available to each executive officer ($5,000).
(15)	Ms. Kimmel was not a Named Executive Officer for the fiscal years ended December 31, 2015 and 2016.
(16)	Includes 401(k) matches made by our company ($8,100) and the value of a company-covered physical examination available to each executive officer ($5,000).
(17)	Includes reimbursement of travel expenses for Mr. Sartorius’ spouse ($3,626) plus an additional amount to cover the estimated taxes that Mr. Sartorius would incur as a result of his receipt of such reimbursement payment ($2,621), 401(k) matches made by our company ($8,100), and the value of a company-covered physical examination available to each executive officer ($5,000).

2018 Proxy Statement	65

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2017 to the Named Executive Officers. Grants of equity awards to each Named Executive Officer were made pursuant to our variable cash compensation plan. There can be no assurance that the Grant Date Fair Value of the Stock Awards listed below will ever be realized.

GRANTS OF PLAN-BASED AWARDS TABLE

FOR THE 2017 FISCAL YEAR

											All
											Other
											Stock
											Awards	Grant Date Fair Value of Stock Awards ($)(3)
											Number
			Estimated Future Payouts				Estimated Future Payouts				Of
		Comp.	Under Non-Equity				Under Equity Incentive				Shares
		Comm.	Incentive Plan Awards				Plan Awards				Of Stock
Name	Grant Date	Action Date	Threshold ($)	Target ($)(1)		Maximum ($)	Threshold (#)	Target (#)(*)(2)		Maximum (#)	Units (#)
David J. Henshall	3/30/17	3/14/17	—	—		—	—	—		—	29,000	2,439,190
	3/30/17	3/14/17	—	—		—	14,500	29,000	(4)	58,000	—	3,017,450
	8/1/17	7/7/17	—	—		—	—	—		—	31,048	2,471,731
	—	7/7/17	375,000	1,250,000	(5)	2,500,000	—	—		—	—	—
Kirill Tatarinov	3/30/17	3/14/17	—	—		—	—	—		—	50,529	4,249,994
	3/30/17	3/14/17	—	—		—	25,265	50,529	(4)	101,058	—	5,257,542
	—	3/14/17	375,000	1,250,000		2,500,000	—	—		—	—	—
Mark M. Coyle	3/30/17	3/14/17	—	—		—	—	—		—	6,250	525,688
	3/30/17	3/14/17	—	—		—	3,125	6,250	(4)	12,500	—	650,313
	8/1/17	7/7/17	—	—		—	—	—		—	7,537	600,021
	—	7/7/17	140,400	468,000	(6)	936,000	—	—		—	—	—
Robert M. Calderoni	2/1/17	1/18/17	—	—		—	—	—		—	112,296	7,999,967
Mark J. Ferrer	10/2/17	9/8/17	—	—		—	—	—		—	50,314	3,999,963
	—	9/8/17	165,000	550,000		1,100,000	—	—		—	—	—
Donna N. Kimmel	3/30/17	3/14/17	—	—		—	—	—		—	15,000	1,261,650
	3/30/17	3/14/17	—	—		—	7,500	15,000	(4)	30,000	—	1,560,750
	—	3/14/17	97,875	326,250		652,500	—	—		—	—	—
	8/1/17	7/7/17	—	—		—	—	—		—	14,446	1,150,046
Carlos E. Sartorius	3/30/17	3/14/17	—	—		—	—	—		—	27,500	2,313,025
	3/30/17	3/14/17	—	—		—	13,750	27,500	(4)	55,000	—	2,861,375
	—	3/14/17	165,000	550,000		1,100,000	—	—		—	—	—

*	This table excludes performance-based restricted stock units issued in August 2017 for retention purposes to the following Named Executive Officers: Mr. Henshall, 31,048 units; Mr. Coyle, 7,536 units; and Ms. Kimmel, 14,444 units. For purposes of FASB ASC Topic 718, there was no grant date fair value for the awards for financial reporting purposes because the performance targets for these restricted stock units were not established until after the end of 2017.
(1)	Reflects target variable cash compensation awards in effect at December 31, 2017. On February 19, 2018, the Compensation Committee determined that the reported product & SaaS bookings target was 99.62% attained, the reported revenue target was 97.21% attained and the non-GAAP corporate operating margin target was 98.47% attained, resulting in a payout of 80.77% and in the following variable cash compensation awards: Mr. Henshall received $791,081; Mr. Coyle received $263,735; Mr. Ferrer received $110,755; Ms. Kimmel received $262,018; and Mr. Sartorius received $444,235. See the column labelled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table included in this Proxy Statement. Ms. Kimmel’s variable cash compensation award was pro-rated to reflect the increase in base salary effective April 1, 2017 through December 31, 2017. Messrs. Henshall and Coyle’s variable cash compensation award was pro-rated to reflect the increase in base salary effective April 1, 2017 and the subsequent increase in base salary and target variable cash compensation effective July 10, 2017 through December 31, 2017. Mr. Ferrer’s variable cash compensation was pro-rated based on the date he began service as Executive Vice President and Chief Revenue Officer.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the minimum, target, and maximum number of restricted stock units that may vest pursuant to 2017 performance-based restricted stock unit agreements.
(3)	The grant date fair value of awards in this column reflects the fair value of such awards, excluding estimated forfeitures. The assumptions we used for calculating the grant date fair value are set forth in Note 8 to the financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 16, 2018. In the case of performance-based restricted stock units, the fair value is reported for the probable outcome after the three-year performance period, which for this purpose is 100% achievement.

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(4)	The attainment level under the performance-based awards will be based on the company’s total shareholder return as compared to a custom index group over the three-year performance period ending December 31, 2019.
(5)	On March 14, 2017, the Compensation Committee approved a variable cash compensation target of $740,000 for Mr. Henshall, which was in effect from April 1, 2017 through July 9, 2017. On July 7, 2017, in connection with Mr. Henshall’s promotion to President and Chief Executive Officer our Board of Directors approved a variable cash compensation target of $1,250,000 for Mr. Henshall, which was in effect through the end of 2017.
(6)	On March 14, 2017 the Compensation Committee approved a variable cash compensation target of $200,000 for Mr. Coyle, which was in effect from April 1, 2017 through July 9, 2017. On July 7, 2017, in connection with Mr. Coyle’s appointment as Interim Chief Financial Officer, our Compensation Committee approved a variable cash compensation target of $468,000 for Mr. Coyle, which was in effect from July 10, 2017 through the end of 2017.

2018 Proxy Statement	67

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2017 for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2017 TABLE

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards; Market or Payout Value of Unearned or Other Rights That Have Not Vested ($)(2)
David J. Henshall	11,368	(3)	1,000,384
	23,042	(4)	2,027,696
	29,000	(5)	2,552,000
	31,048	(6)	2,732,224
				66,073	(7)	5,814,424
				34,562	(8)	3,041,456
				29,000	(9)	2,552,000
				15,524	(10)	1,366,112
				15,524	(11)	1,366,112
Kirill Tatarinov				129,642	(12)	11,408,496
				8,884	(13)	781,792
Mark M. Coyle	3,033	(14)	266,904
	5,052	(4)	444,576
	6,250	(5)	550,000
	7,537	(15)	663,256
				7,579	(8)	666,952
				6,250	(9)	550,000
				3,768	(10)	331,584
				3,768	(11)	331,584
Robert M. Calderoni	42,111	(16)	3,705,768
Mark J. Ferrer	50,314	(17)	4,427,632
Donna N. Kimmel	8,084	(18)	711,392
	8,084	(4)	711,392
	15,000	(5)	1,320,000
	14,446	(15)	1,271,248
				12,127	(8)	1,067,176
				15,000	(9)	1,320,000
				7,222	(10)	635,536
				7,222	(11)	635,536
Carlos E. Sartorius	8,193	(3)	720,984
	22,232	(19)	1,956,416
	27,500	(20)	2,420,000
				47,616	(7)	4,190,208
				33,349	(21)	2,934,712
				27,500	(22)	2,420,000

(1)	In February 2017, we adjusted the number of shares represented by our outstanding restricted stock unit and stock option awards to preserve the intrinsic value of the awards in connection with the GoTo separation. The shares reported in this table are reported on a post-adjusted basis.
(2)	Based on a per share price of $88.00, which was the closing price per share of our common stock on the last business day of the 2017 fiscal year (December 29, 2017).
(3)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2016, 33.3% having vested on March 30, 2017, and 33.3% having vested on March 30, 2018.
(4)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2017, 33.3% having vested on March 30, 2018, and 33.3% vesting on March 30, 2019.
(5)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2018, 33.3% vesting on March 30, 2019, and 33.3% vesting on March 30, 2020.
(6)	Restricted stock units that vest in three annual installments, with 33.4% vesting on August 1, 2018, 33.3% vesting on August 1, 2019, and 33.3% vesting on August 1, 2020.

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(7)	Represents the actual number of restricted stock units that vested on December 31, 2017 based on the percentage point difference of our total shareholder return and the Nasdaq Composite Return Index, or XCMP, total shareholder return. On February 19, 2018, it was determined that 193.73% payout was achieved.
(8)	Represents the target number of restricted stock units that will vest on March 30, 2019 based on our compounded annual total shareholder return over a three-year performance period.
(9)	Represents the target number of restricted stock units that will vest on December 31, 2019 if the company’s relative total shareholder return percentile compared to the selected custom index companies is the 61st percentile.
(10)	Represents target number of restricted stock units that will vest on December 31, 2019 based on the company’s 2019 Non-GAAP net operating margin.
(11)	Represents target number of restricted stock units that will vest on December 31, 2019 based on the company’s subscription bookings as a percentage of total product and subscription bookings.
(12)	Represents a pro-rated target number of restricted stock units that will vest on January 24, 2019 based on our compounded annual total shareholder return over a three-year performance period. Mr. Tatarinov will receive a pro-rated amount of the award based on the date of his separation from Citrix and based on actual achievement pursuant to his Employment Agreement dated January 19, 2016, filed as Exhibit 10.1 to the Form 8-K filed on January 20, 2016 with the Securities and Exchange Commission. Mr. Tatarinov forfeited 137,442 target performance-based restricted stock units under this award.
(13)	Represents a pro-rated target number of restricted stock units that will vest on March 30, 2019 if the company’s relative total shareholder return percentile compared to the selected custom index companies is the 61st percentile. Mr. Tatarinov will receive a pro-rated amount of the award based on the date of his separation from Citrix and based on actual achievement pursuant to his Employment Agreement dated January 19, 2016, filed as Exhibit 10.1 to the Form 8-K filed on January 20, 2016 with the Securities and Exchange Commission. Mr. Tatarinov forfeited 41,645 target performance-based restricted stock units under this award.
(14)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 2, 2016, 33.3% having vested on March 2, 2017, and 33.3% having vested on March 2, 2018.
(15)	Restricted stock units that vest in two equal installments, with 50% having vested on March 30, 2018 and 50% vesting on December 31, 2018.
(16)	Restricted stock units that vest in 24 monthly installments, with 5/8 vesting monthly during the first year and 3/8 vesting monthly during the second year ending December 31, 2018.
(17)	Restricted stock units that vest in three annual installments, with 33.4% vesting on October 2, 2018, 33.3% vesting on October 2, 2019, and 33.4% vesting on October 2, 2020.
(18)	Restricted stock units that vest in three annual installments, with 33.4% having vested on January 4, 2017, 33.3% having vested on January 4, 2018, and 33.3% vesting on January 4, 2019.
(19)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2017, 33.3% having vested on March 30, 2018, and 33.3% vesting on March 30, 2019, a portion of which was accelerated on March 31, 2018 pursuant to the letter agreement between Mr. Sartorius and Citrix dated November 1, 2017, filed as Exhibit 10.39 to the Form 10-K filed on February 16, 2018 with the Securities and Exchange Commission.
(20)	Restricted stock units that vest in three annual installments, with 33.4% having vested on March 30, 2018, 33.3% vesting on March 30, 2019, and 33.3% vesting on March 30, 2020, a portion of which was accelerated following Mr. Sartorius’ departure date pursuant to the letter agreement between Mr. Sartorius and Citrix dated November 1, 2017, filed as Exhibit 10.39 to the Form 10-K filed on February 16, 2018 with the Securities and Exchange Commission. Mr. Sartorius forfeited one-third of these restricted stock units (9,166 shares) upon his departure from our company on March 31, 2018.
(21)	Represents the target number of restricted stock units that will vest March 30, 2019 based on our compounded annual total shareholder return over a three-year performance period. Mr. Sartorius forfeited all of these restricted stock units upon his departure from our company on March 31, 2018.
(22)	Represents the target number of restricted stock units that will vest on December 31, 2019 if our relative total shareholder return percentile compared to the selected custom index companies is the 61st percentile. Mr. Sartorius forfeited all of these restricted stock units upon his departure from our company on March 31, 2018.

2018 Proxy Statement	69

Stock Vested

The following table sets forth certain information regarding stock option exercises and restricted stock unit and restricted stock vesting, during the year ended December 31, 2017 under our equity incentive plans for our Named Executive Officers.

STOCK VESTED TABLE

FOR THE 2017 FISCAL YEAR

	Stock Awards
	Number of Shares	Value
	Acquired on	Realized on
	Vesting	Vesting
Name	(#)	($)(1)
David J. Henshall	148,917	11,942,437
Kirill Tatarinov(2)	122,629	10,024,416
Mark M. Coyle	20,110	1,599,402
Robert M. Calderoni	134,407	10,850,037
Mark J. Ferrer	—	—
Donna N. Kimmel	26,276	2,074,025
Carlos E. Sartorius	57,529	4,644,409

(1)	Based on the closing price per share of our common stock on the date upon which the restricted stock units or shares of restricted stock, as applicable, vested.
(2)	Mr. Tatarinov also received 10,188 shares of common stock of LogMeIn in connection with the GoTo separation based on his outstanding Citrix restricted stock, which vested upon his separation from Citrix (valued at $1,091,644 based on the closing price per share of LogMeIn common stock on July 7, 2017 of $107.15).

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Nonqualified Deferred Compensation

The following table sets forth certain information regarding non-tax qualified compensation deferred during the year ended December 31, 2017, under our equity incentive plans for our Named Executive Officers. The deferred compensation consists of shares of our common stock that will be issued with respect to vested restricted stock units under a long-term incentive program, or LTIP, that we instituted in 2009 and non-employee director restricted stock units granted to Robert M. Calderoni during 2014 and 2015.

The LTIP’s design and structure were intended to, and ultimately did, reward executive officers for generating both relative and absolute shareholder returns. The number of vested restricted stock units was determined after the conclusion of a three-year period ending December 31, 2011, subject to employment of the executive officer by us throughout the three-year period. The number of shares of common stock issuable upon settlement of the LTIP restricted stock units was determined by comparing the performance of our common stock to the performance of the specified market indices over the same three-year period. Although the LTIP stock units have vested, the units will not be settled in shares of our common stock until the earliest of six months and one day following termination of the executive officer’s employment for any reason other than cause, the executive officer’s death, or the effective date of a change in control of our company.

Mr. Calderoni’s non-employee director restricted stock units are deferred pursuant to the Outside Directors’ Deferred Compensation Program for Non-Employee Directors described on page 30.

NONQUALIFIED DEFERRED COMPENSATION TABLE

FOR THE 2017 FISCAL YEAR

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David J. Henshall	—	—	—	—	4,229,368	(1)
Kirill Tatarinov	—	—	—	—	—
Mark M. Coyle	—	—	—	—	—
Robert M. Calderoni	—	—	—	—	1,493,976	(2)
Mark J. Ferrer	—	—	—	—	—
Donna N. Kimmel	—	—	—	—	—
Carlos E. Sartorius	—	—	—	—	—

(1)	Based on a per share price of $88.00, which was the closing price per share of our common stock on December 29, 2017, the last business day of the 2017 fiscal year, and reflects the balance of restricted stock units currently outstanding that were issued under the LTIP that vested on December 31, 2011, net of any underlying shares that were withheld to satisfy minimum tax withholding obligations that arose upon vesting. The number of restricted stock units on a net basis for each of the Named Executive Officers is as follows: Mr. Henshall, 48,061 units; and Messrs. Tatarinov, Coyle, Calderoni, Ferrer and Sartorius, and Ms. Kimmel, no units. The grant date fair value of the LTIP awards was included in the “Stock Awards” column of the Summary Compensation Table for 2009.
(2)	Mr. Calderoni elected to defer the receipt of all of his 2014 and 2015 non-employee director restricted stock unit grants. Based on a per share price of $88, which was the closing price per share of our common stock on December 29, 2017, the last business day of the 2017 fiscal year.

2018 Proxy Statement	71

Potential Payments upon Termination or Change in Control

We have change in control and severance arrangements with our Named Executive Officers that provide severance and other benefits to our Named Executive Officers in the event of the termination of their employment under certain circumstances. Set forth below is a summary of these arrangements.

Executive Chairman

Our Compensation Committee and Board of Directors re-evaluated the role of Executive Chairman at the end of 2016 and during the first quarter of 2017. During that review, our Compensation Committee and Board of Directors determined that it was in the best interests of our shareholders for Mr. Calderoni to remain in the role of Executive Chairman through December 31, 2018, and thereafter serve on our Board of Directors as a non-employee director with compensation that is consistent with that of our independent directors. As a result, we entered into an employment agreement with Mr. Calderoni that was effective as of January 31, 2017 and has a term that ends on December 31, 2018, subject to Mr. Calderoni’s re-election to the Board of Directors by our shareholders. In the event of a change in control, the term will be automatically extended until 18 months after the change in control.

Under the employment agreement, Mr. Calderoni received a base salary of $500,000 (a decrease from his prior base salary of $1,000,000) and received a restricted stock unit award in February 2017 with an aggregate value of $8,000,000 that vests over a two-year period with 5/8 of the award vesting monthly during the first year and 3/8 of the award vesting monthly during the second year, reflecting a two-year commitment to the role of Executive Chairman and the Board of Director’s plan to transition the role over this period. Mr. Calderoni will not participate in our variable cash compensation plan during this two-year transition period. During the term of his employment, Mr. Calderoni will be entitled to participate in all of our other employee benefit plans and programs that are generally available to our senior executive employees.

In connection with Mr. Henshall’s appointment as President and Chief Executive Officer of our company, the Compensation Committee recommended to our Board of Directors that Mr. Calderoni’s employment agreement be amended to provide for an increase in his annual base salary from $500,000 to $750,000. The amended employment agreement also provided for Mr. Calderoni to receive an equity award with an aggregate value of $5,000,000 in January 2018, which will cliff vest on December 31, 2018, subject to continued service (including service as a Board member) through such date. Under the amended employment agreement, if prior to the date on which the 2018 grant was made, (1) Mr. Calderoni’s employment was terminated on account of death or disability, (2) he was involuntarily terminated from the Board of Directors by reason of his resignation at the request of the Board of Directors where he was otherwise willing and able to continue serving in such capacity, or (3) there was a change in control, the 2018 grant (or, in our sole discretion, the cash equivalent of such grant) would have been required to be made to Mr. Calderoni in connection with such termination or change in control and such award would have been fully vested at grant.

Pursuant to Mr. Calderoni’s amended employment agreement, in the event that Mr. Calderoni’s employment is terminated without cause or if he resigns his position for good reason, in either case, within the 18-month period following a change in control, he will receive:

•	a lump sum payment equal to 150% of his annual base salary;

•	continued health insurance coverage for 18 months; and

•	accelerated vesting of the unvested portion of the restricted stock unit awards described above.

The definitions of “cause”, “good reason” and “change in control” included in Mr. Calderoni’s employment agreement are substantially the same as the definitions included in the executive agreements for the other Named Executive Officers described below, except that it will be considered a substantial reduction in Mr. Calderoni’s duties or responsibilities for purposes of the definition of “good reason” if he is no longer serving as Executive Chairman for the ultimate parent of the resulting company or such parent is not a publicly-traded company.

In the event that any payments made to Mr. Calderoni in connection with a change in control or termination would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to Mr. Calderoni would be reduced to the maximum amount that can be

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paid without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to Mr. Calderoni. The amended employment agreement does not provide any “gross-up” payments in connection with a change in control.

All severance payments and benefits under the amended employment agreement are subject to the execution by Mr. Calderoni of a separation and release agreement containing a general release of claims in favor of Citrix.

In addition, if Mr. Calderoni’s service relationship with Citrix terminates as a result of his non-election as a director by our shareholders, the failure of the Board of Directors to nominate him for re-election at a subsequent annual meeting of shareholders, either his resignation or agreement not to stand for re-election, each at the request of the Board of Directors (where he is otherwise willing and able to continue in such capacity), or his death or disability, Mr. Calderoni’s rights in the unvested portion of any equity award will vest in full.

President and Chief Executive Officer

We entered into an employment agreement with Mr. Henshall on July 10, 2017 in connection with his appointment as our President and Chief Executive Officer. The employment agreement has a term of three years, with one-year extensions thereafter unless written notice of non-renewal is given by either party not less than 180 days prior to the end of the then current term.

Mr. Henshall’s employment agreement provides for a minimum base salary of $1,000,000, which is subject to annual review and may be increased but not decreased. In addition, Mr. Henshall is entitled to participate in our executive variable cash compensation program at an annual target variable cash compensation payment of 125% of his base salary and a maximum variable cash compensation payment of 200% of his base salary, with the actual amount to be determined in the discretion of the Compensation Committee based on Citrix’s performance and the individual performance of Mr. Henshall.

In connection with his promotion, Mr. Henshall received an equity grant consisting of (1) $2,500,000 of service-based restricted stock units that vest in three annual installments and (2) $2,500,000 of performance-based restricted stock units, half of which may be earned based on Citrix’s performance against a non-GAAP net operating margin percentage target and half of which may be earned based on Citrix’s performance against a subscription bookings as a percentage of total product and subscription bookings target for the fiscal year ending on December 31, 2019. Mr. Henshall is eligible to receive annual equity awards with a minimum target value of $8,000,000 beginning in 2018. Mr. Henshall also is entitled to participate in all of our employee benefit plans and programs that are generally available to our senior executive employees.

Upon a termination of Mr. Henshall’s employment without cause or for good reason before a change in control, Mr. Henshall will be entitled to severance pay and benefits as follows:

•	salary continuation in an amount equal to two times the sum of (a) Mr. Henshall’s base salary and (b) his target variable cash compensation payable over 24 months;

•	continued health insurance coverage for 18 months; and

•	acceleration of unvested equity awards with service-based vesting then scheduled to vest over 24 months.

In such event, his performance-based equity awards will remain outstanding and may be earned on a pro-rata basis at the end of the relevant performance period based on actual performance.

The definitions of “cause”, “good reason” and “change in control” included in Mr. Henshall’s employment agreement are substantially the same as the definitions included in the executive agreements for the other Named Executive Officers described below, except that it will be considered a substantial reduction in Mr. Henshall’s duties or responsibilities for purposes of the definition of “good reason” if he is not nominated for re-election to the Board or, in the event of a change in control, if he is no longer serving as President and Chief Executive Officer for the ultimate parent of the resulting company or such parent is not a publicly-traded company.

In the event Mr. Henshall’s employment is terminated without cause or if he resigns his position for good reason in the 18-month period following a change in control, he will be entitled to receive:

•	a lump sum payment equal to 300% of the sum of (a) his annual base salary and (b) his target variable cash compensation for the then-current fiscal year;

2018 Proxy Statement	73

•	continued health insurance coverage for 18 months; and

•	accelerated vesting of all unvested equity awards with service-based vesting.

In the case of unvested equity awards with performance-based vesting, each award will be deemed earned at the time of the change in control based on actual achievement of the relevant performance metric. The shares deemed earned however will remain subject to service-based vesting over the remaining measurement period, subject to full vesting if Mr. Henshall is terminated without cause or resigns for good reason following the change in control.

Upon Mr. Henshall’s death or disability, all unvested equity awards with service-based vesting held by Mr. Henshall will immediately vest, and any equity awards with performance-based vesting will remain outstanding and may be earned on a pro-rata basis at the end of the relevant performance period based on actual performance. Mr. Henshall (or his estate, if applicable) also will be entitled to receive his target variable cash compensation on a pro-rata basis for such year. For purposes of his employment agreement, “disability” means that he is unable to perform the essential functions of his then existing position or positions under the agreement (or is expected, based on a reasonable degree of medical certainty, to be unable to perform such functions) with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

All severance payments and benefits under Mr. Henshall’s employment agreement are subject to the execution of a separation and release agreement by Mr. Henshall containing, among other provisions, a general release of claims in favor of Citrix.

In the event that any payments made to Mr. Henshall in connection with a change in control or termination would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to Mr. Henshall would be reduced to the maximum amount that can be paid without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to Mr. Henshall. The employment agreement does not provide for any tax gross-up payments. The employment agreement superseded Mr. Henshall’s previously existing executive agreement with Citrix.

Former President and Chief Executive Officer

We entered into an employment agreement with Mr. Tatarinov in connection with his appointment as President and Chief Executive Officer of our company. Mr. Tatarinov’s employment agreement provided for severance and other benefits in the event of the termination of his employment under certain circumstances. As discussed above, Mr. Tatarinov stepped down from his roles as President and Chief Executive Officer and director of Citrix on July 7, 2017, upon reaching a mutual separation decision with our Board of Directors. In connection with his departure from our company, Mr. Tatarinov received only the severance and other separation benefits provided under his employment agreement as follows:

•	cash severance in a total amount of $4,500,000, payable in monthly installments over 24 months subject to Mr. Tatarinov’s continued compliance with the provisions of his existing confidentiality and non-competition agreement;

•	vesting of his service-based equity awards consisting of 59,296 shares of restricted stock (valued at $4,700,394 based on the closing price per share of our common stock on July 7, 2017 of $79.27) and 33,687 restricted stock units (valued at $2,670,368 based on the closing price per share of our common stock on July 7, 2017 of $79.27);

•	the lapse of restrictions on 10,188 shares of common stock of LogMeIn that he received as a distribution with respect to his Citrix restricted stock in connection with the GoTo separation (valued at $1,091,644 based on the closing price per share of LogMeIn common stock on July 7, 2017 of $107.15); and

•	health benefits continuation for himself and his spouse and dependents until the lesser of 18 months or until Mr. Tatarinov is covered by another group health insurance plan (valued at approximately $21,719).

In addition, Mr. Tatarinov’s performance-based equity awards will remain outstanding and may be earned on a pro-rata basis based on actual performance. On a pro-rata basis, these awards consist of a total of (1) 129,642 restricted stock units (valued at $10,276,721 at target level based on the closing price per share of our common stock on July 7, 2017 of $79.27) and (2) 8,884 restricted stock units (valued at $704,234 at target level based on the closing price per share of our common stock on July 7,

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2017 of $79.27). Actual payout under these performance-based awards will not be determined until the end of the applicable performance periods upon certification by our Compensation Committee: January 24, 2019 and December 31, 2019, respectively. We also reimbursed Mr. Tatarinov for $50,000 in professional services fees incurred by him in connection with his separation from Citrix.

Such payments and benefits were subject to the execution of a separation and release agreement by Mr. Tatarinov containing, among other provisions, a general release of claims in favor of Citrix.

Mr. Tatarinov did not receive any benefits beyond those provided for in his existing employment agreement with the company, and, as a result, Mr. Tatarinov forfeited his 2017 executive variable cash compensation award, which could have resulted in a payout of up to $2,500,000, 16,842 service-based restricted stock units, and up to 358,574 performance-based restricted stock units as a result of the pro-rating of his outstanding performance-based restricted stock units as provided under the terms of his employment agreement.

Other Named Executive Officers

In January 2017, we entered into executive agreements with certain members of our senior leadership team, including Mr. Coyle, Ms. Kimmel and Mr. Sartorius. The executive agreements extended certain severance benefits to our executive officers under their existing incentive agreements with the company, which were scheduled to expire in accordance with their terms on January 25, 2017, and require the executive to comply with additional provisions protective of the company and shareholder interests to be eligible to receive the severance benefits. The executive agreements also supersede the executives’ existing change in control agreements by consolidating the benefits under those agreements into a single agreement with the company. We subsequently entered into an executive agreement with Mr. Ferrer when Mr. Ferrer was hired as Executive Vice President and Chief Revenue Officer of Citrix.

The executive agreements have a term of three years and automatically renew for one-year periods, unless written notice of non-renewal is given by either party at least 180 days prior to the end of the term. In the event of a change in control, the term will be automatically extended until 12 months after the change in control.

Under the executive agreements, if an executive’s employment is terminated by Citrix without cause or by the executive for good reason, in either case before a change in control, he or she will be entitled to receive:

•	a lump sum payment equal to the sum of his or her then-current annual base salary plus the higher of (a) the percentage of his or her then-current annual base salary represented by his annual variable cash compensation opportunity (100% for Mr. Ferrer and Mr. Sartorius, 75% for Ms. Kimmel and 50% for Mr. Coyle) or (b) the amount of variable cash compensation paid to him or her for the fiscal year prior to termination;

•	continued health insurance coverage for 12 months;

•	accelerated vesting of the unvested portion of his or her equity awards with service-based vesting that would have vested within the 12-month period following his or her date of termination; and

•	12 months of executive-level outplacement services.

In addition, the executive agreements provide for certain benefits in the event that the executive’s employment is terminated following a change in control of Citrix substantially consistent with the executive’s former change in control agreements. In the event that an executive’s employment is terminated without “cause” or if he or she resigns his or her position for “good reason”, in either case, within the 12-month period following a “change in control”, he or she will be entitled to receive:

•	a lump sum payment equal to 150% of the sum of (a) his or her annual base salary and (b) his or her variable cash compensation target for the then-current fiscal year;

•	continued health insurance coverage for 18 months;

•	accelerated vesting of the unvested portion of any equity awards; and

•	18 months of executive-level outplacement services.

In the case of unvested equity awards with performance-based vesting, each award will be deemed earned at the time of the change in control based on actual achievement of the relevant performance metric; provided, however, that the shares deemed earned will remain subject to service-based vesting over the remaining measurement period, subject to full vesting if the executive is terminated without cause or resigns for good reason following the change in control as described above.

2018 Proxy Statement	75

Under the executive agreements, a “change in control” would include any of the following events:

•	any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 30% or more of our voting securities;

•	the consummation of a consolidation, merger or sale or other disposition of all or substantially all of our assets in which our shareholders would beneficially own less than 50% of the voting securities of the resulting entity or its ultimate parent after such transaction;

•	our incumbent directors cease to constitute a majority of our Board of Directors;

•	any other acquisition of the business of Citrix in which a majority of our Board of Directors votes in favor of a decision that a change in control has occurred; or

•	our shareholders approve a plan or proposal for our liquidation or dissolution.

Termination of the executive officer’s employment by Citrix for “cause” includes a termination of the executive officer’s employment as a result of:

•	an indictment for the commission of any felony or a misdemeanor involving deceit, material dishonesty or fraud, or any willful conduct that would reasonably be expected to result in material injury or reputational harm to Citrix if the executive were retained in his or her position;

•	willful disclosure of material trade secrets or other material confidential information related to our business;

•	willful and continued failure substantially to perform the executive’s duties with Citrix, other than any such failure resulting from the executive’s incapacity due to physical or mental illness (subject to notice and a period for the executive officer to cure such failure);

•	willful and knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission; or

•	failure to cooperate with a bona fide internal investigation by regulatory or law enforcement authorities.

Termination of the executive officer’s employment by the executive officer for “good reason” includes a termination of the executive officer’s employment as a result of:

•	a substantial reduction, not consented to by the executive officer, in the nature or scope of the executive officer’s responsibilities, authorities, powers, functions or duties;

•	a reduction in the executive officer’s annual base salary or target variable cash compensation;

•	failure to provide the executive with any payments, rights and other entitlements under the applicable agreement, including upon a change in control;

•	following a change in control, a material breach by Citrix of any agreements, plans, policies and practices relating to the executive’s employment with Citrix;

•	the relocation of our offices at which the executive officer is principally employed by more than 35 miles; or

•	Citrix’s issuance to the executive of a notice of non-renewal of the agreement (as applicable).

The severance payments and benefits described above are subject to the execution of a separation and release agreement containing, among other provisions, a general release of claims in favor of Citrix.

In the event that any payments made in connection with a change in control or termination would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments to our executive officers would be reduced to the maximum amount that can be paid without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to our executive officers. The executive agreements do not provide any “gross-up” payments in connection with a change in control.

With respect to the performance-based equity awards granted to these Named Executive Officers, the award agreements provide that if the executive officer’s employment with our company terminates as a result of the executive’s death, disability (defined under our long-term disability plan) or retirement (defined as termination of employment after attainment of age 65 and provided that the executive officer has at least four years of service with our company), the executive officer will

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remain eligible to earn such performance-based awards on a pro-rata basis at the end of the performance period based on our achievement of the applicable performance metrics. As of December 31, 2017, none of our Named Executive Officers were eligible for retirement under our policy. In addition, our Compensation Committee adopted a policy applicable to these Named Executive Officers providing for the acceleration of vesting of outstanding service-based restricted stock units upon death or disability.

Each of our executive officers is also subject to the terms of a non-solicitation, non-compete and confidentiality and employee non-disclosure agreement with us. The non-solicitation and non-compete obligations, where enforceable, survive the termination of the executive officer’s employment for a period of one year.

Potential Payments

The following table shows potential payments and benefits that would have been provided to each of Messrs.

Calderoni, Henshall, Coyle and Ferrer and Ms. Kimmel upon the occurrence of a change in control and/or certain termination triggering events, assuming such change in control and/or termination event occurred on December 31, 2017. The amounts shown in this table do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•	distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see Nonqualified Deferred Compensation beginning on page 71 for the balances of each Named Executive Officer); and

•	life insurance proceeds in the event of death.

The closing market price of our common stock on December 29, 2017 was $88.00 per share.

Benefit	Involuntary Not for Cause Termination / Good Reason Termination ($)		Change in Control (No Termination) ($)		Involuntary Not for Cause Termination / Good Reason Termination Following Change in Control ($)(1)	Death or Disability ($)(2)
David J. Henshall
Severance	4,500,000		—		6,750,000	1,250,000	(3)
Unvested Equity Awards	9,722,416	(2)	—		17,978,224	11,483,736
Benefits Continuation	23,022		—		23,022	—
Outplacement Services	—		—		—	—
Total	14,245,438		—		24,751,246	12,733,736
Mark M. Coyle
Severance	833,755		—		1,279,125	—
Unvested Equity Awards	1,335,840		—		4,434,408	2,696,232
Benefits Continuation	15,444		—		23,167	—
Outplacement Services	21,250		—		21,250	—
Total	2,206,289		—		5,757,950	2,696,232
Robert M. Calderoni(4)
Severance	—		—		1,125,000	—
Unvested Equity Awards	8,705,768		5,000,000	(5)	8,705,768	8,705,768
Benefits Continuation	—		—		33,957	—
Outplacement Services	—		—		—	—
Total	8,705,768		5,000,000		9,864,725	8,705,768
Mark J. Ferrer
Severance	1,100,000		—		1,650,000	—
Unvested Equity Awards	1,475,936		—		4,427,632	4,427,632
Benefits Continuation	22,638		—		33,957	—
Outplacement Services	21,250		—		21,250	—
Total	2,619,824		—		6,132,839	4,427,632
Donna N. Kimmel
Severance	947,869		—		1,141,875	—
Unvested Equity Awards	2,422,640		—		8,599,712	5,457,936
Benefits Continuation	7,394		—		11,091	—
Outplacement Services	21,250		—		21,250	—
Total	3,399,153		—		9,773,928	5,457,936

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(1)	The value of any performance-based awards included in this column was calculated using actual achievement through December 31, 2017 or the target award level if actual achievement was not available. Actual payout under performance-based awards will not be determined until the end of the performance period.
(2)	The value of any performance-based awards included in this column was calculated using the target award level. For each performance-based award for which the performance period is not complete as of termination, the number of shares earned will be calculated based on actual performance during the performance period and pro-rated for the number of months that elapsed in the performance period prior to such termination.
(3)	Mr. Henshall (or his estate, if applicable) would be entitled to receive his target variable cash compensation on a pro-rata basis for such year.
(4)	In addition to the potential payments and benefits shown in this table, if Mr. Calderoni’s service relationship with Citrix terminates as a result of (a) his non-election as a director by our shareholders, (b) the failure of the Board of Directors to nominate him for re-election at a subsequent annual meeting of shareholders, or (c) either his resignation or agreement not to stand for re-election, each at the request of our Board of Directors (where he is otherwise willing and able to continue in such capacity), Mr. Calderoni’s rights in the unvested portion of any equity awards will vest in full, which would have had a value of $8,705,768 as of December 31, 2017.
(5)	Reflects grant of service-based restricted stock units valued at $5,000,000 to be granted in January 2018, and which were subsequently granted, pursuant to Mr. Calderoni’s Amended and Restated Employment Agreement dated July 7, 2017, filed as Exhibit 10.2 to the Form 8-K filed on July 10, 2017 with the Securities and Exchange Commission.

Mr. Tatarinov is not included in the above table as he resigned from his roles as President and Chief Executive Officer and director of our company in July 2017, upon mutual agreement with our Board of Directors. The terms of the severance and other separation benefits received by Mr. Tatarinov pursuant to his existing employment agreement in connection with his departure from our company are described above under—Former President and Chief Executive Officer.

In September 2017, Mr. Sartorius announced his retirement from Citrix. We entered into a letter agreement with Mr. Sartorius in connection with his retirement in order to effect an orderly transition of leadership of the worldwide sales and services function. Subject to Mr. Sartorius remaining with Citrix through March 31, 2018, the letter agreement provided for Mr. Sartorius to receive the payments and benefits that he would have received under his existing executive agreement if his employment had been terminated without cause. Mr. Sartorius received payments and benefits under the terms of his executive agreement and the related separation and release agreement consisting of a cash payment of $1,100,000, accelerated vesting of service-based equity awards of $1,882,170 (consisting of 20,282 restricted stock units multiplied by a per share price of $92.80, which was the closing price per share of our common stock on March 29, 2018, the last trading day prior to Mr. Sartorius’ retirement), and benefits continuation of approximately $15,348.

Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the

Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Nanci E. Caldwell

Ajei S. Gopal

Graham V. Smith

Godfrey R. Sullivan

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Compensation Committee Interlocks and Insider Participation

From January through December 2017, Ms. Caldwell, Mr. Smith and Mr. Sullivan served as members of the Compensation Committee. Dr. Gopal joined the Compensation Committee in September 2017. No member of our Compensation Committee was an employee or former employee of our company or any of our subsidiaries. During the past year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

Pay Ratio Disclosure

Pay Ratio Disclosure

We strive to provide competitive benefits and compensation programs that meet the diverse needs of our employees. Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every Citrix employee reflects the level of their job responsibilities and is competitive with our peer group. Our team is global, with over half our workforce located outside of the United States, and we believe it is important to be consistent in how employees are rewarded. We have differences in our programs to meet competitive needs and comply with local customs and laws, and strive to provide offerings that reflect local market practices. Compensation rates are benchmarked and set to be market-competitive in the country in which the jobs are performed.

Each part of our compensation program encourages and rewards both individual performance and the company’s results and can include base salary, variable cash compensation, commissions, equity awards and other benefits.

Under the rules adopted pursuant to the Dodd-Frank Act of 2010, Citrix is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Citrix’s CEO. We describe our methodology and the resulting CEO pay ratio below.

The SEC rules for identifying the median paid employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our Chief Executive Officer pay ratio, as other companies have offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their CEO pay ratios.

Pay Ratio Methodology

Median Employee Determination

We determined that as of December 31, 2017, we had approximately 7,500 employees at Citrix. We used this employee population to determine the median employee.

Under the relevant rules, we are required to identify the median employee using a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual total direct compensation of our employees. Specifically, we identified the median employee using all elements of cash compensation. We excluded the value of benefits that were not paid in cash and equity. We did not adjust the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. We, however, annualized the compensation of all permanent full-time employees who were hired in 2017 but did not work for Citrix for the full year. We did not make any cost-of-living adjustments in identifying the median employee. For purposes of this calculation, we converted all local currency to USD based

2018 Proxy Statement	79

on the average exchange rates over the twelve months ended December 31, 2017.

Using this methodology, we determined that the median employee was a full-time salaried employee located in the United States who was awarded variable cash compensation and equity awards during 2017.

Calculating the Total Annual Compensation of the Median Employee and the Pay Ratio

After we determined the median employee, we calculated that employee’s total annual compensation in the same manner we calculate our President and Chief Executive Officer’s total annual compensation in the 2017 Summary Compensation Table on page 64. We had two individuals in the role of President and Chief Executive Officer during

2017. We elected to use the compensation of Mr. Henshall, our active President and Chief Executive Officer as of December 31, 2017, for purposes of determining the pay ratio. We determined that the median employee’s 2017 annual total compensation was $118,631. Our President and Chief Executive Officer’s annual total compensation as reported in the 2017 Summary Compensation Table was $10,321,289. As a result, the ratio of the annual total compensation of our Chief Executive Officer and President, to the annual total compensation of the median employee was 87 to 1.

Neither the Compensation Committee nor Citrix management used this pay ratio measure in making compensation decisions. Given the differences in calculation methodology, our pay ratio should not be used as a basis for comparison across companies.

Related Party Transactions Policies and Procedures and Transactions with Related Persons

In accordance with its charter, the Nominating and Corporate Governance Committee reviews, approves and ratifies any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

In considering any related person transaction, the Nominating and Corporate Governance Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Nominating and Corporate Governance Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Nominating and Corporate Governance Committee reports its determination regarding any related person transaction to our full Board of Directors.

Since the beginning of 2017, there were no related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under SEC rules.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 28, 2018:

•	by each person who is known by Citrix to beneficially own more than 5% of our outstanding shares of common stock; †

•	by each of our directors and nominees;

•	by each of our executive officers named in the Summary Compensation Table set forth above under Executive and Director Compensation – Summary of Executive Compensation; and

•	by all of our directors and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
FMR LLC(3) 245 Summer Street Boston, MA 02210	16,533,983	12.12%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	14,819,257	10.87%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	9,653,333	7.08%
ClearBridge Investments, LLC(6) 620 8th Avenue New York, NY 10018	7,134,125	5.23%
David J. Henshall(7)	213,525	*
Carlos E. Sartorius(8)	126,953	*
Robert M. Calderoni(9)	123,499	*
Kirill Tatarinov	58,612	*
Godfrey R. Sullivan(10)	42,487	*
Donna N. Kimmel (11)	33,277	*
Mark M. Coyle (12)	25,552	*
Murray J. Demo (13)	7,487	*
Peter J. Sacripanti(14)	2,381	*
Robert D. Daleo(15)	181	*
Nanci E. Caldwell(16)	—	*
Jesse A. Cohn(17)	—	*
Ajei S. Gopal	—	*
Graham V. Smith(18)	—	*
Mark J. Ferrer	—	*
All executive officers, directors and nominees as a group (20 persons)(19)	768,107	*

†	Based solely on a Schedule 13D filed on June 11, 2015 (as amended through July 28, 2016) with the SEC by Elliott Associates, L.P., or Elliott, Elliott International, L.P., or Elliott International, and Elliott International Capital Advisors Inc., or EICA, and collectively with Elliott and Elliott International, the Elliott Reporting Entities, Elliott has sole voting power and sole dispositive power with regard to 2,280,171 shares, and Elliott International and EICA each have shared voting power and shared dispositive power with regard to 4,426,373 shares. Collectively, the Elliott Reporting Entities beneficially own 6,706,544 shares, which, based on 136,372,948 shares of Common Stock outstanding as of February 28, 2017, is equal to approximately 4.92% of our outstanding Common Stock as of such date, and therefore have not been included in the table above. In addition, Elliott, through The Liverpool Limited Partnership, a Bermuda limited partnership and a wholly-owned subsidiary of Elliott, or Liverpool, and Elliott International have entered into notional principal amount derivative agreements, or the Derivative Agreements, in the form of cash settled swaps with respect to 2,198,100 and 4,266,900 shares, respectively. The Derivative Agreements provide Elliott and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are referenced in the Derivative Agreements. In the Schedule 13D, the Elliott Reporting Entities have disclaimed beneficial ownership of the shares referenced in the Derivative Agreements.
*	Represents less than 1% of the outstanding common stock.

2018 Proxy Statement	81

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units held by the respective person or group that will vest within 60 days of February 28, 2018 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 28, 2018. Pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors, our non-employee directors may elect to defer their annual equity awards and cash fees and as a result, this table reflects no beneficial ownership for certain non-employee directors who have elected deferral. Please see the discussion above under the heading Outside Directors’ Deferred Compensation Program for Non-Employee Directors for additional details on our deferral program.
(2)	Applicable percentage of ownership is based upon 136,372,948 shares of common stock outstanding as of February 28, 2018.
(3)	With respect to information relating to FMR LLC, we have relied solely on information supplied by such entity on a Schedule 13G filed with the SEC on January 10, 2018. Per the Schedule 13G, FMR held sole voting power over 379,065 shares and sole dispositive power over 16,533,983 shares.
(4)	With respect to information relating to The Vanguard Group, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on March 12, 2018. Per the Schedule 13G/A, Vanguard held sole voting power over 206,559 shares, shared voting power over 44,559 shares, sole dispositive power over 14,587,033 shares, and shared dispositive power over 232,224 shares.
(5)	With respect to information relating to BlackRock, Inc., we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on January 29, 2018. Per the Schedule 13G/A, BlackRock held sole voting power over 8,315,532 shares and sole dispositive power over 9,653,333 shares.
(6)	With respect to information relating to ClearBridge Investments, LLC, we have relied solely on information supplied by such entity on a Schedule 13G/A filed with the SEC on February 14, 2018. Per the Schedule 13G/A, Clearbridge held sole voting power over 6,874,815 shares and sole dispositive power over 7,134,125 shares.
(7)	Includes 32,555 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018.
(8)	Includes 48,759 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018.
(9)	Includes 3,510 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018.
(10)	Includes 528 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018.
(11)	Includes 16,265 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018.
(12)	Includes 11,412 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018.
(13)	Includes 528 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018.
(14)	Includes 528 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018. In addition, Mr. Sacripanti currently holds 9,114 vested deferred restricted stock units pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors.
(15)	In addition, Mr. Daleo currently holds 32,125 vested deferred restricted stock units pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors.
(16)	Ms. Caldwell currently holds 29,875 vested restricted stock units pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors.
(17)	Mr. Cohn currently holds 15,010 vested restricted stock units pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors.
(18)	Mr. Smith currently holds 10,967 vested restricted stock units pursuant to our Outside Directors’ Deferred Compensation Program for non-employee directors.
(19)	Includes 162,056 shares of common stock issuable upon settlement of restricted stock units that will vest within 60 days of February 28, 2018.

Cooperation Agreement with Elliott

In July 2015, we entered into a cooperation agreement with affiliates of Elliott Management, or Elliott, a significant investor in our company. Pursuant to this agreement, we agreed to the initial appointment of Jesse A. Cohn, Elliott’s Partner and head of U.S. equity activism, to our Board of Directors, and Elliott agreed to vote all shares of Citrix common stock owned by Elliott in favor of the directors nominated by our Board and in accordance with management’s recommendations with respect to any other proposals (other than those relating to extraordinary transactions) at any annual meeting of Citrix shareholders at which Mr. Cohn (or another Elliott designee) has been nominated by our Board of Directors for election as a director. Also, Elliott agreed to certain standstill restrictions

82

that will continue until our Board fails to re-nominate Mr. Cohn as a director for election at an annual meeting or the date that Mr. Cohn resigns as a director. These standstill restrictions include not engaging in any solicitation of proxies or consents with respect to the election or removal of directors; forming or joining a “group” with respect to our common stock and other voting securities of Citrix; beneficially owning more than 9.9% of the voting power of, or economic exposure to, our common stock; making or participating in any extraordinary transaction, including tender offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other similar transaction involving Citrix; seeking, alone or in concert with others, representation on our Board of Directors or the removal of any member of our Board of Directors; or making any shareholder proposal. These standstill restrictions terminate automatically upon certain events, including in the event of certain extraordinary transactions involving our company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of our common stock. Based on our review of the copies of such filings for the year ended December 31, 2017, we believe that all Section 16(a) filing requirements were complied with during the year ended December 31, 2017.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers and certain other individuals in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure certain performance-based awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The Compensation Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

2018 Proxy Statement	83

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information (in thousands, except for option price) as of December 31, 2017, with respect to the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of:

•	Amended and Restated 2005 Equity Incentive Plan (which we refer to as the 2005 Stock Plan);

•	Amended and Restated 2014 Plan;

•	2015 Employee Stock Purchase Plan; and

•	Certain other equity compensation plans that we have assumed in connection with acquisitions.

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted- average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	4,673,486	$49.02	38,261,261
Equity compensation plans not approved by security holders(2)	1,971	$9.23	0
Total	4,675,457	$49.01	38,261,261

(1)	Includes securities issuable upon exercise of outstanding options and rights that were granted pursuant to our 2005 Stock Plan. No additional awards will be granted under this plan. Also includes securities issuable upon exercise of outstanding options and rights that have been issued pursuant to the Amended and Restated 2014 Plan, which is currently available for future grants. Also includes securities remaining available for future issuance under our 2015 Employee Stock Purchase Plan.
(2)	Consists of the following plans assumed by us in acquisitions: Zenprise Inc. Second Amended and Restated 2004 Stock Option/Stock Issuance Plan and Sanbolic Inc. 2014 Restricted Stock Unit Plan. Each such plan is immaterial to Citrix and their principal features are substantially similar to those in the Amended & Restated 2014 Plan.

Equity Compensation Plans

We are currently granting stock-based awards from our Amended and Restated 2014 Plan and our 2015 Employee Stock Purchase Plan, which are overseen by the Compensation Committee of our Board of Directors.

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Part 5 Audit Committee Matters

Report of the Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of Citrix and the audits of the consolidated financial statements of Citrix on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2017, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed Citrix’s disclosure controls and procedures and internal control over financial reporting.

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Messrs. Daleo and Demo each qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has reviewed Citrix’s audited consolidated financial statements at December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and has discussed them with both management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the overall scope and plan for their annual audit for 2017. The Audit Committee met separately with Ernst & Young in its capacity as Citrix’s independent registered public accountants, with and without management present, to discuss the results of Ernst & Young’s procedures, its evaluations of Citrix’s internal control over financial reporting, and the overall quality of its financial reporting, as applicable.

The Audit Committee reviewed and discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with Ernst & Young its independence from management and Citrix, including the matters in the written disclosures and letter from independent accountants required by PCAOB Rule 3526 and considered the compatibility of non-audit services with the registered public accountants’ independence.

Based on the Audit Committee’s review of the financial statements and the reviews and discussions referred to above, it concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in Citrix’s Annual Report on Form 10-K for the year ended December 31, 2017.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Citrix specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee,

Robert D. Daleo

Murray J. Demo

Peter J. Sacripanti

2018 Proxy Statement	85

Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered to us by Ernst & Young during the fiscal years ended December 31, 2017 and December 31, 2016.

	2017	2016
Audit Fees	$6,058,999	$7,943,533
Audit-Related Fees	$570,147	$202,982
Tax Fees	$2,905,176	$4,606,855
All Other Fees	$2,500	—
Total	$9,536,822	$12,753,370

Audit Fees

Audit fees consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim financial statements included in our quarterly reports on Form 10-Q, and services in connection with international statutory audits, regulatory filings, and accounting consultations. Audit Fees for both years also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Audit-Related Fees for 2017 and 2016 consist of fees for services for the annual audits of employee benefit plans. Audit-Related Fees for 2017 and 2016 also include fees for professional services rendered for potential business combinations, internal control reviews and assistance with assessing the impact of proposed standards, rules or interpretations proposed by standard-setting bodies.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance and consulting. Tax compliance fees were $2,006,828 for 2017 and $3,717,189 for 2016. Tax Fees also include fees of $898,348 for 2017 and 889,666 for 2016 for services rendered for tax examination assistance, tax research and tax planning services in the countries in which we do business.

Other Fees

Other Fees for 2017 consist of fees for publications and on-line subscriptions and materials.

Audit Partner Rotation

In accordance with SEC rules and Ernst & Young policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to Citrix. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves meetings among the Chair of the Audit Committee, our Chief Financial Officer and the candidate for the role, as well as discussion by the full Audit Committee and with other members of management.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, which we refer to as the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to Citrix have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit-related, tax and all other services provided to us by Ernst & Young in 2017 and 2016 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in 2017 and 2016 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see Our Board Committees beginning on page 25.

86

Part 6 Proposals to be Voted on at the Meeting

Proposal 1

Election of Director Nominees

Our Board of Directors currently consists of ten members. In April 2018, we announced that Godfrey R. Sullivan and Graham V. Smith would not be standing for re-election at the 2018 Annual Meeting. Mr. Sullivan and Mr. Smith each advised the company that the decision not to stand for re-election did not involve any disagreement with the company. As a result, the size of our Board of Directors is expected to decrease to eight members after the 2018 Annual Meeting. Directors elected at this meeting will serve a term of one year. The table below sets forth the nominees for directors at the 2018 Annual Meeting.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the Board members, listed in the chart below, for re-election and has recommended that each be elected to the Board of Directors, each to hold office until the annual meeting of shareholders to be held in the year 2019 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. All of the nominees are current directors whose terms expire at the 2018 Annual Meeting. The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

This proposal for the election of directors relates solely to the election of eight directors nominated by our Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any of our shareholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE FOLLOWING NOMINEES:

Nominee’s or Director’s Name	Director Since	Position(s) with Citrix
Robert M. Calderoni	2014	Executive Chairman
Nanci E. Caldwell	2008	Lead Independent Director
Jesse A. Cohn	2015	Director
Robert D. Daleo	2013	Director
Murray J. Demo	2005	Director
Ajei S. Gopal	2017	Director
David J. Henshall	2017	President, Chief Executive Officer and Director
Peter J. Sacripanti	2015	Director

2018 Proxy Statement	87

Proposal 2

Ratification of Appointment of

Independent Registered Public

Accounting Firm

The Audit Committee has retained the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Ernst & Young has served as our independent registered public accounting firm since 1989. The Audit Committee reviewed and discussed the prior performance of Ernst & Young and its selection of Ernst & Young for the fiscal year ending December 31, 2018. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to our shareholders for ratification. Even if the selection of Ernst & Young is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of Citrix and our shareholders.

We expect that a representative of Ernst & Young will attend our 2018 Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG AS CITRIX’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2018.

88

Proposal 3

Advisory Vote to Approve the

Compensation of Our Named

Executive Officers

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal, commonly known as a say-on-pay proposal, gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices.

As discussed under Compensation Discussion and Analysis beginning on page 35, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational effectiveness. We believe that our compensation programs for our Named Executive Officers are instrumental in helping us achieve our strategic and financial performance and, during this transition period for our company, to

retain our Named Executive Officers in order to drive execution of our strategic and operational initiatives. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at our 2018 Annual Meeting:

“RESOLVED, that Citrix’s shareholders approve, on an advisory basis, the compensation of Citrix’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).”

The vote is advisory, and therefore not binding on Citrix, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE APPROVAL OF, ON AN ADVISORY BASIS, THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

2018 Proxy Statement	89

Part 7 Additional Information

Other Matters

The Board of Directors knows of no other matters to be brought before the 2018 Annual Meeting. If any other matters are properly brought before the 2018 Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Shareholder Proposals

Proposals of shareholders intended for inclusion in the Proxy Statement to be furnished to all shareholders entitled to vote at our 2019 Annual Meeting of Shareholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received at our principal executive offices not later than December 21, 2018. All such proposals must comply with Rule 14a-8 under the Securities Exchange Act.

In order to be properly brought before the 2019 Annual Meeting, a shareholder’s notice of (a) nomination of a director candidate to be included in our Proxy Statement and proxy pursuant to Section 1.11 of our Bylaws (a “proxy access nomination”) or (b) any proposal other than a matter brought pursuant to Rule 14a-8 or a proxy access nomination, must be received by our Secretary at our principal executive offices between November 21, 2018 and December 21, 2018. However, in the event that an annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary of the date of the Proxy Statement furnished to shareholders in connection with the preceding year’s annual meeting, then, in order to be timely, a shareholder’s notice must be received by our Secretary not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (1) the 60th day prior to such annual meeting or (2) the close of business on the 10th day following the day on which we first publicly announce the date of such annual meeting. A shareholder’s notice to our Secretary must set forth the information required by our Bylaws with respect to such proxy access nomination or proposal. If a shareholder makes a timely notification, discretionary voting authority with respect to the shareholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a notice was received by Citrix, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to our principal executive offices at Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary.

Expenses and Solicitation

The cost of solicitation of proxies will be borne by Citrix and, in addition to soliciting shareholders by mail and via the Internet through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Citrix registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some shareholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We have retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement of expenses.

90

Delivery of Documents to Shareholders Sharing an Address

If you share an address with any of our other shareholders, your household might receive only one copy of the Proxy Statement, Annual Report and Notice, as applicable. To request individual copies of any of these materials for each shareholder in your household, please contact Investor Relations, Citrix Systems, Inc., 851 West Cypress Creek

Road, Fort Lauderdale, Florida 33309 (telephone: 954-229-5758). We will deliver copies of the Proxy Statement, Annual Report and/or Notice promptly following your written or oral request. To ask that only one copy of any of these materials be mailed to your household, please contact your broker.

Note Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this Proxy Statement do not constitute guarantees of future performance. Investors are cautioned that statements in this Proxy Statement, which are not strictly historical statements, including, without limitation, statements regarding management’s plans, business initiatives, objectives, strategies and goals, constitute forward-looking statements. The forward-looking statements in this Proxy Statement are not guarantees of future performance. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, risks associated with the success and growth of the company’s product lines, including competition, demand and pricing dynamics and the impact of our transition to new business models, including a subscription model; the impact of U.S. tax reform, including unanticipated transition taxes, changes in valuation of tax assets and liabilities, non-renewal of tax credits or exposure to additional tax liabilities; the impact of the global economy, volatility in global stock markets, foreign exchange rate volatility and uncertainty in the IT spending environment; the risks associated with maintaining the security of our products, services, and networks, including securing customer data stored by our services; changes in Citrix’s pricing and licensing models, promotional programs and product mix, all of which may impact Citrix’s revenue recognition; increased competition in markets for Citrix’s virtualization and networking products and secure data services and the introduction of new products by competitors or the entry of new competitors into these markets; the concentration of customers in Citrix’s networking business; the company’s ability to develop, maintain a high level of quality and commercialize new products and services while growing its established virtualization and networking products and services; changes in our revenue mix towards products and services with lower gross margins; seasonal fluctuations in the company’s business; failure to execute Citrix’s sales and marketing plans; failure to successfully partner with key distributors, resellers, system integrators, service providers and strategic partners and the company’s reliance on the success of those partners for the marketing and distribution of the company’s products; the company’s ability to maintain and expand its business in large enterprise accounts and reliance on large service provider customers; the size, timing and recognition of revenue from significant orders; the success of investments in its product groups, foreign operations and vertical and geographic markets; the recruitment and retention of qualified employees; transitions in key personnel and succession risk, including transitions in the company’s executive leadership; risks in effectively controlling operating expenses; ability to effectively manage our capital structure and the impact of related changes on our operating results and financial condition; the effect of new accounting pronouncements on revenue and expense recognition; the ability of Citrix to make suitable acquisitions on favorable terms in the future; risks associated with Citrix’s acquisitions and divestitures, including failure to further develop and successfully market the technology and products of acquired companies, failure to achieve or maintain anticipated revenues and operating performance contributions from acquisitions, which could dilute earnings, the retention of key employees from acquired companies, difficulties and delays integrating personnel, operations, technologies and products, disruption to our ongoing business and diversion of management’s attention from our ongoing business, and failure to realize expected benefits or synergies from divestitures; failure to comply with federal, state and international regulations; litigation and disputes, including challenges to our intellectual property rights or allegations of infringement of the intellectual property rights of

2018 Proxy Statement	91

others; the inability to further innovate our technology or enter into new businesses due to the intellectual property rights of others; the ability to maintain and protect our collection of brands; charges in the event of a write-off or impairment of acquired assets, underperforming businesses, investments or licenses; international market readiness, execution and other risks associated with the markets for Citrix’s products and services; risks related to servicing our debt; risks of political uncertainty and social turmoil; and other risks detailed in Citrix’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this Proxy Statement.

92

Notice of 2018 Annual Meeting of Shareholders and

# Proxy Statement

Annual Meeting Voting

Shareholder Materials

CITRIX®

citrix.com

    CITRIX SYSTEMS, INC.

    ATTN: LEGAL DEPARTMENT

    15 Network Drive

    Burlington, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Easter Time on 06/05/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Citrix Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on 06/05/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  —  — — — —  —  —  —  —  — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees and proposals:

1.	Election of Directors

	Nominees	For	Against	Abstain

1a.	Robert M. Calderoni	☐	☐	☐

1b.	Nanci E. Caldwell	☐	☐	☐

1c.	Jesse A. Cohn	☐	☐	☐

1d.	Robert D. Daleo	☐	☐	☐

1e.	Murray J. Demo	☐	☐	☐

1f.	Ajei S. Gopal	☐	☐	☐

1g.	David J. Henshall	☐	☐	☐

1h.	Peter J. Sacripanti	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐

Please indicate if you plan to attend this meeting		☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2018	☐	☐	☐

3.	Advisory vote to approve the compensation of the company’s named executive officers	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

0000377533_1     R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

Proxy

Citrix Systems, Inc.

Proxy for Annual Meeting of Shareholders on June 6, 2018

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Citrix Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 20, 2018, and hereby appoints David J. Henshall and Andrew H. Del Matto, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, United States, on June 6, 2018 at 4:00 p.m. Eastern Time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2 AND 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000377533_2    R1.0.1.17